SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☒	Definitive Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LENDER PROCESSING SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Lender Processing Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

April 14, 2009

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of stockholders of Lender Processing Services, Inc. The meeting will be held on May 28, 2009 at 10:00 a.m., Eastern Daylight Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

•	who can vote; and

•	the different methods you can use to vote, including the telephone, Internet and traditional paper proxy card.

Whether or not you plan to attend the annual meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes. This will help us avoid the expense of sending follow-up letters to ensure that a quorum is represented at the annual meeting, and will assure that your vote is counted if you are unable to attend.

On behalf of the Board of Directors, I thank you for your cooperation.

Sincerely,

Jeffrey S. Carbiener
President and Chief Executive Officer

Lender Processing Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Lender Processing Services, Inc.:

Notice is hereby given that the 2009 Annual Meeting of Stockholders of Lender Processing Services, Inc. will be held on May 28, 2009 at 10:00 a.m., Eastern Daylight Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204 for the following purposes:

1. to elect two Class I directors to serve until the 2012 annual meeting of stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2. to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2009 fiscal year;

3. to consider and approve the Lender Processing Services, Inc. 2008 Omnibus Incentive Plan;

4. to consider and approve the Lender Processing Services, Inc. Annual Incentive Plan; and

5. to transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors set March 30, 2009 as the record date for the meeting. This means that owners of Lender Processing Services, Inc. common stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

All stockholders are cordially invited to attend the meeting in person. However, even if you plan to attend the annual meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the meeting. You may vote your shares through the Internet, by telephone, or by mailing the enclosed proxy card. Instructions for our registered stockholders are described under the question “How do I vote?” on page 2 of the proxy statement.

Sincerely,

Todd C. Johnson
Executive Vice President, General
Counsel and Corporate Secretary

Jacksonville, Florida
April 14, 2009

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

Lender Processing Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

PROXY STATEMENT

The enclosed proxy is solicited by the board of directors of Lender Processing Services, Inc. (the “Company” or “LPS”) for use at the Annual Meeting of Stockholders to be held on May 28, 2009 at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The meeting will be held in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204.

It is anticipated that such proxy, together with this proxy statement, will be first mailed on or about April 14, 2009 to all stockholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 854-5100.

GENERAL INFORMATION ABOUT THE COMPANY

Unless stated otherwise or the context otherwise requires, all references in this proxy statement to “us,” “we,” “our,” “LPS” or the “Company,” are to Lender Processing Services, Inc., a Delaware corporation that was incorporated in December 2007 as a wholly-owned subsidiary of FIS, and its subsidiaries; all references to “FIS,” the “former parent,” or the “holding company” are to Fidelity National Information Services, Inc., a Georgia corporation formerly known as Certegy Inc., and its subsidiaries, that owned all of LPS’s shares until July 2, 2008; all references to “former FIS” are to Fidelity National Information Services, Inc., a Delaware corporation, and its subsidiaries, prior to the Certegy merger described below; all references to “old FNF” are to Fidelity National Financial, Inc., a Delaware corporation that owned a majority of FIS’s shares through November 9, 2006; and all references to “FNF” are to Fidelity National Financial, Inc. (formerly known as Fidelity National Title Group, Inc.), formerly a subsidiary of old FNF.

Prior to July 2, 2008, the Company was a wholly-owned subsidiary of FIS. In October 2007, the board of directors of FIS approved a plan of restructuring pursuant to which FIS would spin off its lender processing services segment to its shareholders in a tax free distribution. Pursuant to this plan of restructuring, on June 16, 2008, FIS contributed to us all of its interest in the assets, liabilities, businesses and employees related to FIS’s lender processing services operations in exchange for a certain number of shares of our common stock and $1,585.0 million aggregate principal amount of our debt obligations. On July 2, 2008, FIS distributed to its shareholders a dividend of one-half share of our common stock, par value $0.0001 per share, for each issued and outstanding share of FIS common stock held on June 24, 2008, which we refer to as the “spin-off.” Also on July 2, 2008, FIS exchanged 100% of our debt obligations for a like amount of FIS’s existing Tranche B Term Loans issued under its Credit Agreement dated as of January 18, 2007. The spin-off was tax-free to FIS and its shareholders, and the debt-for-debt exchange undertaken in connection with the spin-off was tax-free to FIS.

FIS is the result of the February 2006 merger of Certegy Inc. and former FIS, which we refer to as the Certegy merger. Certegy, Inc. survived the merger and was renamed Fidelity National Information Services, Inc. Prior to the Certegy merger, former FIS was a majority-owned subsidiary of old FNF. Old FNF merged into our former parent in November 2006 as part of a reorganization, which included old FNF’s spin-off of Fidelity National Title Group, Inc. Fidelity National Title Group, Inc. was renamed Fidelity National Financial, Inc. following this reorganization, and we refer to it as FNF.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Your shares can be voted at the annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

Who is entitled to vote?

All record holders of LPS common stock as of the close of business on March 30, 2009 are entitled to vote. On that day, 95,514,025 shares were issued and outstanding and eligible to vote, and there were 8,427 stockholders of record. Each share is entitled to one vote on each matter presented at the annual meeting.

What shares are covered by the proxy card?

The proxy card covers all shares held by you of record (i.e., shares registered in your name), and any shares held for your benefit in LPS’s 401(k) plan and Employee Stock Purchase Plan.

What if I am a beneficial holder rather than an owner of record?

If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

How do I vote?

There are three ways to vote by proxy, other than by attending the annual meeting and voting in person:

•	by mail, using the enclosed proxy card and return envelope;

•	by telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

•	by Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to the Chairman of our board of directors and our President and Chief Executive Officer, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the board for such proposal.

On what am I voting?

You will be asked to consider four proposals at the annual meeting.

•	Proposal No. 1 asks you to elect two Class I directors to serve until the 2012 annual meeting of stockholders.

•	Proposal No. 2 asks you to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year.

•	Proposal No. 3 asks you to approve the Lender Processing Services, Inc. 2008 Omnibus Incentive Plan, or the omnibus plan.

•	Proposal No. 4 asks you to approve the Lender Processing Services, Inc. Annual Incentive Plan, or the annual incentive plan.

What happens if other matters are raised at the meeting?

Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the meeting in accordance with the procedures specified in LPS’s certificate of incorporation and bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgment.

What if I submit a proxy and later change my mind?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: giving written notice to the Corporate Secretary; submitting another proxy bearing a later date (in any of the permitted forms); or casting a ballot in person at the annual meeting.

Who will count the votes?

Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

How many votes must each proposal receive to be adopted?

The following votes must be received:

•	For Proposal No. 1 regarding the election of directors, the two people receiving the largest number of votes cast at the annual meeting will be elected as directors.

•	For Proposal No. 2 regarding the ratification of KPMG LLP, under Delaware law the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote would be required for approval.

•	For Proposal No. 3 regarding the approval of the omnibus plan, under Delaware law and in order to satisfy the requirements of Section 162(m) of the Internal Revenue Code, or the Code, the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote would be required for approval. Additionally, in order to satisfy the listing standards of the New York Stock Exchange, or NYSE, the total vote cast with respect to the proposal concerning the omnibus plan must represent more than 50% of the total number of shares entitled to vote on the proposal, and a majority of the shares voted must be voted in favor of the proposal.

•	For Proposal No. 4 regarding approval of the annual incentive plan, under Delaware law and in order to satisfy the requirements of Section 162(m) under the Code, the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote would be required for approval.

What constitutes a quorum?

A quorum is present if a majority of the outstanding shares of common stock entitled to vote is represented. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

What are broker non-votes?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the NYSE, such as election of directors or ratification of auditors. Nominees cannot vote on non-routine matters, unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.” For purposes of the Delaware law requirement that a proposal receive the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote, broker non-votes will have no effect. With respect to Proposal No. 3, a broker non-vote is not a vote “cast” for purposes of the NYSE listing standard that requires that the total vote cast on Proposal No. 3 must represent more than 50% of the total number of shares entitled to vote on the proposal.

What effect does an abstention have?

With respect to Proposal No. 1, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. For purposes of the Delaware law requirement that a proposal receive the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote, abstentions will have the effect of a vote against the proposals. With respect to Proposal No. 3, an abstention or direction to withhold authority is a vote “cast” for purposes of the NYSE listing standard that requires that the total vote cast on Proposal No. 3 must represent over 50% of the total number of shares entitled to vote on the proposal.

Who pays the cost of soliciting proxies?

We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Stockholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Morrow & Co. to assist in the solicitation of proxies for an estimated fee of $12,500, plus reimbursement of expenses.

What if I share a household with another stockholder?

We have adopted a procedure approved by the Securities and Exchange Commission, or SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Annual Reports and/or Proxy Statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact our transfer agent, Computershare Investor Services, LLC (in writing: 2 North LaSalle Street, Chicago, Illinois 60602; or by telephone: (800) 568-3476). If you participate in householding and wish to receive a separate copy of the 2008 Annual Report or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of future Annual Reports and/or Proxy Statements, please contact Computershare Investor Services, LLC as indicated above. Beneficial stockholders can request information about householding from their banks, brokers or other holders of record. The Company hereby undertakes to deliver promptly upon written or oral request, a separate copy of the annual report to stockholders, or proxy statement, as applicable, to a Company stockholder at a shared address to which a single copy of the document was delivered.

CERTAIN INFORMATION ABOUT OUR DIRECTORS

Information About the Nominees for Election

The names of the nominees for election as directors of the Company and certain biographical information concerning each of them is set forth below:

			Director
Name	Position with LPS	Age(1)	Since

Marshall Haines	Director Chairman of the Corporate Governance and Nominating Committee and the Compensation Committee, Member of the Audit Committee	41	2008
James K. Hunt	Director Chairman of the Audit Committee, Member of the Corporate Governance and Nominating Committee and the Compensation Committee	57	2008

(1)	As of April 1, 2009.

Marshall Haines.  Marshall Haines has served as a director of our company since May 2008. He served as a director of FIS from February 2006 until the spin-off date. Since March 2004, Mr. Haines has been a principal of

Tarrant Partners, L.P., an affiliate of Texas Pacific Group. Prior to joining Tarrant Partners, Mr. Haines worked with Bain Capital for ten years, specializing in leveraged buyout transactions in a variety of industries.

James K. Hunt.  James K. Hunt has served as a director of our company since May 2008. He served as a director of FIS from April 2006 until the spin-off date. Since May 2007, Mr. Hunt has served as Chief Executive Officer and Chief Investment Officer of THL Credit Group, L.P., a credit affiliate of Thomas H. Lee Partners, L.P. providing capital to public and private companies for growth, recapitalizations, leveraged buyouts and acquisitions. Previously, Mr. Hunt founded and was CEO and Managing Partner of Bison Capital Asset Management, LLC, a private equity firm, since 2001. Prior to founding Bison Capital, Mr. Hunt was the President of SunAmerica Corporate Finance and Executive Vice President of SunAmerica Investments (subsequently, AIG SunAmerica). Mr. Hunt also serves as a director of Primus Guaranty, Ltd.

Information About Our Directors Continuing in Office

Term Expiring 2010

			Director
Name	Position with LPS	Age(1)	Since

Jeffrey S. Carbiener	Director President and Chief Executive Officer Member of the Executive Committee	46	2009
John F. Farrell, Jr.	Director Member of the Audit Committee	71	2009

(1)	As of April 1, 2009.

Jeffrey S. Carbiener.  Jeffrey S. Carbiener has served as the President and Chief Executive Officer of LPS since the spin-off and has served as a director of LPS since March 2009. He served as Executive Vice President and Chief Financial Officer of FIS from February 2006 until the spin-off, and served as the Executive Vice President and Group Executive, Check Services of Certegy from June 2001 until the time of the Certegy merger in February 2006. Prior to joining Certegy, Mr. Carbiener served as Senior Vice President, Equifax Check Solutions, a unit of Equifax Inc., from February 1998 until June 2001.

John F. Farrell, Jr.  John F. Farrell, Jr. has served as a director of LPS since March 2009. Mr. Farrell is a private investor and has been since 1997. From 1985 through 1997 he was Chairman and Chief Executive Officer of North American Mortgage Company. Mr. Farrell served on the board of directors of FNF from October 2005 until March 2009, and served on the board of old FNF from 2000 until it was merged into FIS in November 2006.

Term Expiring in 2011

			Director
Name	Position with LPS	Age(1)	Since

Lee A. Kennedy	Director Chairman of the Board Member of the Executive Committee	58	2008
Philip G. Heasley	Director Member of the Compensation Committee and the Corporate Governance and Nominating Committee	59	2009

(1)	As of April 1, 2009.

Lee A. Kennedy.  Lee A. Kennedy has served as a director of our company since May 2008 and as Chairman of our Board since March 2009. He has served as a director and as President and Chief Executive Officer of FIS since February 2006. Prior to the Certegy merger in February 2006, Mr. Kennedy had served as the Chief Executive Officer of Certegy since March 2001 and as the Chairman of Certegy since February 2002. Prior to that, he served as

President, Chief Operating Officer and director of Equifax Inc., a provider of consumer credit and other business information, from June 1999 until Certegy was spun off from Equifax in June 2001.

Philip G. Heasley.  Philip G. Heasley has served as a director of LPS since March 2009. Mr. Heasley has served as the President and CEO of ACI Worldwide, Inc. since May 2005. From 2003 until May 2005, he served as Chairman and Chief Executive Officer of Paypower LLC. Prior to that, Mr. Heasley served as Chairman and Chief Executive Officer of First USA Bank from 2000 to 2003. Before First USA, Mr. Heasley spent 13 years in executive positions at U.S. Bancorp, including six years as Vice Chairman and two years as President and Chief Operating Officer. Mr. Heasley served on the board of directors of FNF from October 2005 until March 2009, and served on the board of old FNF from 2000 until it was merged into FIS in November 2006. Mr. Heasley also serves as a director of ACI Worldwide, Inc. and Tier Technologies, Inc.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

The Certificate of Incorporation of the Company provides that our Board shall consist of not less than one nor more than fourteen directors. Our board determines the number of directors within these limits, and the current number of directors is set at six. Our directors are divided into three classes, each class as nearly equal in number as possible. The term of office of only one class of directors expires in each year. The directors elected at this annual meeting will hold office for a term of three years or until their successors are elected and qualified.

At this annual meeting, the following persons, each of whom is a current director of the Company, have been nominated to stand for election to the Board for a three-year term expiring in 2012:

Marshall Haines
James K. Hunt

The Board believes that each of the nominees will stand for election and will serve if elected as a director.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF THE LISTED NOMINEES.

PROPOSAL NO. 2:

RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

General Information About KPMG LLP

Although stockholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of us and our stockholders. If our stockholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered public accounting firm.

In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of KPMG LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The Audit Committee has engaged KPMG LLP to audit the consolidated financial statements of the Company for the 2009 fiscal year. Because we were a wholly-owned subsidiary of FIS in 2007, we were not billed separately for any fees during or in connection with our fiscal year ended December 31, 2007. For services rendered to us during or in connection with our fiscal year ended December 31, 2008, we were billed the following fees by KPMG:

2008
(In thousands)

Audit Fees	$1,327
Audit-Related Fees	221
Tax Fees	—
All Other Fees	—

Audit Fees.  Audit fees consisted principally of fees for the audits, registration statements and other filings related to the Company’s 2008 audit, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out-of-pocket expenses incurred.

Audit-Related Fees.  Audit-related fees in 2008 consisted principally of fees for SAS 70 audits including billings for out-of-pocket expenses incurred.

Tax Fees.  There were no tax fees in 2008.

All Other Fees.  We were not billed for any other fees in 2008.

Approval of Accountants’ Services

In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by KPMG LLP is approved in advance by the audit committee, including the proposed fees for such work. Our pre-approval policy provides that, unless a type of service to be provided by KPMG LLP has been generally pre-approved by the audit committee, it will require specific pre-approval by the audit committee. In addition, any proposed services exceeding pre-approved maximum fee amounts also require pre-approval by the audit committee. Our pre-approval policy provides that specific pre-approval authority is delegated to our audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee. Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2009 FISCAL YEAR.

PROPOSAL NO. 3:

APPROVAL OF THE LENDER PROCESSING
SERVICES, INC. 2008 OMNIBUS INCENTIVE PLAN

Purpose of the Plan and Description of the Proposal

Our board of directors recommends that our stockholders ratify and approve the Lender Processing Services, Inc. 2008 Omnibus Incentive Plan, or omnibus plan. The omnibus plan was approved by our board of directors and by FIS, as our former parent, prior to the spin-off, and became effective on July 1, 2008. Grants under the omnibus plan may be made in the form of stock options, stock appreciation rights, which we refer to as SARs, restricted stock, restricted stock units, which we refer to as RSUs, performance shares, performance units, and other cash or stock-based awards. The omnibus plan authorizes awards in respect of 14,000,000 shares of our common stock. All of the 14,000,000 shares authorized under the plan are available for grants of “full-value” awards, meaning awards other than stock options, stock appreciation rights or other awards for which the recipient pays the exercise price.

Stockholder approval of the omnibus plan will allow incentive awards paid thereunder to qualify as deductible performance-based compensation within the meaning of Section 162(m) of the Code.

Section 162(m) of the Code places a limit of $1,000,000 on the amount we may deduct in any one year for compensation paid to our chief executive officer and each of our other three most highly-paid executive officers other than our chief financial officer. There is, however, an exception to this limit for certain performance-based compensation. Awards made pursuant to the omnibus plan may constitute performance-based compensation not subject to the deductibility limitation of Section 162(m) of the Code. However, in order to qualify for this exception, stockholders must approve the material terms of the performance goals of the omnibus plan under which compensation will be paid.

The material terms of the performance goals being submitted for approval for purposes of Section 162(m) of the Code include (i) the employees eligible to receive awards under the omnibus plan, (ii) a description of the business criteria on which the performance goals are based, and (iii) the maximum amount of compensation that could be paid to any employee if the performance goals are attained. This information is provided in the description of the omnibus plan below.

We had 5,778,876 stock options outstanding as of March 30, 2009, with a weighted average exercise price of $32.02 and a weighted average remaining term of 5.4 years. We also had 397,694 full-value awards outstanding in the form of restricted stock as of March 30, 2009. On March 30, 2009, the fair market value of a share of our common stock was $31.35 per share and we had 7,124,281 shares remaining available for grant under the omnibus plan.

The future benefits that will be received under the plan by particular individuals or groups are not determinable at this time. As of March 30, 2009, William P. Foley, II had 510,398 options outstanding under the plan, Jeffrey S. Carbiener had 1,152,854 options outstanding under the plan, Francis K. Chan had 161,557 options outstanding under the plan, Daniel T. Scheuble had 443,867 options outstanding under the plan, and Eric D. Swenson had 512,158 options outstanding under the plan. All current executive officers as a group had 2,601,332 options outstanding under the plan. All current directors who are not executive officers as a group had 35,956 options outstanding under the plan. The nominees for election as directors had the following number of options outstanding under the plan: Marshall Haines 13,728 options; and James K. Hunt 13,728 options. No associates of such directors, executive officers or nominees have received options under the plan. All employees, including all current officers who are not executive officers, as a group had 2,536,836 options outstanding under the plan.

The purpose of the omnibus plan is to optimize our profitability and growth through incentives that are consistent with our goals and that link the personal interests of participants to those of our stockholders. The omnibus plan is further intended to provide us flexibility in our ability to motivate, attract and retain the services of employees, directors and consultants who make significant contributions to our success and to allow such individuals to share in our success.

Our general compensation philosophy is that long-term incentive compensation should closely align the interests of our officers, directors and key employees with the interests of our stockholders, as more fully described under “Compensation Discussion and Analysis and Executive and Director Compensation.” We believe that stock options and restricted stock are very effective in enabling us to attract and retain the talent critical to operate as a leading provider of integrated technology and outsourced services to the mortgage lending industry. We believe that stock ownership focuses our key employees on improving our performance, and helps to create a culture that encourages employees to think and act as stockholders. Participants in our long-term incentive compensation program generally include our officers, directors and certain key employees.

We believe that our equity programs and our emphasis on employee stock are integral to our ability to achieve our corporate performance goals in the years ahead. We believe that the ability to attract, retain and motivate talented employees is critical to long-term company performance and stockholder returns. We believe that the omnibus plan will enable us to continue to align executive and stockholder interests consistent with our long-term incentive compensation philosophy. For these reasons, we consider approval of the omnibus plan important to our future success.

Description of the Omnibus Plan

The complete text of the omnibus plan is set forth as Annex A hereto. The following is a summary of the material features of the omnibus plan and is qualified in its entirety by reference to Annex A.

Effective Date and Duration

The omnibus plan became effective as of July 1, 2008, and authorizes the granting of awards for up to ten years. The omnibus plan will remain in effect with respect to outstanding awards until no awards remain outstanding.

Amendment and Termination

The omnibus plan may be amended or terminated by our board at any time, subject to certain limitations, and, subject to limitations under the plan, the awards granted under the plan may be amended by the compensation committee of our board of directors at any time, provided that no such action to the plan or an award may, without a participant’s written consent, adversely affect in any material way any previously granted award. No amendment that would require stockholder approval under the NYSE’s listing standards or to comply with the securities laws may become effective without stockholder approval.

Administration of the Omnibus Plan

The omnibus plan will be administered by our compensation committee or another committee selected by our board, any of which we refer to as the committee. The members of the committee are appointed from time to time by, and serve at the discretion of, the board. The committee has the full power to select employees, directors and consultants who will participate in the plan; determine the size and types of awards; determine the terms and conditions of awards; construe and interpret the omnibus plan and any award agreement or other instrument entered into under the omnibus plan; establish, amend and waive rules and regulations for the administration of the omnibus plan; and, subject to certain limitations, amend the terms and conditions of outstanding awards. The committee’s determinations and interpretations under the omnibus plan are binding on all interested parties. The committee is empowered to delegate its administrative duties and powers as it may deem advisable, to the extent permitted by law.

Shares Subject to the Omnibus Plan

Awards under the omnibus plan may be made in LPS common stock. The maximum number of shares with respect to which awards may be granted under the plan is 14,000,000. All of these shares may be issued pursuant to incentive stock options, and all of the shares are available for grants as full value awards.

If an award under the omnibus plan is canceled, forfeited, expires or otherwise terminates or is settled in cash, the shares related to that award will not be treated as having been delivered under the omnibus plan.

For purposes of determining the number of shares available for grant as incentive stock options, only shares that are subject to an award that expires or is cancelled, forfeited or settled in cash shall be treated as not having been issued under the omnibus plan.

In the event of any equity restructuring, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, the committee shall cause an equitable adjustment to be made (i) in the number and kind of shares of our common stock that may be delivered under the omnibus plan, (ii) in the individual annual limitations on each type of award under the omnibus plan and (iii) with respect to outstanding awards, in the number and kind of shares subject to outstanding awards, the exercise price, grant price or other price of shares subject to outstanding awards, any performance conditions relating to shares, the market price of shares, or per share results, and other terms and conditions of outstanding awards, in the case of (i), (ii) and (iii) to prevent dilution or enlargement of rights. In the event of any other change in corporate capitalization, such as a merger, consolidation or liquidation, the committee may, in its sole discretion, cause an equitable adjustment as described in the foregoing sentence to be made, to prevent dilution or enlargement of rights.

Share Counting

The omnibus plan does not permit shares that are held back, tendered or returned to cover the exercise price or tax withholding obligations with respect to an Award to be available for future grants under the plan, nor does it permit us to use the cash proceeds from option exercises to repurchase shares on the open market for reuse in the plan. Any SARs issued under the omnibus plan will be counted as one share issued regardless of whether the Company issues net shares to the participant.

Repricing

Neither LPS nor our compensation committee may (i) reduce the exercise price of outstanding options (except to the extent described above in the event of an equity restructuring or other change in corporate capitalization), (ii) cancel options and grant substitute options with a lower exercise price, or (iii) purchase outstanding underwater options from participants for cash.

Eligibility and Participation

Eligible participants include all employees, directors and consultants of LPS and our subsidiaries, as determined by the committee.

Maximum Grants under the Omnibus Plan

For purposes of Section 162(m) of the Internal Revenue Code, (i) the maximum number of our shares with respect to which stock options or SARs may be granted to any participant in any fiscal year is, with respect to each type of award, 4,000,000 shares; (ii) the maximum number of our shares of restricted stock that may be granted to any participant in any fiscal year is 2,000,000 shares; (iii) the maximum number of our shares with respect to which RSUs may be granted to any participant in any fiscal year is 2,000,000 shares; (iv) the maximum number of our shares with respect to which performance shares may be granted to any participant in any fiscal year is 2,000,000 shares; (v) the maximum amount of compensation that may be paid with respect to performance units or other cash or stock-based awards awarded to any participant in any fiscal year is, with respect to each type of award, $25,000,000 or a number of shares having a fair market value not in excess of that amount; and (vi) the maximum dividend or dividend equivalent that may be paid to any one participant in any one fiscal year is $25,000,000.

Types of Awards

Following is a general description of the types of awards that may be granted under the omnibus plan. Terms and conditions of awards will be determined on a grant-by-grant basis by the committee, subject to limitations contained in the omnibus plan.

Stock Options.  The committee may grant incentive stock options, which we refer to as ISOs, nonqualified stock options, which we refer to as NQSOs or a combination thereof under the omnibus plan. The exercise price for each such award will be at least equal to 100% of the fair market value of a share of common stock on the date of grant (110% of fair market value in the case of an ISO granted to a person who owns more than 10% of the voting power of all classes of stock of LPS or any subsidiary). Options will expire at such times, be in respect of such number of shares and will have such other terms and conditions as the committee may determine at the time of grant; provided, however, that no option may be exercisable later than the tenth anniversary of its grant (fifth anniversary in the case of an ISO granted to a person who owns more than 10% of the voting power of all classes of stock of LPS or any subsidiary).

The exercise price of options granted under the omnibus plan may be paid in cash, by tendering previously acquired shares of common stock having a fair market value equal to the exercise price, through broker-assisted cashless exercise or any other means permitted by the committee consistent with applicable law or by a combination of any of the permitted methods.

Stock options may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and are exercisable during a participant’s lifetime only by the participant. Stock options may not be transferred for consideration.

The committee may also award dividend equivalent payments in connection with a stock option.

Stock Appreciation Rights.  SARs granted under the omnibus plan may be in the form of freestanding SARs (SARs granted independently of any option), tandem SARs (SARs granted in connection with a related option) or a combination thereof. The grant price of a freestanding SAR will be equal to the fair market value of a share of common stock on the date of grant. The grant price of a tandem SAR will be equal to the exercise price of the related option.

Freestanding SARs may be exercised upon such terms and conditions as are imposed by the committee and set forth in the SAR award agreement. A tandem SAR may be exercised only with respect to the shares of common stock for which its related option is exercisable.

Upon exercise of a SAR, a participant will receive the product of the excess of the fair market value of a share of common stock on the date of exercise over the grant price multiplied by the number of shares with respect to which the SAR is exercised. Payment upon SAR exercise may be in cash, in shares of common stock of equivalent value, or in some combination of cash and shares, as determined by the committee. The committee may also award dividend equivalent payments in connection with SARs.

Restricted Stock.  Restricted stock is an award that is non-transferable and subject to a substantial risk of forfeiture until vesting conditions, which can be related to continued service or other conditions established by the committee, are satisfied. Prior to vesting, holders of restricted stock may receive dividends and voting rights. If the vesting conditions are not satisfied, the participant forfeits the shares.

Restricted Stock Units and Performance Shares.  RSUs and performance shares represent a right to receive a share of common stock, an equivalent amount of cash, or a combination of shares and cash, as the committee may determine, if vesting conditions are satisfied. The initial value of an RSU or performance share granted under the omnibus plan shall be at least equal to the fair market value of our common stock on the date the award is granted. The committee may also award dividend equivalent payments in connection with such awards. RSUs may contain vesting conditions based on continued service or other conditions established by the committee. Performance shares may contain vesting conditions based on attainment of performance goals established by the committee in addition to service conditions.

Performance Units.  Performance units are awards that entitle a participant to receive shares of common stock, cash or a combination of shares and cash if certain performance conditions are satisfied. The amount received depends upon the value of the performance units and the number of performance units earned, each of which is determined by the committee. The committee may also award dividend equivalent payments in connection with such awards.

Other Cash and Stock-Based Awards.  Other cash and stock-based awards are awards other than those described above, the terms and conditions of which are determined by the committee. These awards may include, without limitation, the grant of shares of our common stock based on attainment of performance goals established by the committee, the payment of shares as a bonus or in lieu of cash based on attainment of performance goals established by the committee, and the payment of shares in lieu of cash under an incentive or bonus program. Payment under or settlement of any such awards will be made in such manner and at such times as the committee may determine.

Dividend Equivalents.  Dividend equivalents granted to participants will represent a right to receive payments equivalent to dividends with respect to a specified number of shares.

Replacement Awards.  Replacement awards are awards issued in substitution of awards granted under equity-based incentive plans sponsored or maintained by an entity with which we engage in a merger, acquisition or other business transaction, pursuant to which awards relating to interests in such entity are outstanding immediately prior to such transaction. Replacement awards shall have substantially the same terms and conditions as the award it replaces; provided, however, that the number of shares, the exercise price, grant price or other price of shares, any performance conditions, or the market price of underlying shares or per-share results may differ from the awards they replace to the extent such differences are determined to be appropriate and equitable by the committee, in its sole discretion.

Performance Goals

Performance goals, which are established by the committee, will be chosen from among the following performance measures: earnings per share, economic value created, market share (actual or targeted growth), net income (before or after taxes), operating income, adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), cash flow, operating margin, share price, share price growth, total stockholder return, and strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

The committee may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events, including, for example, events affecting us or our financial statements or changes in applicable laws, regulations, or accounting principles, whenever the committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan. With respect to any awards intended to qualify as performance-based compensation under section 162(m) of the Internal Revenue Code, any such exception shall be specified at such times and in such manner as will not cause such awards to fail to so qualify.

Termination of Employment or Service

Each award agreement will set forth the participant’s rights with respect to the award following termination of employment or service.

Change in Control

Except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control (as defined below), unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, any and all outstanding options and SARs granted under the omnibus plan will become immediately exercisable (provided that the committee may also provide that these awards be immediately cashed out), any restriction imposed on restricted stock, RSUs and other awards granted under the omnibus plan will lapse, and any and all performance shares, performance units and other awards granted under the omnibus plan with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

For purposes of the omnibus plan, the term “change in control” is defined as the occurrence of any of the following events:

•	an acquisition immediately after which any person, group or entity possesses direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, or the Exchange Act) of 25% or more of either our outstanding common stock or our outstanding voting securities, excluding any acquisition directly from us, by us, or by any of our employee benefit plans and certain other acquisitions;

•	during any period of two consecutive years, the individuals who, as of the beginning of such period, constituted our board, or incumbent board, cease to constitute at least a majority of the board, provided that any individual who becomes a member of our board subsequent to the beginning of such period and whose election or nomination was approved by at least two-thirds of the members of the incumbent board will be considered as though he or she were a member of the incumbent board, and provided further that any individual whose initial assumption of office occurred as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board will not be considered as though such individual were a member of the incumbent board;

•	the consummation of a reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of our assets unless (a) our stockholders immediately before the transaction continue to have beneficial ownership of more than 50% of the outstanding shares of our common stock and the combined voting power of our then outstanding voting securities resulting from the transaction in substantially the same proportions as their ownership immediately prior to the transaction of our common stock and outstanding voting securities; (b) no person (other than us, an employee benefit plan sponsored by us or the resulting corporation, or any entity controlled by us or the resulting corporation) has beneficial ownership of 25% or more of the outstanding common stock of the resulting corporation or the combined voting power of the resulting corporation’s outstanding voting securities; and (c) individuals who were members of the incumbent board continue to constitute a majority of the members of the board of directors of the resulting corporation; or

•	our stockholders approve a plan or proposal for the complete liquidation or dissolution of the Company.

Transferability

Awards generally will be non-transferable except upon the death of a participant, although the committee may permit a participant to transfer awards (for example, to family members or trusts for family members) subject to such conditions as the committee may establish.

Deferrals

The committee may permit the deferral of vesting or settlement of an award and may authorize crediting of dividends or interest or their equivalents in connection with any such deferral. Any such deferral and crediting will be subject to the terms and conditions established by the committee and any terms and conditions of the plan or arrangement under which the deferral is made.

Tax Withholding

We may deduct or withhold, or require a participant to remit, an amount sufficient to satisfy federal, state, local, domestic or foreign taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the omnibus plan. The committee may require or permit participants to elect that the withholding requirement be satisfied, in whole or in part, by having us withhold, or by tendering to us, shares of our common stock having a fair market value equal to the minimum withholding obligation.

Federal Income Tax Consequences

The following is a brief description of the principal federal income tax consequences relating to options awarded under the omnibus plan. This summary is based on our understanding of present federal income tax law and regulations. The summary does not purport to be complete or applicable to every specific situation.

Consequences to the Optionholder

Grant.  There are no federal income tax consequences to the optionholder solely by reason of the grant of ISOs or NQSOs under the omnibus plan.

Exercise.  The exercise of an ISO is not a taxable event for regular federal income tax purposes if certain requirements are satisfied, including the requirement that the optionholder generally must exercise the ISO no later than three months following the termination of the optionholder’s employment with LPS. However, such exercise may give rise to alternative minimum tax liability (see “Alternative Minimum Tax” below).

Upon the exercise of an NQSO, the optionholder will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock at the time of exercise over the amount paid therefor by the optionholder as the exercise price. The ordinary income, if any, recognized in connection with the exercise by an optionholder of an NQSO will be subject to both wage and employment tax withholding.

The optionholder’s tax basis in the shares acquired pursuant to the exercise of an option will be the amount paid upon exercise plus, in the case of an NQSO, the amount of ordinary income, if any, recognized by the optionholder upon exercise thereof.

Qualifying Disposition.  If an optionholder disposes of shares of common stock acquired upon exercise of an ISO in a taxable transaction, and such disposition occurs more than two years from the date on which the option was granted and more than one year after the date on which the shares were transferred to the optionholder pursuant to the exercise of the ISO, the optionholder will recognize long-term capital gain or loss equal to the difference between the amount realized upon such disposition and the optionholder’s adjusted basis in such shares (generally the option exercise price).

Disqualifying Disposition.  If the optionholder disposes of shares of common stock acquired upon the exercise of an ISO (other than in certain tax free transactions) within two years from the date on which the ISO was granted or within one year after the transfer of shares to the optionholder pursuant to the exercise of the ISO, at the time of disposition the optionholder will generally recognize ordinary income equal to the lesser of (i) the excess of each such share’s fair market value on the date of exercise over the exercise price paid by the optionholder or (ii) the optionholder’s actual gain (i.e., the excess, if any, of the amount realized on the disposition over the exercise price paid by the optionholder). If the total amount realized in a taxable disposition (including return of capital and capital gain) exceeds the fair market value on the date of exercise of the shares of common stock purchased by the optionholder under the option, the optionholder will recognize a capital gain in the amount of such excess. If the optionholder incurs a loss on the disposition (i.e., if the total amount realized is less than the exercise price paid by the optionholder), the loss will be a capital loss.

Other Disposition.  If an optionholder disposes of shares of common stock acquired upon exercise of an NQSO in a taxable transaction, the optionholder will recognize capital gain or loss in an amount equal to the difference between the optionholder’s basis (as discussed above) in the shares sold and the total amount realized upon disposition. Any such capital gain or loss (and any capital gain or loss recognized on a disqualifying disposition of shares of common stock acquired upon exercise of ISOs as discussed above) will be short-term or long-term depending on whether the shares of common stock were held for more than one year from the date such shares were transferred to the optionholder.

Alternative Minimum Tax.  Alternative minimum tax, or AMT, is payable if and to the extent the amount thereof exceeds the amount of the taxpayer’s regular tax liability, and any AMT paid generally may be credited against future regular tax liability (but not future AMT liability). AMT applies to alternative minimum taxable income.

For AMT purposes, the spread upon exercise of an ISO (but not an NQSO) will be included in alternative minimum taxable income, and the taxpayer will receive a tax basis equal to the fair market value of the shares of common stock at such time for subsequent AMT purposes. However, if the optionholder disposes of the ISO shares in the year of exercise, the AMT income generally will not exceed the gain recognized for regular tax purposes.

Consequences to LPS

There are no federal income tax consequences to LPS by reason of the grant of ISOs or NQSOs or the exercise of an ISO (other than disqualifying dispositions).

At the time the optionholder recognizes ordinary income from the exercise of an NQSO, we will be entitled to a federal income tax deduction in the amount of the ordinary income so recognized (as described above), provided that we satisfy our reporting obligations described below. To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition of the stock acquired upon exercise of an ISO, we will be entitled to a corresponding deduction in the year in which the disposition occurs.

We will be required to report to the Internal Revenue Service any ordinary income recognized by any optionholder by reason of the exercise of an NQSO or upon a disqualifying disposition of an ISO. We will be required to withhold income and employment taxes (and pay the employer’s share of employment taxes) with respect to ordinary income recognized by the optionholder upon the exercise of an NQSO, but not upon a disqualifying disposition of an ISO.

Stock Appreciation Rights

A participant generally will not realize taxable income at the time a SAR is granted. Upon settlement of a SAR, the participant will recognize as ordinary income the amount of cash received or, if the right is paid in shares of our common stock, the fair market value of such shares at the time of payment. We will generally be allowed a tax deduction in the taxable year the participant includes the amount in income.

Restricted Stock

A participant generally does not realize taxable ordinary income as a result of receiving a restricted stock grant, and we are not entitled to a deduction for federal income tax purposes at the time of the grant, provided that the shares are not transferable and are subject to restrictions constituting a “substantial risk of forfeiture.” When the restrictions lapse, the participant will be deemed to have received taxable ordinary income equal to the fair market value of the shares underlying the award at the time of lapse. An amount equal to the compensation included in the participant’s income will generally be deductible by us in the taxable year of inclusion. The participant’s tax basis in the shares will be equal to the fair market value of such shares on the date the restrictions lapse. Any gain realized upon disposition of such shares is taxable as capital gain income, with the applicable tax rate depending upon, among other things, how long such shares were held following the lapse of the restrictions.

Under certain circumstances, a participant may, within thirty days after transfer of the restricted shares, irrevocably elect under section 83(b) of the Code to include in the year in which such restricted shares are transferred as gross income, the fair market value of such shares, which is determined as of the date of transfer and without regard to any restriction other than a restriction that by its terms will never lapse. A copy of this election must be provided to us. The basis of such shares will be equal to the amount included in income. The holding period for capital gains purposes begins when the shares are transferred to the participant. If such shares are forfeited before the restrictions lapse, the forfeiture will be treated as a sale or exchange and no tax deduction will be allowed for the amount included in income as a result of the original election.

Restricted Stock Units and Other Awards

Restricted stock units and other awards granted under the omnibus plan are generally not subject to tax at the time of the award but are subject to ordinary income tax at the time of payment, whether paid in cash or shares of our common stock. With respect to such awards, we generally will be allowed a tax deduction for the amount included in the taxable income of the participant in the taxable year of inclusion.

Other Tax Consequences

The foregoing discussion is not a complete description of the federal income tax aspects of awards granted under the omnibus plan. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, the foregoing discussion does not address state or local tax consequences.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE OMNIBUS PLAN.

PROPOSAL NO. 4:

APPROVAL OF THE LENDER PROCESSING
SERVICES, INC. ANNUAL INCENTIVE PLAN

Description of the Proposal

Our board of directors recommends that our stockholders ratify and approve the Lender Processing Services, Inc. Annual Incentive Plan, or annual incentive plan. The annual incentive plan was approved by our board of directors and by FIS, as our former parent, prior to the spin-off, and became effective on July 1, 2008. The annual incentive plan is designed to enhance our ability to attract and retain highly qualified executives and to provide such executives with additional financial incentives to promote our success. The annual incentive plan will remain in effect until such time as it is terminated by our board of directors.

Stockholder approval of the annual incentive plan will allow incentive awards paid thereunder to qualify as deductible performance-based compensation within the meaning of Section 162(m) of the Code. Section 162(m) of the Code places a limit of $1,000,000 on the amount we may deduct in any one year for compensation paid to our chief executive officer and each of our other three most highly-paid executive officers other than our chief financial officer. There is, however, an exception to this limit for certain performance-based compensation. Awards made pursuant to the annual incentive plan may constitute performance-based compensation not subject to the deductibility limitation of Section 162(m) of the Code. However, in order to qualify for this exception, stockholders must approve the material terms of the performance goals of the annual incentive plan under which compensation will be paid.

The material terms of the performance goals being submitted for approval for purposes of Section 162(m) of the Code include (i) the employees eligible to receive awards under the annual incentive plan, (ii) a description of the business criteria on which the performance goals are based, and (iii) the maximum amount of compensation that could be paid to any employee if the performance goals are attained. This information is provided in the description of the annual incentive plan below.

The following table sets forth information concerning the minimum, target and maximum awards which may be paid to our executives in 2010 with respect to Company performance in 2009. The dollar value of these possible payouts are based upon the executives’ 2009 base salaries. No annual incentive payments may be paid to an executive officer if the minimum performance levels set by our compensation committee are not met. Non-executive directors and non-executive officers are not eligible to participate in the annual incentive plan.

New Plan Benefits Under the
Annual Incentive Plan

	Dollar Value of Possible Payouts
	with Respect to 2009 Performance
Name and Position	Threshold ($)	Target ($)	Maximum ($)

William P. Foley, II*	—	—	—
Chairman of the Board
Jeffrey S. Carbiener	637,500	1,275,000	2,550,000
President and Chief Executive Officer
Francis K. Chan	200,000	400,000	800,000
Executive Vice President and Chief Financial Officer
Daniel T. Scheuble	321,875	643,750	1,287,500
Executive Vice President and Co-Chief Operating Officer
Eric D. Swenson	340,313	680,625	1,361,250
Executive Vice President and Co-Chief Operating Officer
Executive Group*	2,028,438	4,056,875	8,113,750

*	Mr. Foley retired as an officer and director of LPS on March 15, 2009.

Description of the Annual Incentive Plan

The complete text of the annual incentive plan is set forth as Annex B hereto. The following is a summary of the material features of the annual incentive plan and is qualified in its entirety by reference to Annex B.

Administration of the Annual Incentive Plan

The annual incentive plan will be administered by our compensation committee, which we refer to as the committee. Except as otherwise provided by our board of directors, the committee will have full and final authority in its discretion to establish rules and take all actions, including, without limitation, interpreting the terms of the annual incentive plan and deciding all questions of fact arising in connection with the annual incentive plan. All decisions, determinations and interpretations of the committee will be final, binding and conclusive on all persons, including the Company, its subsidiaries, its stockholders, the participants and their estates and beneficiaries.

Amendment and Termination

Our board of directors may at any time and from time to time, alter, amend, suspend, or terminate the annual incentive plan, in whole or in part. However, no amendment that requires stockholder approval in order to maintain the qualification of awards as performance-based compensation under Section 162(m) of the Code will be made without stockholder approval.

Eligibility and Participation

Eligibility under the annual incentive plan is limited to our chief executive officer and each other executive officer that the committee determines, in its discretion, is or may be a “covered employee” of the Company within the meaning of Section 162(m) of the Code and who is selected by the committee to participate in the annual incentive plan.

Form of Payment

Payment of incentive awards under the annual incentive plan will be made in cash.

Performance Period

The performance period under the annual incentive plan is our fiscal year or such shorter or longer period as determined by the committee.

Designation of Participants, Performance Period and Performance Measures

Within 90 days after the commencement of each performance period (or, if less than 90 days, the number of days which is equal to 25% of the relevant performance period applicable to an award), the committee will (i) select the participants to whom incentive awards will be granted, (ii) designate the applicable performance period, (iii) establish the target award for each participant, and (iv) establish the performance objective or objectives that must be satisfied in order for a participant to receive an incentive award for such performance period.

Performance Objectives

The performance objectives that will be used to determine the degree of payout of incentive awards under the annual incentive plan will be based upon one or more of the following performance measures, as determined by the committee: earnings per share, economic value created, market share (actual or targeted growth), net income (before or after taxes), operating income, adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), cash flow, operating margin, share price, share price growth, total stockholder return, and strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries and/or other affiliates or joint ventures.

The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

Target Incentive Awards

Each participant will have a target award that will be based on achieving the target performance objectives established by the committee. The target award will be a percentage of the participant’s annual salary at the end of the performance period or such other amount as the committee may determine. If the performance objectives established by the committee are met at the target level, the participant will receive an incentive award equal to 100% of the target award. If the performance objectives are met at a level below or above the target level, the participant will receive an incentive award equal to a designated percentage of the target award, as determined by the committee.

Maximum Award

The maximum incentive award that may be paid to a participant under the annual incentive plan in any fiscal year is $25,000,000.

Committee Discretion

The committee retains the discretion to reduce the amount of any incentive award otherwise payable to a participant under the terms of the annual incentive plan, including a reduction in such amount to zero.

Committee Certification and Payment of Awards

As soon as practicable after the end of each performance period, the committee will (i) determine whether the performance objectives for the performance period have been satisfied, (ii) determine the amount of the incentive award to be paid to each participant for the performance period, and (iii) certify such determination in writing. Awards will be paid no later than the 15th day of the third month following the close of the performance period with respect to which the awards are made.

Termination of Employment

Unless the committee determines otherwise, a participant must be actively employed by LPS or one of its subsidiaries on the last day of the performance period to receive an incentive award under the annual incentive plan for such performance period. The committee, in its discretion, may impose such additional service restrictions as it deems appropriate.

Federal Income Tax Consequences

The following is a brief description of the principal federal income tax consequences relating to incentive awards made under the annual incentive plan. This summary is based on our understanding of present federal income tax law and regulations. The summary does not purport to be complete or applicable to every specific situation.

Participants will recognize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding. If and to the extent that payments made under the annual incentive plan satisfy the requirements of Section 162(m) of the Code and otherwise satisfy the requirements of deductibility under federal income tax law, we will receive a corresponding deduction for the amount constituting ordinary income to the participant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the SEC, other publicly available information or information available to us.

Percentage ownership in the following table is based on 95,514,025 shares of LPS common stock outstanding as of March 30, 2009. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of common stock beneficially owned by that stockholder. The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership of our common stock by each stockholder who is known by the Company to beneficially own 5% or more of our common stock:

	Number of Shares	Percent of
Name	Beneficially Owned	Class

Capital World Investors(1)	11,492,500	12.0
FMR LLC(2)	11,715,635	12.3

(1)	According to a Schedule 13G filed February 13, 2009, Capital World Investors, a division of Capital Research Management Company (“CRMC”), whose address is 333 South Hope Street, Los Angeles, CA 90071, is deemed to be the beneficial owner of 11,492,500 shares as a result of CRMC acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(2)	According to a Schedule 13G filed January 12, 2009, FMR LLC (together with Edward C. Johnson 3d), whose address is 82 Devonshire Street, Boston, Massachusetts 02109, may be deemed to be the beneficial owner of 11,715,635 shares. This amount includes: (a) 11,373,592 shares held by Fidelity Management & Research Company, (b) 2,043 shares held through Strategic Advisers, Inc., (c) 4,600 shares held through Pyramis Global Advisors, LLC; and (d) 335,400 shares held through FIL Limited, in each case as a result of acting as an investment advisor registered under Section 8 of the Investment Company Act of 1940.

Security Ownership of Management and Directors

The following table sets forth information regarding beneficial ownership of our common stock by:

•	each of our directors and nominees for director;

•	each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the SEC; and

•	all of our executive officers and directors as a group.

The information is not necessarily indicative of beneficial ownership for any other purpose. The mailing address of each director and executive officer shown in the table below is c/o Lender Processing Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

	Number of		Number		Percent
Name	Shares Owned		of Options(1)	Total	of Total

Jeffrey S. Carbiener	117,871		573,954	691,825	*
Francis K. Chan	23,404		67,486	90,890	*
William P. Foley, II**	651,219	(2)	510,398	1,161,617	1.2
John F. Farrell, Jr.	—		—	—	*
Marshall Haines	2,550		13,728	16,278	*
James K. Hunt	2,550		13,728	16,278	*
Philip G. Heasley	—		—	—	*
Lee A. Kennedy	121,461	(3)	—	121,461	*
Daniel T. Scheuble	42,372		153,954	196,326	*
Eric D. Swenson	45,977		201,758	247,735	*
All directors and officers (13 persons)**	403,073		1,108,867	1,511,940	1.6

*	Represents less than 1% of our common stock.

**	Mr. Foley retired as an officer and director of the Company effective March 15, 2009. Accordingly, his holdings of our common stock are not included in the holdings of all directors and officers.

(1)	Represents shares subject to stock options that are exercisable on March 30, 2009 or become exercisable within 60 days of March 30, 2009.

(2)	Included in this amount are 139,795 shares held by Folco Development Corporation, of which Mr. Foley and his spouse are the sole stockholders, and 155,611 shares held by Foley Family Charitable Foundation. Additionally, 35,921 shares included in this amount are pledged in connection with a collateral account held by Mr. Foley at Wachovia Bank, N.A.

(3)	Included in this amount are 129 shares held by Mr. Kennedy’s children.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2008, about our common stock which may be issued under our omnibus plan, which is our only equity compensation plan:

Number of Securities
Remaining Available
for Future Issuance
	Number of Securities to	Weighted-Average	under Equity
	be Issued upon Exercise	Exercise Price of	Compensation Plans
	of Outstanding Options,	Outstanding	(Excluding Securities
	Warrants and Rights	Options, Warrants	Reflected in Column
Plan Category	(a)	and Rights	(a))

Equity compensation plans approved by security holders	6,761,115	$31.16	6,565,546 (1)
Equity compensation plans not approved by security holders	—	—	—

Total	6,761,115		6,565,546

(1)	In addition to being available for future issuance upon exercise of options and stock appreciation rights, the 6,565,546 shares remaining available for grant under the omnibus plan as of December 31, 2008 were also available for issuance in connection with awards of restricted stock, restricted stock units, performance shares, performance units or other stock-based awards.

CERTAIN INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this Proxy Statement are set forth in the table below. Certain biographical information with respect to those executive officers who do not also serve as directors follows the table. There are no family relationships among the executive officers, directors or nominees for director.

Name	Position with LPS	Age

Jeffrey S. Carbiener	President and Chief Executive Officer	46
Francis K. Chan	Executive Vice President and Chief Financial Officer	39
Daniel T. Scheuble	Executive Vice President and Co-Chief Operating Officer	50
Eric D. Swenson	Executive Vice President and Co-Chief Operating Officer	49
Todd C. Johnson	Executive Vice President, General Counsel and Corporate Secretary	43
Joseph M. Nackashi	Executive Vice President and Chief Information Officer	45
Parag Bhansali	Executive Vice President, Corporate Development	46
Christopher P. Breakiron	Senior Vice President and Chief Accounting Officer	42

Francis K. Chan is our Executive Vice President and Chief Financial Officer. He served as FIS’s Senior Vice President, Chief Accounting Officer and Controller from December 2005 until the spin-off date. Mr. Chan served as Vice President, Accounting and Financial Operations of old FNF from April 2003 until December 2005, and as Controller of old FNF from 1998 until December 2005. Mr. Chan served in various other management roles with old FNF from July 1995 until 1998. Prior to that, Mr. Chan was employed by KPMG LLP.

Daniel T. Scheuble is our Executive Vice President and Co-Chief Operating Officer. He served as Executive Vice President of the Mortgage Processing Services division of FIS from April 2006 until the spin-off date. Mr. Scheuble joined former FIS in 2003 as Chief Information Officer of the Mortgage Servicing Division. Before joining former FIS, Mr. Scheuble was Chief Information Officer at GMAC Residential and prior to that, he was the Executive Vice President and Chief Information Officer of Loan Operations for HomeSide Lending.

Eric D. Swenson is our Executive Vice President and Co-Chief Operating Officer. He served as Executive Vice President of the Mortgage Information Services division of FIS from April 2006 until the spin-off date. Prior to that time, Mr. Swenson was an Executive Vice President of old FNF and served as the President of the Lender Outsourcing Division of former FIS from January 2004 until April 2006. Mr. Swenson served as President and Chief Operating Officer of Fidelity National Information Solutions, Inc., which was a majority-owned subsidiary of old FNF, from August 2001 to December 2002, and as Executive Vice President of Fidelity National Information Solutions, Inc. from December 2002 through December 2003. Prior to August 2001, Mr. Swenson was an Executive Vice President and Regional Manager with old FNF.

Todd C. Johnson is our Executive Vice President, General Counsel and Corporate Secretary. Until the spin-off date, he served as Assistant General Counsel and Corporate Secretary of FIS since February 2006 and of FNF since October 2005. Mr. Johnson also previously served as Assistant General Counsel and Corporate Secretary of old FNF from July 2003 until November 2006. Prior to joining old FNF, Mr. Johnson was a partner in the Corporate and Securities practice group of Holland & Knight LLP.

Joseph M. Nackashi is our Executive Vice President and Chief Information Officer. Until the spin-off date, he served as Senior Vice President and Chief Technology Officer of FIS since the merger with Certegy in February 2006. Prior to that, Mr. Nackashi had served as Senior Vice President and Chief Technology Officer of former FIS and its predecessor, ALLTEL Information Services, Inc., since 2000.

Parag Bhansali has served as our Executive Vice President, Corporate Development since March 2009. He previously served as our Senior Vice President, Investor Relations and Strategic Planning from February 2008 until March 2009. Prior to joining LPS in February 2008, Mr. Bhansali had served as Vice President of Finance of Rayonier Inc., a forest products company, since April 2000. Prior to that, Mr. Bhansali was with Covance Inc., a pharmaceutical research and drug development company, where he served in various positions including Vice President, Corporate Development and Strategy and Vice President, Investor Relations.

Christopher P. Breakiron is our Senior Vice President and Chief Accounting Officer. He served as Vice President of Financial Planning and Analysis of FIS from February 2006 until the spin-off date. Prior to joining FIS, Mr. Breakiron had served as Senior Vice President and Controller, International Card Services of Certegy since 2002.

COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE
AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis may contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Introduction

In this compensation discussion and analysis, we discuss the compensation objectives and decisions, and the rationale behind those decisions, relating to the compensation we provided to certain of our named executive officers in 2008. Our named executive officers are:

Name	Position

William P. Foley, II	Chairman of the Board*
Jeffrey S. Carbiener	President and Chief Executive Officer
Francis K. Chan	Executive Vice President and Chief Financial Officer
Daniel T. Scheuble	Executive Vice President and Co-Chief Operating Officer
Eric D. Swenson	Executive Vice President and Co-Chief Operating Officer

*	Mr. Foley retired as an officer and a director of the Company effective March 15, 2009.

Objectives of our Compensation Program

Our compensation programs are designed to attract and motivate high performing executives with the objective of delivering long-term stockholder value and financial results. Retaining our key employees is also a high priority, as there is significant competition in our industry for talented managers. We think the most effective way of accomplishing these objectives is to link the compensation of our named executive officers to specific annual and long-term strategic goals, thereby aligning the interests of the executives with those of our stockholders. We believe it is important to deliver strong results for our stockholders, and we believe our practice of linking compensation with corporate performance will help us to accomplish that goal.

We link a significant portion of each named executive officer’s total annual compensation to performance goals that are intended to deliver measurable results. Executives are generally rewarded only when and if the pre-established performance goals are met or exceeded. We also believe that material stock ownership by executives assists in aligning executives’ interests with those of stockholders and strongly motivates executives to build long-term stockholder value. We structure our stock-based compensation programs to assist in creating this link. Finally, we provide our executives with total compensation that we believe is competitive relative to the compensation paid to similarly situated executives from similarly sized companies, and which is sufficient to motivate, reward and retain those individuals with the leadership abilities and skills necessary for achieving our ultimate objective: the creation of long-term stockholder value.

Role of Compensation Committee and Executive Officers in Determining Executive Compensation

Our compensation committee is responsible for approving and monitoring the compensation of all our named executive officers. Our President and Chief Executive Officer also plays an important role in determining executive compensation levels by making recommendations to our compensation committee regarding salary adjustments and incentive awards for his direct reports. These recommendations will be based on a review of an executive’s performance and job responsibilities and potential future performance. Our compensation committee may exercise its discretion in modifying any recommended salary adjustments or incentive awards for our executives. Our

President and Chief Executive Officer will not make recommendations to the compensation committee with respect to his own compensation.

Establishing Executive Compensation Levels

We operate in a highly competitive industry, and compete with our peers and competitors to attract and retain highly skilled executives within that industry. In order to attract talented executives with the leadership abilities and skills necessary for building long-term stockholder value, motivate our executives to perform at a high level, reward outstanding achievement and retain our key executives over the long-term, our compensation committee sets total compensation at levels it determines to be competitive in our market. Following the spin-off, our compensation committee met in August 2008 to consider and set our executives’ total compensation.

When determining the overall compensation of our executive officers, including base salaries and annual and long-term incentive amounts, the compensation committee considers a number of factors it deems important. These factors include financial performance, individual performance, and an executive’s experience, knowledge, skills, level of responsibility and expected impact on our future success. The compensation committee also considers corporate governance and regulatory factors related to executive compensation and marketplace compensation practices.

When considering marketplace compensation practices, our compensation committee considers data on base salary, annual incentive targets, long-term incentive targets and all other forms of executive compensation, and generally focuses on levels of compensation from the 50th to the 75th percentiles of market data. The marketplace research provides a point of reference for the committee, but the compensation committee ultimately makes compensation decisions based on all of the factors described above. For 2008, each element of our executives’ compensation, including base salary, target annual incentive opportunities, long-term incentive awards and benefits, was set to be within a competitive range of the peer group companies described below. The pay positioning of an individual executive is based upon his individual competencies, skills, experience and performance, as well as internal pay alignment as compared to our other executives.

Role of Compensation Consultants

To further the objectives of our compensation program, the compensation committee engaged Strategic Compensation Group, an independent compensation consultant, to conduct an annual review of our compensation programs for the named executive officers, as well as for other key executives. Strategic Compensation Group was selected by our compensation committee, reports directly to the committee, receives compensation only for services provided to the committee and does not provide other services to us. Strategic Compensation Group provided the compensation committee with relevant market data and alternatives to consider when making compensation decisions for our key executives, including the named executive officers.

To assist the compensation committee in determining 2008 compensation levels, Strategic Compensation Group gathered marketplace compensation data on total compensation, which consisted of annual salary, annual incentives, long-term incentives and pay mix. Strategic Compensation Group used two different marketplace data sources: (1) marketplace surveys, including general executive compensation surveys prepared by Hewitt Associates and Towers Perrin and a general survey of the compensation practices of all publicly traded companies within a revenue range of $2 billion to $2.5 billion, and (2) a peer group of 16 publicly-traded companies. The 16 companies were:

•	Alliance Data Systems Corp.

•	Autodesk, Inc.

•	BMC Software, Inc.

•	CACI International, Inc.

•	Choicepoint, Inc.

•	Cognizant Technology Solutions Corporation

•	Convergys Corporation

•	Equifax Inc.

•	Global Payments Inc.

•	Intuit Inc.

•	Metavante Corporation

•	Moneygram International Inc.

•	Paychex, Inc.

•	Perot Systems Corporation

•	Total System Services, Inc.

•	Verisign, Inc.

These companies are in the same general industry as us, and have comparable annual revenues or compete directly with us for key employees. This compensation information provided by Strategic Compensation Group provided a basis for the evaluation of total executive compensation paid to our executive officers, but many other factors were considered by our compensation committee.

Allocation of Total Compensation for 2008

We compensate our executives through a mix of base salary, annual cash incentives and long-term equity-based incentives. We also maintain standard employee benefit plans for our employees and executive officers and provide some limited perquisites. These benefits and perquisites are described later. The compensation committee generally allocates our executive officers’ compensation based on the committee’s determination of the appropriate ratio of performance-based compensation to other forms of regularly-paid compensation. In making this determination, the compensation committee considers how other companies allocate compensation based on the marketplace data provided by Strategic Compensation Group, as well as each executive’s level of responsibility, the individual skills, experience and contribution of each executive, and the ability of each executive to impact company-wide performance and create long-term stockholder value.

In 2008, our named executive officers’ compensation was allocated among annual salary, target annual cash incentives and long-term equity-based incentives, with a heavy emphasis on the at-risk, performance-based components of annual cash incentives and long-term equity-based incentives.

Target performance-based incentive compensation comprised 70% to 90% of total target compensation for our named executive officers in 2008. The compensation committee found this range to be appropriate after consideration of the factors described above. The compensation committee also believes a significant portion of an executive officer’s compensation should be allocated to equity-based compensation in order to effectively align the interests of our executives with the long-term interests of our stockholders. Consequently, for 2008, a majority of our named executive officers’ total compensation was provided in the form of nonqualified stock options and restricted stock.

When allocating Mr. Foley’s compensation among base salary and annual and long-term incentives, our compensation committee considered that Mr. Foley was not employed exclusively by us. Specifically, because Mr. Foley did not dedicate 100% of his time on a day-to-day basis to LPS matters, our compensation committee allocated a smaller portion of his annual compensation to base salary. Rather, because of Mr. Foley’s unique experience and his contributions to our long-term strategy and success, our compensation committee heavily weighted Mr. Foley’s compensation toward at-risk, performance-based annual and long-term incentive opportunities.

2008 Executive Compensation Components

For 2008, the principal components of compensation for our named executive officers consisted of:

•	base salary,

•	performance-based annual cash incentive, and

•	long-term equity-based incentive awards.

We also provided our executives with certain retirement and other benefits, as well as limited perquisites, although these items are not significant components of our compensation programs.

Below is a summary of each element of our 2008 compensation programs.

Base Salary

Our compensation committee seeks to provide each of our named executive officers with a level of assured cash compensation for services rendered during the year sufficient, together with performance-based incentive awards, to motivate the executive to consistently perform at a high level. However, base salary is a relatively small component of the total compensation package, as the committee’s emphasis is on performance-based, at-risk pay. The compensation committee typically reviews salary levels at least annually as part of its performance review process, as well as in the event of promotions or other changes in executive officers’ positions.

In determining increases to an executive’s base salary, the compensation committee considers the subjective and quantitative factors described above. In August 2008, our compensation committee reviewed the base salaries of our executive officers, including our named executive officers, and made adjustments to reflect their new positions and responsibilities with us and that we are now a stand-alone public company. The committee approved base salaries of $850,000 for Mr. Carbiener, $350,000 for Mr. Chan, $490,000 for Mr. Scheuble and $540,000 for Mr. Swenson, in accordance with their respective employment agreements, which are described below. The compensation committee set Mr. Foley’s base salary at $275,000 after considering that he is an employee of FIS and FNF, as well as LPS.

Annual Performance-Based Cash Incentive

Generally, we will award annual cash incentives based upon the achievement of performance goals that are specified in the first quarter of the year. The annual incentives are provided to our executive officers under an annual incentive plan that is designed to allow the annual incentives to qualify as deductible performance-based compensation, as that term is used in Section 162(m) of the Code. The annual incentive plan includes a set of performance goals that can be used in setting incentive awards under the plan. We use the annual incentive plan to provide a material portion of the executives’ total compensation in the form of at-risk, performance-based pay.

Following the spin-off, our compensation committee met in the third quarter of 2008 to establish annual incentive award targets for 2008. With the exception of Mr. Foley, our named executive officers’ annual incentive targets were set in accordance with their respective employment agreements, which are described below. Mr. Carbiener’s target was 150% of base salary, Mr. Chan’s target was 100% of base salary, and Messrs. Scheuble’s and Swenson’s targets were 125% of their respective base salaries. In setting the targets in our executives’ employment agreements, the committee considered the executive’s position within our organization, level of responsibility and ability to impact company-wide performance and create long-term stockholder value. The committee set Mr. Foley’s target at 100% of base salary after consideration of his position within our organization and his unique experience and ability to impact our long-term strategy and success.

Actual payout under the annual incentive plan can range from one-half to two times the target incentive opportunity, depending on achievement of the pre-established goals described below. However, no annual incentive payments may be paid to an executive officer if the minimum performance levels set by the compensation committee are not met. Minimum performance levels were established to challenge executive officers while providing reasonable opportunities for achievement. Maximum performance levels were established to encourage performance beyond the target levels while placing limits on the annual incentive awards to avoid excessive compensation. The ranges of possible payments under our annual incentive plan are set forth in the Grants of Plan-Based Awards table under the column Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.

During the third quarter of 2008, our compensation committee also established performance goals for 2008 relating to the incentive targets described above and set a threshold performance level that needed to be achieved before any awards could be paid. These performance goals were specific, table driven measures, and our compensation committee did not retain discretion to increase the amount of the incentive awards, but did retain discretion to reduce such amounts.

Annual incentive awards for 2008 for our named executive officers were based on meeting objectives for target revenue (target of $1,825 million), weighted at 40% of the annual incentive target; target earnings before interest and taxes, or EBIT (target of $449 million), weighted at 40% of the annual incentive target; and for keeping capital expenditures at or below targeted levels (target of $65 million), weighted at 20% of the annual incentive target.

These three measures are key measures in evaluating the performance of our business. Revenue was selected as a performance goal with the intent of focusing our executives on achieving our revenue growth objectives. The committee believes that revenue is an important measure of financial success that is clearly understood by both our executives and our stockholders. EBIT is calculated by taking GAAP net income and adding back interest expense, interest income, other non-operating expense, equity in earnings of unconsolidated subsidiaries, minority interest expense and income tax expense. For purposes of determining whether the targets under the annual incentive plan have been met, we also adjust our revenue and EBIT results for the financial impact of certain events and activities, including incremental costs relating to the spin-off, merger, acquisition and divestiture activities, certain integration activities, and other restructuring charges. EBIT was selected as a performance goal as it reflects the operating strength and efficiency of the Company, and the goals with respect to capital expenditures were set in order to focus our executives on reducing costs to our business.

For 2008, our actual financial results relating to the performance goals exceeded the maximum level with respect to revenue (2008 revenue was $1,861.2 million), and exceeded the target level, but did not reach the maximum level, with respect to EBIT (2008 EBIT was $450.1 million), while capital expenditures were below the threshold level, but not below the maximum level (capital expenditures were $62.3 million). Accordingly, the incentive awards earned by our named executive officers for 2008, when combined, exceeded their target levels, but were less than the maximum levels. The annual incentive amounts earned under the annual incentive plan were approved by our compensation committee and are reported in the Summary Compensation Table under the column Non-Equity Incentive Plan Compensation.

In addition, in February 2009, our compensation committee approved a discretionary bonus equal to 10% of each executive’s base salary. The bonus was paid in recognition of our outstanding performance in 2008 with respect to free cash flow, which was not included in the performance measures evaluated under the annual incentive plan, in recognition of the success of the spin-off and to encourage continued success in 2009. The amounts of the discretionary bonuses are reported in the Summary Compensation Table under the Bonus column.

Long-Term Equity Incentive Awards

We use our Lender Processing Services, Inc. 2008 Omnibus Incentive Plan, or the omnibus plan, for long-term incentive awards. Our long-term incentive awards are generally made to management-level employees, including our executives, who have an ability to impact our long-term results. All long-term incentive awards made under the omnibus plan are approved by the compensation committee. Generally, the committee will consider annual long-term incentive awards in the second or third quarter of each year, although the committee may make grants with respect to new hires or promotions, in recognition of special achievements or for retention purposes at any time. The compensation committee regularly reviews the dilutive impact of our long-term incentive awards on our stockholders.

Awards under the omnibus plan are granted on the date they are approved by the committee, and the exercise price for stock options awarded under the omnibus plan is the closing price of our common stock on the NYSE on the date of grant. The omnibus plan does not permit us to amend the terms of previously granted options to reduce the exercise price per share (except in the case of certain equity restructurings or other changes in our capitalization)

or to cancel outstanding options and grant substitute options with a lower exercise price per share. Moreover, the omnibus plan does not permit us to purchase outstanding underwater options from participants for cash.

In 2008, we used a combination of nonqualified stock options and restricted stock to provide long-term incentives to our executive officers. Our compensation committee believes stock options and restricted stock assist in its goal of creating long-term stockholder value by linking the interests of our named executive officers, who are in positions to directly influence stockholder value, with the interests of our stockholders and should constitute a significant portion of our named executive officers’ total compensation. A description of the omnibus plan can be found under the heading “Stock Incentive Plans” following the Grants of Plan-Based Awards table.

In August 2008, our compensation committee approved grants of nonqualified stock options and restricted stock to each of our named executive officers pursuant to the omnibus plan. The number of shares and the exercise prices of the stock options subject to these grants are disclosed in the Grants of Plan-Based Awards table.

Our compensation committee considers several factors when determining award levels, and ultimately uses its judgment when making individual grants. The factors the committee considers include the following:

•	the executive’s level of responsibility and potential to influence Company performance;

•	the executive’s level of experience and skills;

•	an analysis of competitive marketplace compensation data provided to the committee by Strategic Compensation Group;

•	our current business environment, objectives and strategy; and

•	the need to retain and motivate our executives.

In each case, the stock options were awarded with an exercise price equal to the fair market value of a share of our common stock on the date of grant, vest proportionately each year over three years based on continued employment with us, and have a seven year term. The restricted stock vests proportionately each year over three years based on the executive’s continued employment with us. In addition to aligning the executive’s interest with the interests of our stockholders, we believe these awards aid in retention, because the executive must remain with us for three years before the awards fully vest.

In addition, in March 2008, FIS’s compensation committee approved a one-time award of restricted stock to certain of its executives, including our named executive officers. The purpose of the award was to retain executive talent, recognize individual achievement and further tie the interests of FIS’s executives to those of its shareholders. The shares of restricted stock were granted pursuant to the Certegy Inc. Stock Incentive Plan, or the Certegy plan, and the restrictions on such shares lapse with respect to 1/8th of the aggregate number of shares granted as of the end of each fiscal quarter beginning June 30, 2008 and concluding March 31, 2010.

In connection with the spin-off, with the exception of Mr. Foley, our named executive officers’ FIS stock options and shares of restricted stock, including those granted in March 2008, were converted into stock options to purchase shares of our common stock and restricted shares of our common stock. The exercise prices of the option awards and the number of shares subject to each option and restricted stock award were adjusted to reflect the differences in price between FIS’s and our common stock. Mr. Foley’s FIS stock options and restricted stock awards were split, and only one-third of his awards were replaced with LPS stock options and restricted stock.

Further details concerning the stock option and restricted stock awards made in 2008 to our named executive officers are provided in the Grants of Plan-Based Awards table and the related footnotes.

Retirement and Employee Benefit Plans

We provide retirement and other benefits to our U.S. employees under a number of compensation and benefit plans. Our named executive officers generally participate in the same compensation and benefit plans as our other executives and employees. All employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan and our Employee Stock Purchase Plan, or ESPP. In addition, our named executive officers generally participate in the same health and welfare plans as our other employees. Mr. Carbiener also continues to participate in the FIS Executive Life and Supplemental Retirement Benefit Plan, which we refer to as the FIS split dollar plan, and the FIS Special Supplemental Executive Retirement Plan, which we refer to as the FIS special plan, which are described below.

Executive Life and Supplemental Retirement Benefit Plan and Special Supplemental Executive Retirement Plan

FIS maintains the FIS split dollar plan and the FIS special plan. The purpose of the FIS split dollar plan is to reward executives for their service to the company and to provide an incentive for future service and loyalty. The plan provides benefits through life insurance policies on the lives of participants. Following the spin-off, Mr. Carbiener retained death benefits under the FIS split dollar plan, but does not have deferred cash accumulation benefits under the plan as a result of amendments made to the plan to comply with applicable law resulting from the Sarbanes-Oxley Act of 2002.

To replace the lost cash accumulation benefits, FIS adopted the FIS special plan. The FIS special plan provides participants with a benefit opportunity comparable to the deferred cash accumulation benefit opportunity that would have been available had they been able to continue participation in the FIS split dollar plan. Information regarding Mr. Carbiener’s continuing benefits under the FIS special plan, as well as material terms of the FIS special plan, can be found in the Nonqualified Deferred Compensation table and accompanying narrative. We do not maintain any similar supplemental plans.

401(k) Plan

We sponsor a defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. The plan contains a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code, as well as an employee stock ownership plan feature. Participating employees may contribute up to 40% of their eligible compensation, but not more than statutory limits (generally $15,500 in 2008). We contribute an amount equal to 50% of each participant’s voluntary contributions under the plan, up to a maximum of 6% of eligible compensation for each participant. Matching contributions are initially invested in shares of our common stock, although a participant may subsequently direct the trustee to invest those funds in any other investment option available under the plan.

A participant may receive the value of his or her vested account balance upon termination of employment. A participant is always 100% vested in his or her voluntary contributions. Vesting in matching contributions occurs on a pro rata basis over an employee’s first three years of employment with the Company.

Deferred Compensation Plans

We also provide our named executive officers, as well as other key employees, with the opportunity to defer receipt of their compensation under a non-qualified deferred compensation plan. Mr. Chan is the only named executive officer who has deferred compensation under the plan. A description of the plan and information regarding Mr. Chan’s deferrals under the plan can be found in the Nonqualified Deferred Compensation table and accompanying narrative.

Employee Stock Purchase Plan

We sponsor an Employee Stock Purchase Plan, or ESPP, which provides a program through which our executives and employees can purchase shares of our common stock through payroll deductions and through matching employer contributions. Participants may elect to contribute between 3% and 15% of their salary into the ESPP through payroll deduction. At the end of each calendar quarter, we make a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters. For most employees, matching contributions are equal to 1/3 of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution is made. For certain officers, including our named executive officers, and for employees who have completed at least ten consecutive years of employment with us, the matching contribution is 1/2 of such amount. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market. The ESPP was approved by FIS, as our former parent, prior to the spin-off.

Health and Welfare Benefits

We sponsor various broad-based health and welfare benefit plans for our employees. Certain executives, including the named executive officers, are provided with additional life insurance. The taxable portion of the premiums on this additional life insurance is reflected in the Summary Compensation Table under the column All Other Compensation and the related footnote.

Perquisites and Other Benefits

We provide few perquisites to our executives. In general, the perquisites provided are intended to help our executives be more productive and efficient and to protect us and the executive from certain business risks and potential threats. In 2008, certain executive officers received the following perquisites: personal use of corporate airplane; assistance with financial planning; car allowance and reimbursement of club membership dues. The compensation committee regularly reviews the perquisites granted to our executive officers. We recently stopped providing car allowances, reimbursement of club membership dues and financial planning assistance. The compensation committee regularly reviews the perquisites provided to our executive officers and believes they are reasonable and within market practice. Further detail regarding executive perquisites in 2008 can be found in the Summary Compensation Table under the column All Other Compensation and the related footnote.

Post-Termination Compensation and Benefits

We have entered into employment agreements with each of our named executive officers except for Mr. Foley. These agreements provide us and the executives with certain rights and obligations following a termination of employment, and in some instances, following a change in control. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in the event of certain termination events. A description of the material terms of Messrs. Carbiener’s, Chan’s, Scheuble’s and Swenson’s employment agreements can be found in the narrative following the Grants of Plan-Based Awards table and in the Potential Payments Upon Termination or Change in Control section.

Mr. Foley retired from his position as an officer and director of the Company effective March 15, 2009. In connection with his retirement, our compensation committee approved a separation payment to Mr. Foley in the amount of $6,000,000, payable in cash as a lump sum upon Mr. Foley’s retirement. The compensation committee also approved the acceleration of vesting of all of the restricted shares of LPS common stock held by Mr. Foley effective as of March 15, 2009. Mr. Foley held 81,148 shares of restricted LPS common stock with a market value of $2,274,578 based on the closing price of our common stock of $28.03 on March 13, 2009 (the last day of trading prior to Mr. Foley’s retirement). Mr. Foley’s stock options that were vested prior to his retirement may be exercised or terminate in accordance with the terms of the omnibus plan and the related award agreements. Based upon the closing price of our common stock on March 13, 2009, Mr. Foley held vested stock options with a market value of $462,828 upon his retirement. All of Mr. Foley’s unvested stock options were forfeited upon his retirement.

Stock Ownership Guidelines

We established formal stock ownership guidelines in August 2008 for all corporate officers, including the named executive officers, and members of our board, to encourage such individuals to hold a multiple of their base salary (or annual retainer) in our common stock. The guidelines call for an executive or director to reach the ownership multiple within four years. Shares of restricted stock and unrealized gain on stock options count toward meeting the guidelines. The guidelines, including those applicable to non-employee directors, are as follows:

Minimum
Position	Aggregate Value

Chairman and CEO	5 × base salary
Other Officers	2 × base salary
Members of the Board	5 × annual retainer

As of December 31, 2008, Messrs. Kennedy, Carbiener, Chan, Scheuble and Swenson met the requirements of the stock ownership guidelines. The compensation committee may consider the guidelines and an executive’s satisfaction of such guidelines in determining executive compensation.

Executive Compensation Recoupment

In the event of a material restatement of our financial results, our board of directors will review the facts and circumstances that led to the restatement and will take such action as it may deem appropriate. The board will consider whether any executive officer received compensation based on the original financial statements because it appeared he or she achieved financial performance targets that, based upon the restatement, were not actually achieved. The board will also consider the accountability of any named executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such actions or omissions constituted misconduct. The actions the board might take against a particular executive officer in such an event, depending on all facts and circumstances as determined during its review, include the recoupment of all or part of any bonus or other compensation paid to the executive officer that was based upon achievement of financial results that were subsequently restated; disciplinary actions, up to and including termination; and/or the pursuit of other available remedies.

Tax and Accounting Considerations

The compensation committee considers the impact of tax and accounting treatment when determining executive compensation.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. There is, however, an exception for certain performance-based compensation. The compensation committee takes the deduction limitation under Section 162(m) into account when structuring and approving awards under our annual incentive plan and omnibus plan. Compensation paid under our annual incentive plan and awards granted under the omnibus plan are generally intended to qualify as performance-based compensation. However, in certain situations, the compensation committee may approve compensation that will not meet these requirements.

The compensation committee also considers accounting impact when structuring and approving awards. We account for stock-based payments, including stock option grants, in accordance with Statement of Financial Accounting Standards No. 123(R), Share Based Payment, which we refer to as FAS 123(R).

All non-qualified pension and other benefits have been modified to be in full compliance with the American Jobs Creation Act of 2004, which imposes tax penalties unless the form and timing of distributions are fixed to eliminate executive and company discretion.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Marshall Haines, Chairman
Philip G. Heasley
James K. Hunt

Executive Compensation

The following table sets forth information concerning the 2008, 2007 and, for Messrs. Foley and Carbiener, 2006 cash and non-cash compensation awarded to or earned by our named executive officers. The 2006 compensation of the named executive officers other than Messrs. Foley and Carbiener is not shown because they were not named executive officers in 2006 and their compensation information has not previously been disclosed. The information in this table includes compensation earned by the individuals for services to LPS, or to FIS while LPS was still an operating segment of FIS. The amounts we report reflect all of the compensation paid by FIS, whether or not allocable to services provided to us, except with respect to Mr. Foley’s 2008 compensation. Because Mr. Foley is still an executive officer of FIS, the 2008 amounts we report reflect only (i) the portion of Mr. Foley’s salary paid by

FIS prior to the spin-off which was allocated to services performed on behalf of LPS, (ii) compensation earned by Mr. Foley with respect to services provided to LPS following the spin-off, and (iii) the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) with respect to (a) Mr. Foley’s FIS options and restricted stock which were converted to LPS options and restricted stock in the spin-off, and (b) his LPS options and restricted stock which were granted following the spin-off. The amounts of compensation shown below do not necessarily reflect the compensation such person will receive in the future, which could be higher or lower.

Summary Compensation Table

							Change in
							Pension
						Non-Equity	Value and
						Incentive	Nonqualified
						Plan	Deferred
Name and				Stock	Option	Compensation	Compensation	All Other
Principal	Fiscal	Salary	Bonus	Awards	Awards	Earnings	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

William P. Foley, II*	2008	331,322	27,500	456,575	4,195,469	440,193	—	51,376	5,502,435
Chairman of the Board	2007	537,500	—	729,329	10,050,710	913,913	—	187,253	12,418,705
	2006	417,535	—	152,598	13,007,899	2,407,821	—	161,774	16,147,627
Jeffrey S. Carbiener	2008	660,833	85,000	547,120	2,777,362	2,040,893	—	33,698	6,144,907
President and Chief	2007	485,897	—	188,547	1,257,496	375,887	—	14,888	2,322,715
Executive Officer	2006	359,627	500,000	—	1,111,763	600,000	61,595	329,100	2,962,085
Francis K. Chan	2008	332,520	35,000	93,972	315,017	560,245	—	29,648	1,366,402
Executive Vice President	2007	259,375	—	—	125,511	68,143	—	24,019	477,048
and Chief Financial Officer
Daniel T. Scheuble	2008	466,094	49,000	238,797	1,431,241	980,429	—	47,136	3,212,697
Executive Vice President	2007	425,000	—	16,517	574,713	224,213	—	12,385	1,252,828
and Co-Chief Operating Officer
Eric D. Swenson	2008	516,823	54,000	323,363	1,600,004	1,080,473	—	58,940	3,633,604
Executive Vice President	2007	497,740	—	99,099	658,960	250,591	—	51,975	1,558,365
and Co-Chief Operating Officer

*	Mr. Foley retired as an officer and director of LPS effective March 15, 2009.

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into our 401(k) plan, ESPP or non-qualified deferred compensation plan. Mr. Foley’s 2008 base salary includes amounts paid by LPS following the spin-off as well as the portion of Mr. Foley’s salary paid by FIS prior to the spin-off which was allocated to services performed on behalf of LPS.

(2)	Represents a discretionary bonus paid in 2009 in recognition of the Company’s performance in 2008 with respect to free cash flow, in recognition of the success of the spin-off and to encourage continued success in 2009. With respect to Mr. Carbiener, the 2006 amount represents a contractual bonus paid in 2006 in connection with the Certegy merger.

(3)	2008 amounts represent the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R), excluding forfeiture assumptions, for the fiscal year ended December 31, 2008 of restricted stock awards granted by LPS and FIS in fiscal year 2008. 2008 and 2007 amounts with respect to Messrs. Scheuble and Swenson, and 2006 and 2007 amounts with respect to Mr. Foley include the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R), excluding forfeiture assumptions, for those fiscal years of restricted stock awards granted by old FNF in 2003 and assumed by FIS in the merger between it and old FNF. With respect to Mr. Carbiener, 2007 amounts represent the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R), excluding forfeiture assumptions, with respect to a restricted stock award granted by FIS as a merit bonus in 2007.

(4)	Represents the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R), excluding forfeiture assumptions, for the fiscal years ended December 31, 2008, 2007 and 2006, of stock option awards granted in and prior to fiscal years 2008, 2007 and 2006. These awards consisted of options granted by LPS and FIS, options granted to acquire shares of old FNF under old FNF plans that FIS assumed in the merger between it and old FNF and options to acquire shares of former FIS under a former FIS plan assumed by FIS in the Certegy merger. Assumptions used in the calculation of these amounts are included in Note 11 to our consolidated and combined financial statements for the year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the SEC on March 17, 2009. For Mr. Foley, 2006 amounts include $8.9 million recorded relating to former FIS’s performance-based stock option awards for which the vesting criterion was met during 2006 after the merger between Certegy and former FIS.

(5)	Represents amounts paid pursuant to our annual incentive plan which were earned in 2008 and paid in 2009, and amounts paid pursuant to FIS’s annual incentive plan which were earned in 2006 and paid in 2007, and earned in 2007 and paid in 2008.

(6)	Represents the change in pension value in 2006 for Mr. Carbiener under the Fidelity National Information Services, Inc. Pension Plan, or the FIS pension plan. In July 2007, FIS received a determination letter from the Internal Revenue Service permitting it to distribute all pension plan benefits in the form of lump sums and annuity contracts, and to terminate the plan effective as of May 31, 2006. Mr. Carbiener elected to receive a lump sum under the plan, and received a payment of $157,464 on October 31, 2007. In 2007, Mr. Carbiener experienced a negative change in value of $18,347 under the FIS pension plan, which amount is not disclosed above and represents the difference between Mr. Carbiener’s interest in the pension plan as of December 31, 2006 and the lump sum he received in October 2007.

(7)	Amounts shown for 2008 include matching contributions to FIS’s and LPS’s 401(k) plans and employee stock purchase plans; dividends paid on restricted stock; life insurance premiums paid by FIS and LPS; dividends from the split dollar plan, which are reinvested in the plan; personal use of a company airplane (which is calculated based upon the per seat hourly cost of operating the airplane and the number of hours of personal usage by each executive); financial planning services; car allowance; and reimbursement of club membership dues as set forth below:

	Foley	Carbiener	Chan	Scheuble	Swenson

401(k) Matching Contributions	$—	$6,900	$6,900	$6,900	$6,900
ESPP Matching Contributions	—	—	19,219	31,875	34,219
Restricted Stock Dividends	16,599	17,775	3,448	8,154	11,686
Life Insurance Premiums	237	135	81	207	135
Dividends from Split Dollar Plan	—	7,220	—	—	—
Personal Airplane Use	16,662	1,668	—	—	—
Financial Planning Services	17,024	—	—	—	—
Car Allowance	—	—	—	—	6,000
Club Membership Dues	855	—	—	—	—

The following table sets forth information concerning (i) awards granted to the named executive officers by LPS following the spin-off, (ii) stock and option awards granted to the named executive officers by LPS in the spin-off with respect to awards granted by FIS during the fiscal year ended December 31, 2008, and (iii) non-equity incentive plan awards granted to the named executive officers by LPS during the fiscal year ended December 31, 2008. The table does not include option or restricted stock awards originally granted by FIS prior to 2008 which were converted to LPS option and restricted stock awards in the spin-off.

Grants of Plan-Based Awards

					(d)	(e)
					All Other	All Other
					Stock	Option		(g)
		Estimated Possible Payouts			Awards:	Awards:	(f)	Grant Date
		under Non-Equity Incentive			Number of	Number of	Exercise or	Fair Value of
		Plan Awards(1)			Shares of	Securities	Base Price of	Stock and
		(a)	(b)	(c)	Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)(2)	(#)(3)	($)	($)(4)

William P. Foley, II	8/13/2008	—	—	—	75,000	250,000	34.58	4,731,000
	3/20/2008	—	—	—	9,838	—	—	333,213
	N/A	137,500	275,000	550,000	—	—	—	—
Jeffrey S. Carbiener	8/13/2008	—	—	—	75,000	250,000	34.58	4,731,000
	3/20/2008	—	—	—	12,126	—	—	410,708
	N/A	637,500	1,275,000	2,550,000	—	—	—	—
Francis K. Chan	8/13/2008	—	—	—	15,000	50,000	34.58	946,200
	3/20/2008	—	—	—	2,173	—	—	73,600
	N/A	175,000	350,000	700,000	—	—	—	—
Daniel T. Scheuble	8/13/2008	—	—	—	30,000	100,000	34.58	1,892,400
	3/20/2008	—	—	—	7,207	—	—	244,101
	N/A	306,250	612,500	1,225,000	—	—	—	—
Eric D. Swenson	8/13/2008	—	—	—	30,000	100,000	34.58	1,892,400
	3/20/2008	—	—	—	8,122	—	—	275,092
	N/A	337,500	675,000	1,350,000	—	—	—	—

(1)	The amounts shown in column (a) reflect the minimum payment level under the LPS annual incentive plan, which is 50% of the target amount shown in column (b). The amount shown in column (c) for everyone is 200% of such target amount.

(2)	The amounts shown in column (d) reflect (i) the number of shares of our restricted stock granted under the omnibus plan on August 13, 2008, which vest ratably over three years on the anniversary of the date of grant, and (ii) shares of restricted stock granted under the omnibus plan on July 2, 2008 in the spin-off in replacement of restricted stock awards granted by FIS on March 20, 2008, which vest with respect to 1/8th of the total number of shares granted on the last day of each fiscal quarter beginning on June 30, 2008, with the final vesting taking place on March 31, 2010.

(3)	The amounts shown in column (e) reflect the number of stock options granted to each named executive officer under the omnibus plan on August 13, 2008. The options vest ratably over three years on the anniversary of the date of grant.

(4)	The grant date fair value of the options granted on August 13, 2008 was determined based upon a grant date fair value per option of $8.55. The grant date fair value of the shares of restricted stock granted in 2008 was determined based upon the closing price on the date of grant ($33.87 per share on March 20, 2008 (as adjusted to reflect the difference in prices between FIS’s and our common stock on the date of the spin-off) and $34.58 per share on August 13, 2008).

Employment Agreements

In August 2008, we entered into employment agreements with certain of our senior executives, including Messrs. Carbiener, Chan, Scheuble and Swenson. We did not have an employment agreement with Mr. Foley. Each named executive officer’s employment agreement is for a three-year term expiring on December 31, 2011, with automatic annual extensions following the initial three-year period and continuing thereafter unless either party provides timely notice that the term should not be extended. Each named executive officer’s employment agreement provides that he is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and that the executive and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. The agreements further provide that the executive is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Jeffrey S. Carbiener

Mr. Carbiener’s employment agreement provides that he will serve as the Company’s President and Chief Executive Officer, and will receive a minimum annual base salary of $850,000. The agreement further provides that Mr. Carbiener’s annual cash bonus target under our annual incentive plan will be 150% of his base salary, with higher or lower amounts payable depending on performance relative to targeted results.

Francis K. Chan

Mr. Chan’s employment agreement provides that he will serve as the Company’s Executive Vice President and Chief Financial Officer, and will receive a minimum annual base salary of $350,000. Under his employment agreement, Mr. Chan’s annual cash bonus target under our annual incentive plan will be 100% of his base salary, with higher or lower amounts payable depending on performance relative to targeted results.

Daniel T. Scheuble

Mr. Scheuble’s employment agreement provides that he will serve as Executive Vice President and Co-Chief Operating Officer of the Company, and that Mr. Scheuble will receive a minimum annual base salary of $490,000. Under his employment agreement, Mr. Scheuble’s annual cash bonus target under our annual incentive plan will be 125% of his base salary, with higher or lower amounts payable depending on performance relative to targeted results.

Eric D. Swenson

Mr. Swenson’s employment agreement provides that he will serve as Executive Vice President and Co-Chief Operating Officer of the Company, and that Mr. Swenson will receive a minimum annual base salary of $540,000. Under his employment agreement, Mr. Swenson’s annual cash bonus target under our annual incentive plan will be 125% of his base salary, with higher or lower amounts payable depending on performance relative to targeted results.

Each named executive officer’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Stock Incentive Plans

Omnibus Plan

We used the Lender Processing Services, Inc. 2008 Omnibus Incentive Plan, or omnibus plan, for long-term incentive compensation of our executive officers in 2008. The omnibus plan is administered by our compensation committee and permits the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other cash or stock-based awards. Eligible participants include all employees, directors and consultants of the Company and our subsidiaries, as determined by the committee. The committee has the full power to select employees, directors and consultants who will participate in the plan; determine the size and types of awards; determine the terms and conditions of awards; construe and interpret the omnibus plan and any award agreement or other instrument entered into under the omnibus plan; establish, amend and waive rules and regulations for the administration of the omnibus plan; and, subject to certain limitations, amend the terms and conditions of outstanding awards. The omnibus plan was approved by our former parent FIS prior to the spin-off.

Each award granted under the omnibus plan is subject to an award agreement, which sets forth the participant’s rights with respect to the award following termination of employment or service. In addition, except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control, all outstanding awards will immediately vest. Further details are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Effective as of the spin-off, with the exception of Mr. Foley, our named executive officers’ FIS stock options and shares of FIS restricted stock were forfeited and replaced with options to purchase shares of LPS common stock and shares of LPS restricted stock. Because Mr. Foley continued to serve as an executive of FIS, his FIS stock options and shares of FIS restricted stock were split, and only one-third of his FIS options and shares of FIS restricted stock were replaced with LPS options and shares of LPS restricted stock.

These awards were granted under the omnibus plan. The exercise prices and numbers of shares subject to each option grant, and the number of shares subject to each restricted stock award, were adjusted to reflect the differences in FIS’s and our common stock prices. These replacement awards have the same terms and conditions as the forfeited FIS awards, and the shares will vest on the same dates the FIS awards would have vested. Further details are set forth in the “Potential Payments Upon Termination or Change in Control” section.

FNRES Stock Plan

During the year ended December 31, 2008, Mr. Foley also had options outstanding under the FNRES Holdings, Inc. 2007 Stock Incentive Plan, or the FNRES stock plan. The FNRES stock plan was adopted in 2007 and was maintained by FNRES Holdings, Inc., or FNRES, and administered by the FNRES board, or by one or more committees appointed by the FNRES board. The plan permits the granting of stock options or stock awards of FNRES stock. Eligible participants are selected by the FNRES board, or designated committee, and include employees, directors and consultants of FNRES and its affiliates. The FNRES board, or designated committee, has full authority and sole discretion to take actions to administer, operate, and interpret the plan, or to amend, suspend, or terminate the plan.

The options granted under the FNRES stock plan vest upon the earliest to occur of (i) a change in control or (ii) following an initial public offering; provided that in each case the options vest only if the equity value of a share of FNRES common stock equals at least $20.00 per share (subject to adjustment) and Mr. Foley’s service with FNRES has not been terminated. If the equity value target is not met at the time of a change in control, FNRES will use commercially reasonable efforts to have the acquirer or the surviving or continuing company assume or continue, as the case may be, the unvested options on the same (or as nearly as practicable) terms and conditions as set forth herein. If the acquirer does not agree to assume or continue the options, then the options will terminate. For purposes of the FNRES plan, the term “equity value” means (i) in the event of a change in control, the aggregate amount of per share net proceeds (other than any taxes) of cash or readily marketable securities and the discounted expected value of any other deferred consideration received or to be received by the holders of FNRES common stock (including all shares issuable upon exercise of in-the-money options, whether or not exercisable); or (ii) at any time after an initial public offering, the average price of FNRES common stock over a consecutive 45-day trading period; provided, however, that the full 45-day trading period must conclude on or prior to the expiration date of the option. The term “change in control” for this purpose means a transaction or related series of transactions through which a person or group other than certain current stockholders and their affiliates become the direct or indirect beneficial owners of more than the greater of (i) 35% of the outstanding shares of FNRES stock or (ii) the percentage of outstanding voting stock owned directly or indirectly by these stockholders.

Because the vesting of the options is contingent upon performance and market criteria which were not met in 2008, we did not incur any expense for financial statement reporting purposes for fiscal year 2008 pursuant to FAS 123(R). Therefore, the Summary Compensation Table does not include any amounts associated with the FNRES options. As of December 31, 2008, we owned approximately 39% of FNRES’s common stock and accounted for FNRES under the equity method. However, on February 6, 2009, we acquired the remaining 61% of FNRES’s outstanding common stock from FNF, and all options outstanding under the FNRES plan, including Mr. Foley’s options, were terminated at that time.

The following table sets forth information concerning unexercised stock options and unvested restricted stock outstanding as of December 31, 2008 for each named executive officer:

Outstanding Equity Awards at Fiscal Year-End

		Option Awards					Stock Awards
		Number of		Number of			Number of	Market Value
		Securities		Securities			Shares or	of Shares or
		Underlying		Underlying			Units of	Units of Stock
		Unexercised		Unexercised	Option		Stock	that have
		Options		Options	Exercise	Option	that have	not
		(#)		(#)(2)	Price	Expiration	not Vested	Vested
Name	Grant Date(1)	Exercisable		Unexercisable	($)	Date	(#)(3)	($)(4)

William P. Foley, II	10/15/2004	159,376	(5)	—	25.51	10/15/2012	—	—
	3/9/2005	243,885	(6)	—	13.67	3/9/2015	—	—
	8/19/2005	63,750	(5)	—	27.07	8/19/2015	—	—
	11/9/2006	211,005		105,502	36.15	11/9/2013	—	—
	12/20/2007	76,267		152,533	37.20	12/20/2014	—	—
	3/20/2008	—		—	—	—	6,148	181,059
	8/13/2008	—		250,000	34.58	8/13/2015	75,000	2,208,750
Jeffrey S. Carbiener	12/10/1999	15,341		—	14.99	12/10/2009	—	—
	1/31/2000	23,246		—	14.01	1/31/2010	—	—
	1/29/2001	7,641		—	18.95	1/29/2011	—	—
	10/31/2001	13,215		—	22.76	10/31/2011	—	—
	2/12/2002	6,443		—	27.92	2/12/2012	—	—
	2/12/2002	43,997		—	27.92	2/12/2012	—	—
	2/4/2004	21,715		—	26.00	2/4/2011	—	—
	2/4/2005	27,656		—	28.15	2/4/2012	—	—
	2/1/2006	200,200		200,200	34.51	2/1/2013	—	—
	12/20/2007	114,400		228,800	37.20	12/20/2014	—	—
	3/20/2008	—		—	—	—	7,578	223,172
	8/13/2008	—		250,000	34.58	8/13/2015	75,000	2,208,750
Francis K. Chan	4/16/2001	6,346	(5)	—	7.36	4/16/2011	—	—
	9/10/2004	19,078	(5)	—	19.56	9/10/2014	—	—
	3/9/2005	6,243	(6)	1,561	13.67	3/9/2015	—	—
	3/9/2005	6,829	(6)	—	13.67	3/9/2015	—	—
	12/22/2006	14,300		14,300	35.18	12/22/2016	—	—
	12/20/2007	14,300		28,600	37.20	12/20/2014	—	—
	3/20/2008	—		—	—	—	1,357	39,964
	8/13/2008	—		50,000	34.58	8/13/2015	15,000	441,750
Daniel T. Scheuble	3/9/2005	17,560	(6)	11,707	13.67	3/9/2015	—	—
	12/22/2006	57,200		28,600	35.18	12/22/2016	—	—
	12/20/2007	76,267		152,533	37.20	12/20/2014	—	—
	3/20/2008	—		—	—	—	4,504	132,643
	8/13/2008	—		100,000	34.58	8/13/2015	30,000	883,500
Eric D. Swenson	3/9/2005	58,536	(6)	39,022	13.67	3/9/2015	—	—
	12/22/2006	57,200		28,600	35.18	12/22/2016	—	—
	12/20/2007	76,267		152,533	37.20	12/20/2014	—	—
	3/20/2008	—		—	—	—	5,075	149,459
	8/13/2008	—		100,000	34.58	8/13/2015	30,000	883,500

(1)	Reflects the original date of grant of the award.

(2)	The unvested options that we granted in 2005 to Messrs. Chan, Scheuble and Swenson vest quarterly over a 5-year period from the date of grant, with the final vesting taking place on December 31, 2009. The unvested options listed above that we granted in 2006, 2007 and 2008 vest annually over 3 years from the date of grant, except for those granted to Mr. Carbiener in 2006 which vest annually over four years from the date of grant.

(3)	The shares of restricted stock granted by FIS on March 20, 2008 vest with respect to 1/8th of the total number of shares granted on the last day of each fiscal quarter beginning June 30, 2008, with the final vesting taking place on March 31, 2010. The shares of restricted stock granted on August 13, 2008 vest ratably over three years on the anniversary of the date of grant.

(4)	Market value of unvested restricted stock awards is based on a closing price of $29.45 for a share of our common stock on the New York Stock Exchange on December 31, 2008.

(5)	These options were originally granted by old FNF under plans assumed by FIS in the FNF Merger.

(6)	These options were originally granted by former FIS under a plan assumed by FIS in the Certegy merger.

Outstanding FNRES Option Awards at Fiscal Year End

Option Awards(1)
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Option
		Options	Options	Exercise	Option
		(#)	(#)	Price	Expiration
Name	Grant Date	Exercisable	Unexercisable	($)	Date

William P. Foley, II	5/14/2007	—	400,000	10.00	5/14/2017

(1)	As of December 31, 2008, we owned approximately 39% of FNRES’s common stock and accounted for FNRES under the equity method. On February 6, 2009, we acquired the remaining 61% of FNRES’s outstanding common stock from FNF, and all options outstanding under the FNRES plan, including Mr. Foley’s options, were terminated at that time.

The following table sets forth information concerning each exercise of FIS and LPS stock options, SARs and similar instruments, and each vesting of FIS and LPS stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2008 for each of the named executive officers on an aggregated basis:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired	Value Realized	Acquired	Value Realized on
	on Exercise	on Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)

William P. Foley, II	—	—	2,460	73,763
Jeffrey S. Carbiener	5,138	19,268	9,857	347,995
Francis K. Chan	—	—	782	25,096
Daniel T. Scheuble	—	—	2,928	90,382
Eric D. Swenson	—	—	4,947	137,258

The following table sets forth information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified:

Nonqualified Deferred Compensation

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings in	Withdrawals/	Balance at
		in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	Plan	($)	($)(1)	($)(2)	($)	($)(3)

Jeffrey S. Carbiener	Special Plan	—	55,000	(269,731)	—	(71,312)
Francis K. Chan	Non-Qualified Deferred Compensation Plan	46,881	—	(131,222)	—	264,648

(1)	With respect to Mr. Carbiener, amounts reflect premium paid on life insurance policy in 2008. Mr. Carbiener’s benefit under the special plan is based on the excess of the cash surrender value in the policy over the total premiums paid.

(2)	Represents the decrease in the executive’s interest in 2008.

(3)	Represents the executive’s interest as of December 31, 2008.

The FIS Special Plan

The FIS special plan provides participants with a benefit opportunity comparable to the deferred cash accumulation benefit that would have been available had they been able to continue participation in the FIS split dollar plan. Participants’ interests under the FIS special plan are based on the excess of the cash surrender value of a life insurance policy on the executive over the total premium payments paid. A participant’s interest fluctuates based on the performance of investments in which the participant’s interest is deemed invested. The FIS special plan provides that following a change in control, the participants may select investments; however, their right to select investments is forfeited if they violate the plan’s non-competition provisions within one year after termination of employment. Mr. Carbiener’s post-spin-off employment with LPS is not regarded as being in competition with FIS and is not in violation of the non-competition provisions, and therefore his right to select investments is preserved under the FIS special plan. To date, investment decisions regarding Mr. Carbiener’s participant interests have been made by a third party investment advisor. The table below shows the investments available for selection, as well as the rates of return for those investments for 2008.

2008 Rate
Name of Fund	of Return

PSF Equity Index	(37.35)%
PSF Main Street Core	(38.87)%
Lazard Retirement U.S. Strategic Equity Portfolio	(35.29)%
PSF Large-Cap Value	(34.80)%
BlackRock Basic Value V.I. Fund Class III	(36.91)%
M Business Opportunity Value	(34.48)%
PSF Growth LT	(40.95)%
PSF Large-Cap Growth	(50.47)%
T. Rowe Price Blue Chip Growth Portfolio-II	(42.65)%
PSF Diversified Research	(39.07)%
PSF American Funds Growth-Income	(38.08)%
Fidelity VIP Growth Service Class 2	(47.31)%
Janus Aspen Series INTECH Risk-Managed Core Portfolio Service Shares	(36.24)%
M. Turner Core Growth	(48.97)%
PSF Comstock	(36.79)%
PSF American Funds Growth	(44.19)%
PSF Equity	(41.12)%
PSF Focused 30	(50.14)%
Fidelity VIP Contrafund Service Class 2	(42.69)%
LMPV Aggressive Growth Portfolio Class II	(40.58)%
M Frontier Capital Appreciation	(42.03)%
LMPV Mid Cap Core Portfolio Class II	(35.43)%
PSF Mid-Cap Equity	(39.00)%
Fidelity VIP Value Strategies Service Class 2	(51.28)%

2008 Rate
Name of Fund	of Return

PSF Mid-Cap Growth	(48.36)%
Fidelity VIP Mid-Cap Service Class 2	(39.61)%
Janus Aspen Series Mid Cap Growth Portfolio Service Shares	(43.86)%
PSF Small Cap Index	(35.03)%
PSF Small-Cap Equity	(26.11)%
Premier VIT NACM Small Cap Portfolio	(41.63)%
PSF Small-Cap Growth	(47.11)%
MFS VIT New Discovery Series Service Class	(39.52)%
PSF Small-Cap Value	(28.23)%
PSF International Value	(47.78)%
PSF International Small-Cap	(47.84)%
PSF International Large-Cap	(35.35)%
Janus Aspen Series International Growth Portfolio Service Shares	(52.23)%
M Brandes International Equity	(39.84)%
PSF Emerging Markets	(47.68)%
BlackRock Global Allocation V.I. Fund Class III	(19.67)%
PSF Short Duration Bond	(5.09)%
PSF Inflation Managed	(9.34)%
PSF Floating Rate Loan	(29.28)%
PSF High Yield Bond	(22.20)%
PSF Diversified Bond	(7.80)%
PSF Managed Bond	(1.71)%
PSF Money Market	2.36%
T. Rowe Price Equity Income Portfolio-II	(36.26)%
Fidelity VIP Freedom Income Service Class 2	(10.70)%
Fidelity VIP Freedom 2015 Service Class 2	(27.30)%
Fidelity VIP Freedom 2020 Service Class 2	(32.80)%
Fidelity VIP Freedom 2025 Service Class 2	(34.36)%
Fidelity VIP Freedom 2030 Service Class 2	(38.17)%
PSF Multi-Strategy	(43.71)%
Fidelity VIP Freedom 2010 Service Class 2	(25.17)%
Van Eck Worldwide Hard Assets Fund	(46.12)%
PSF Health Sciences	(28.16)%
PSF Real Estate	(39.99)%
PSF Technology	(51.64)%
PSF Long/Short Large-Cap	(33.98)%
MFS VIT Utilities Series Service Class	(37.81)%

If a participant terminates employment for good reason, or if the participant’s job is eliminated, payments under the FIS split dollar plan must begin fifteen years after the participant’s commencement date under the plan or after the participant turns sixty years old, whichever is later. The spin-off was treated as an elimination of Mr. Carbiener’s job for purposes of the plan. Participants can also elect to get payments earlier if both (1) seven years have passed since the participant’s commencement date under the FIS split dollar plan and (2) the participant retires or turns sixty years old. For this purpose, the term “retire” means the participant’s termination of employment after (1) turning age sixty-five, (2) turning age fifty-five and having five years of vesting service or (3) turning age fifty and having the participant’s age plus years of benefit service equal at least seventy-five.

A participant can elect to get the payments in either a single lump sum or in installments over a period of between two and ten years. If the participant elects installment payments, FIS will credit the undistributed principal amount with 5% simple annual interest. If a participant elects to receive a lump sum distribution, FIS can make the distribution either in cash or by transferring an interest in the policy. If the benefit is less than $10,000, or the participant violates the plan’s non-competition provisions within a one-year period after termination of employment, then the administrator can force a lump sum distribution. Unless a participant violates the plan’s non-competition provisions within one-year after termination of employment, FIS will pay an additional gross up based on the administrator’s estimate of the tax savings realized by it by being able to deduct the payments from its federal, state and local taxes. Participants’ benefits derive solely from the terms of the FIS special plan and are unsecured. Participants do not have rights under the insurance policies.

In connection with the Certegy merger, FIS funded a rabbi trust with sufficient monies to pay all future required insurance premiums under the FIS split dollar plan and to pay all of the participant interests as defined in the FIS special plan, including with respect to Mr. Carbiener.

Non-Qualified Deferred Compensation Plan

Under our non-qualified deferred compensation plan, participants can defer up to 75% of their base salary and commissions and 100% of their annual incentives, quarterly incentives and directors fees. Deferral elections are made in December for amounts to be earned in the following year. Deferrals and related earnings are not subject to vesting conditions.

Participants’ accounts are bookkeeping entries only and participants’ benefits are unsecured. Participant’s accounts are credited or debited daily based on the performance of hypothetical investments selected by the participant, and may be changed on any business day. The funds from which participants may select hypothetical investments, and the 2008 rates of return on these investments, are listed in the following table:

2008 Rate
Name of Fund	of Return

Nationwide NVIT Money Market V	2.14%
PIMCO VIT Real Return Admin	(7.00)%
PIMCO VIT Total Return Admin	4.84%
LASSO Long and Short Strategic Opportunities	(16.52)%
T. Rowe Price Equity Income II	(36.26)%
Dreyfus Stock Index Initial	(37.14)%
Fidelity VIP II Contrafund Svc	(42.61)%
American Funds IS Growth 2	(43.97)%
Goldman Sachs VIT Mid Cap Value	(37.05)%
T. Rowe Price Mid Cap Growth II	(39.94)%
Royce Capital Small Cap	(27.18)%
Vanguard VIF Small Company Growth	(39.47)%
AllianceBernstein VPS International Value A	(53.18)%
American Funds IS International 2	(42.12)%

Upon retirement, which generally means separation of employment after attaining age sixty, an individual may elect either a lump-sum withdrawal or installment payments over 5, 10 or 15 years. Similar payment elections are available for pre-retirement survivor benefits. In the event of a termination prior to retirement, distributions are paid over a 5-year period. Account balances less than the limit under section 402(g) of the Internal Revenue Code, which was $15,500 in 2008, will be distributed in a lump-sum. Participants can elect to receive in-service distributions in a plan year that is at least three plan years after the amounts are actually deferred, and these amounts will be paid within sixty days from the close of the plan year in which they were elected to be paid. The participant may also petition us to suspend elected deferrals, and to receive partial or full payout under the plan, in the event of an unforeseeable financial emergency, provided that the participant does not have other resources to meet the hardship.

Plan participation continues until termination of employment. Participants will receive their account balance in a lump-sum distribution if employment is terminated within two years after a change in control.

In 2004, Section 409A of the Internal Revenue Code was passed. Section 409A changed the tax laws applicable to nonqualified deferred compensation plans, generally placing more restrictions on the timing of deferrals and distributions. The deferred compensation plan contains amounts deferred before and after the passage of Section 409A. For amounts subject to Section 409A, which in general terms includes amounts deferred after December 31, 2004, a modification to a participant’s payment elections may be made upon the following events:

•	Retirement: A participant may modify the distribution schedule for a retirement distribution from a lump-sum to annual installments or vice versa. However, a modification to the form of payment requires that the payment(s) commence at least five years after the participant’s retirement, and this election must be filed with the administrator at least 12 months prior to retirement.

•	In-service Distributions: Participant’s may modify each in-service distribution date by extending it by at least five years; however, participants may not accelerate the in-service distribution date and this election must be filed with the administrator at least 12 months prior to the scheduled in-service distribution date.

Deferral amounts that were vested on or before December 31, 2004 are generally not subject to Section 409A and are governed by more liberal distribution provisions that were in effect prior to the passage of Section 409A. For example, a participant may withdraw these grandfathered amounts at any time, subject to a withdrawal penalty of ten percent, or may annually change the payment elections for these grandfathered amounts.

Potential Payments Upon Termination or Change in Control

In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change in control. The amounts described in this section reflect amounts that would have been payable under our plans and the named executive officers’ employment agreements if their employment had terminated on December 31, 2008. The types of termination situations include a voluntary termination by the executive, with and without good reason, a termination by us either for cause or not for cause, termination after a change in control, and termination in the event of disability or death. We also describe the estimated payments and benefits that would be provided upon a change in control without a termination of employment. The actual payments and benefits that would be provided upon a termination of employment would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment and the value of accelerated vesting of stock-based awards is dependent on the value of the underlying stock. For a description of the separation payment made to Mr. Foley and the treatment of Mr. Foley’s equity awards in connection with his retirement as an officer and director of the Company on March 15, 2009, see “Compensation Discussion and Analysis — Post-Termination Compensation and Benefits.”

For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees. In addition to these generally available plans and arrangements, Mr. Carbiener also has benefits under the FIS split dollar plan and the FIS special plan. These plans, and Mr. Carbiener’s benefits under them, are discussed in the Compensation Discussion & Analysis section and the Nonqualified Deferred Compensation table and accompanying narrative.

Potential Payments under Employment Agreements

As discussed previously, we have entered into employment agreements with each of our named executive officers other than Mr. Foley. These agreements contain provisions for the payment of severance benefits following certain termination events. Following is a summary of the payments and benefits our named executive officers would receive in connection with various employment termination scenarios.

Under Messrs. Carbiener’s, Chan’s, Scheuble’s and Swenson’s employment agreements, if the executive’s employment is terminated other than due to death and the termination is by LPS for any reason other than for cause or due to disability, or by the executive for good reason, then the executive is entitled to receive:

•	any earned but unpaid base salary and any expense reimbursement payments owed and any earned but unpaid annual bonus payments relating to the prior year, which we refer to as “accrued obligations,”

•	a prorated annual bonus based on the executive’s target bonus,

•	a lump-sum payment equal to 300% in the cases of Messrs. Carbiener, Scheuble and Swenson, and 200% in the case of Mr. Chan, of the sum of the executive’s (1) annual base salary and (2) the highest annual bonus paid to the executive within the three years preceding his termination or, if higher, the target bonus opportunity in the year in which the termination of employment occurs,

•	immediate vesting and/or payment of all equity awards (other than those based on satisfaction of performance criteria which shall only vest pursuant to their express terms), and

•	continued receipt of health insurance benefits for a period of 3 years, reduced by comparable benefits he may receive from another employer.

If any of Messrs. Carbiener’s, Chan’s, Scheuble’s or Swenson’s employment terminates due to death or disability, we will pay him, or his estate:

•	any accrued obligations,

•	a prorated annual bonus based on (a) the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined and (b) the fraction of the year the executive was employed, and

•	the unpaid portion of the executive’s base salary for the remainder of the term of the employment agreement.

In addition, each executive’s employment agreement provides for supplemental disability insurance sufficient to provide at least 2/3 of the executive’s pre-disability base salary. For purposes of the agreements, an executive will be deemed to have a “disability” if he is entitled to receive long-term disability benefits under our long-term disability plan.

Under the employment agreements, “cause” means:

•	persistent failure to perform duties consistent with a commercially reasonable standard of care,

•	willful neglect of duties,

•	conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty,

•	material breach of the employment agreement, or

•	impeding or failing to materially cooperate with an investigation authorized by our board.

For purposes of the employment agreements, “good reason” means:

•	a material diminution in the executive’s position or title, or the assignment of duties materially inconsistent with the executive’s position,

•	a material diminution in the executive’s annual base salary or bonus opportunity,

•	LPS’s material breach of any of our other obligations under the employment agreement, or

•	within six (6) months immediately preceding or within two (2) years immediately following a change in control:

(a) a material adverse change in the executive’s status, authority or responsibility,

(b)	a change in the person to whom the executive reports that results in a material adverse change to his service relationship or the conditions under which he performs his duties,

(c)	a material adverse change in the position to whom the executive reports or a material diminution in the authority, duties or responsibilities of that position,

(d) a material diminution in the budget over which the executive has managing authority, or

(e) a material change in the executive’s geographic location.

To qualify as a “good reason” termination, the executive must provide notice of the termination within 90 days of the date he first knows the event has occurred. We have 30 days to cure the event.

Under the agreements, “change in control” means:

•	an acquisition by an individual, entity or group of more than 50% of our voting power,

•	a merger or consolidation in which LPS is not the surviving entity, unless our stockholders immediately before the transaction hold more than 50% of the combined voting power of the resulting corporation after the transaction,

•	a reverse merger in which LPS is the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately before the merger,

•	during any period of two consecutive years during the employment term, a change in the majority of our board, unless the changes are approved by 2/3 of the directors then in office,

•	a sale, transfer or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately before the sale, transfer or disposition, other than a sale, transfer or disposition to an entity (a) which immediately after the sale, transfer or disposition owns 50% of our voting stock or (b) 50% of the voting stock of which is owned by us after the sale, transfer or disposition, or

•	our stockholders approve a plan or proposal for the complete liquidation or dissolution of LPS.

Each employment agreement also provides for a tax gross-up if the total payments and benefits made under the agreement or under other plans or arrangements are subject to the federal excise tax on excess parachute payments and the total of such payments and benefits exceed 103% of the safe harbor amount for that tax. A gross-up payment is not made if the total parachute payments are not more than 103% of the safe harbor amount. In that case, the executive’s payments and benefits would be reduced to avoid the tax. In general terms, the safe harbor amounts for this purpose are $1 less than 3 times the named executive officer’s average W-2 income for the five years before the year in which the change in control occurs. Assuming a termination of employment and a change in control occurred on December 31, 2008, Messrs. Carbiener and Chan would have been entitled to gross-up payments in the amounts of $4,098,010 and $828,010, respectively. These gross-up amounts are not included in the estimated cash severance payments described below. None of our other named executive officers would have been entitled to a gross-up payment.

The agreements also provide us and our stockholders with important protections and rights, including the following:

•	severance benefits under the agreements are conditioned upon the executive’s execution of a full release of LPS and related parties, thus limiting our exposure to law suits from the executive;

•	the executive is prohibited from competing with us during employment and for one year thereafter if the executive’s employment terminates for a reason that does not entitle him to severance payments and the termination is not due to our decision not to extend the employment agreement term; and

•	The executive is prohibited during employment and at all times thereafter from sharing confidential information and trade secrets.

Potential Payments under the Omnibus Plan

In addition to the post-termination rights and obligations set forth in the employment agreements of our named executive officers, our omnibus plan provides for the potential acceleration of vesting and/or payment of equity awards in connection with a change in control. Under the omnibus plan, except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control any and all outstanding options and stock appreciation rights will become immediately exercisable, any restriction imposed on restricted stock, restricted stock units and other awards will lapse, and any and all performance shares, performance units and other awards with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

For purposes of the omnibus plan, the term “change in control” means the occurrence of any of the following events:

•	an acquisition immediately after which any person, group or entity possesses direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, or the Exchange Act) of 25% or more of either our outstanding common stock or our outstanding voting securities, excluding any acquisition directly from us, by us, or by any of our employee benefit plans and certain other acquisitions;

•	during any period of two consecutive years, the individuals who, as of the beginning of such period, constituted our board, or incumbent board, cease to constitute at least a majority of the board, provided that any individual who becomes a member of our board subsequent to the beginning of such period and whose election or nomination was approved by at least two-thirds of the members of the incumbent board will be considered as though he or she were a member of the incumbent board, and provided further that any individual whose initial assumption of office occurred as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board will not be considered as though such individual were a member of the incumbent board;

•	the consummation of a reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of our assets unless (a) our stockholders immediately before the transaction continue to have beneficial ownership of more than 50% of the outstanding shares of our common stock and the combined voting power of our then outstanding voting securities resulting from the transaction in substantially the same proportions as their ownership immediately prior to the transaction of our common stock and outstanding voting securities; (b) no person (other than us, an employee benefit plan sponsored by us or the resulting corporation, or any entity controlled by us or the resulting corporation) has beneficial ownership of 25% or more of the outstanding common stock of the resulting corporation or the combined voting power of the resulting corporation’s outstanding voting securities; and (c) individuals who were members of the incumbent board continue to constitute a majority of the members of the board of directors of the resulting corporation; or

•	our stockholders approve a plan or proposal for the complete liquidation or dissolution of the Company.

In connection with the spin-off, with the exception of Mr. Foley, our named executive officers’ FIS stock options and shares of restricted stock were converted into stock options to purchase shares of our common stock and restricted shares of our common stock. The exercise prices of the option awards and the number of shares subject to each option and restricted stock award were adjusted to reflect the differences in price between FIS’s and our common stock. Mr. Foley’s FIS stock options and restricted stock awards were split, and only one-third of his awards were replaced with LPS stock options and restricted stock.

These replacement awards were granted under the omnibus plan, but retained the terms and conditions set forth in the plans and agreements under which they were originally granted to the extent those terms conflict with the terms of the omnibus plan. The replacement awards that were unvested as of December 31, 2008 were originally granted under the Certegy Inc. Stock Incentive Plan, or the Certegy plan, and the former FIS 2005 Stock Incentive Plan, or the former FIS plan. The Certegy plan and the Former FIS plan also provided for the potential acceleration of vesting and, if applicable, payment of equity awards in connection with a change in control. Under the Certegy plan, a participant’s award agreement may specify that upon the occurrence of a change in control, outstanding stock options will become immediately exercisable and any restriction imposed on restricted stock or restricted stock units will lapse. The stock option award agreements held by our named executive officers provide for accelerated vesting upon a change in control. The Former FIS plan provides that if we are consolidated with or acquired by another entity in a merger, sale of all or substantially all of our assets or otherwise, or in the event of a change in control, the treatment of the stock options is determined by the merger or consolidation agreement, which may provide for, among other things, accelerated vesting of stock options. For purposes of the Former FIS plan, a “change in control” would occur if a person or group other than us or other prior stockholders acquires more than 50% of our voting stock or all or substantially all of our assets and the assets of our subsidiaries.

For purposes of the Certegy plan, the term “change in control” means the occurrence of any of the following events:

•	the accumulation by any person, entity or group of 20% or more of our combined voting power,

•	consummation of a reorganization, merger or consolidation, which we refer to as a “business combination,” of LPS, unless, immediately following such business combination, (i) the persons who were the beneficial owners of our voting stock immediately prior to the business combination beneficially own more than 66 2/3% of our then outstanding shares, (ii) no person, entity or group beneficially owns 20% or more of the then outstanding shares of common stock of the entity resulting from that business combination, and (iii) at least a majority of the members of the board of directors of the entity resulting from the business combination were members of our incumbent board,

•	a sale or other disposition of all or substantially all of our assets, or

•	our stockholders approve a plan or proposal for the complete liquidation or dissolution of our company.

Potential Death Benefits

In addition to the death benefits provided under the employment agreements, Mr. Carbiener’s designated beneficiaries would be entitled to death benefits of $3,000,000 under the split dollar plan.

Estimated Payments and Benefits upon Termination of Employment

Our estimate of the cash severance amounts that would be provided to the named executive officers assumes that their employment terminated December 31, 2008. In general, any cash severance payments would be paid in a lump sum within 30 days from the termination date. However, to the extent required by Section 409A of the Internal Revenue Code, the payments would be deferred for six months following termination. If the payments are deferred, the amounts that would otherwise have been paid during the six month period would be paid in a lump sum after the six month period has expired.

For a termination of employment by us not for cause or a termination by the executive for good reason, the following payments would be made under the named executive officers’ employment agreements: Mr. Carbiener $8,927,679; Mr. Chan $1,890,490; Mr. Scheuble $4,558,287; and Mr. Swenson $5,023,419. Each of Messrs. Carbiener, Chan, Scheuble and Swenson would also be entitled to continuation of health and life insurance benefits provided by LPS for three years. The estimated value of these benefits is approximately $12,900 per executive. Upon a termination of these executives’ employment due to death or disability, the following payments would have been made: Mr. Carbiener $2,550,000; Mr. Chan $1,050,000; Mr. Scheuble $1,470,000; and Mr. Swenson $1,620,000. The amount shown for Mr. Carbiener excludes $3,000,000 for death benefits provided under the FIS split dollar plan.

Because he did not have an employment agreement with us, Mr. Foley would not have been entitled to any payments if his employment had terminated on December 31, 2008. For a description of the separation payment made to Mr. Foley on March 15, 2009 in connection with his retirement as an officer and director of the Company, see “Compensation Discussion and Analysis — Post-Termination Compensation and Benefits.”

Estimated Equity Values

As disclosed in the Outstanding Equity Awards at Fiscal Year-End table, each of our named executive officers had outstanding unvested stock options and restricted stock awards as of December 31, 2008. Under the terms of the omnibus plan and the Certegy plan, these stock options and restricted stock awards would vest upon a change in control. In addition, we have assumed for purposes of this disclosure that any unvested stock options granted under the Former FIS plan held by the named executive officers would vest upon a change in control. In addition, under the employment agreements of Messrs. Carbiener, Chan, Scheuble and Swenson, these stock options and restricted stock awards would vest upon any termination of employment by us not for cause or a termination by the executive for good reason.

In any other termination event, all unvested stock options and restricted stock awards would expire at the employment termination date. The following estimates are based on a stock price of $29.45 per share, which was the closing price of our common stock on the last business day of our 2008 fiscal year. The stock option amounts reflect the excess of this share price over the exercise price of the unvested stock options that would vest. The restricted stock amounts were determined by multiplying the number of shares that would vest by $29.45.

The estimated value of the stock options held by the named executive officers that would have vested upon a change in control occurring on December 31, 2008 would be as follows: Mr. Chan $24,633; Mr. Scheuble $184,736; and Mr. Swenson $615,767. As of December 31, 2008, neither Mr. Foley nor Mr. Carbiener had unvested stock options with an exercise price below $29.45. The estimated value of restricted stock awards held by the named executive officers that would have vested upon a change in control occurring on December 31, 2008 would be as follows: Mr. Foley $2,389,809; Mr. Carbiener $2,431,922; Mr. Chan $481,714; Mr. Scheuble $1,016,143; and Mr. Swenson $1,032,959. Pursuant to Messrs. Carbiener’s, Chan’s, Scheuble’s and Swenson’s employment agreements, these same amounts would have vested upon a termination of each of those executive’s employment by us not for cause or a termination by one of those executives for good reason.

For a description of the treatment of Mr. Foley’s stock option and restricted stock awards in connection with his retirement as an officer and director of the Company on March 15, 2009, see “Compensation Discussion and Analysis — Post-Termination Compensation and Benefits.”

Compensation Committee Interlocks and Insider Participation

The compensation committee is currently composed of Marshall Haines (Chair), Philip G. Heasley and James K. Hunt. During 2008, our compensation committee was composed of Daniel D. (Ron) Lane (Chair) and Cary H. Thompson, each of whom retired from our board of directors on March 15, 2009. During fiscal year 2008, no member of the compensation committee was a former or current officer or employee of LPS or any of its subsidiaries. In addition, during fiscal year 2008, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

Director Compensation

Directors who are our salaried employees receive no additional compensation for services as a director or as a member of a committee of our board. Our compensation committee set compensation levels for our directors in August 2008. All of our non-employee directors receive an annual retainer of $50,000, payable quarterly, plus $2,000 for each board meeting and $1,500 for each committee meeting such director attends. The chairman and each member of our audit committee will receive an additional annual fee (payable in quarterly installments) of $24,000 and $12,000, respectively, for their service on our audit committee. The chairman and each member of our compensation committee and our corporate governance and nominating committee will receive an additional annual fee (payable in quarterly installments) of $15,000 and $6,000, respectively, for their service on such committees. In addition, the compensation committee approved grants of 8,500 stock options and 2,550 shares of restricted stock to each of our directors. The options were granted under our omnibus plan, have a seven-year term, have an exercise price equal to the fair market value of a share on the date of grant, and vest proportionately each year over three years from the date of grant based upon continued service on our board of directors. The restricted stock was also granted under our omnibus plan and vests proportionately over three years from the date of grant based upon continued service on our board of directors. We will reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings, and our directors are eligible to participate in our deferred compensation plan to the extent they elect to defer any board or committee fees. Currently only Mr. Hunt participates in the deferred compensation plan.

In connection with the spin-off, with the exception of Mr. Kennedy, our directors’ FIS stock options were converted into options to purchase shares of our common stock. The exercise prices of the option awards and the number of shares subject to each option were adjusted to reflect the differences in price between FIS’s and our common stock. These replacement awards were granted under the omnibus plan, but retained the terms and conditions set forth in the plans and agreements under which they were originally granted to the extent those terms conflict with the terms of the omnibus plan. Because Mr. Kennedy continues to serve as President and Chief Executive Officer of FIS, his FIS options and restricted stock were not converted in the spin-off.

The following table sets forth information concerning the compensation of our directors for the fiscal year ending December 31, 2008:

	Fees Earned
	or Paid	Stock	Option	All Other
	in Cash	Awards	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)

Marshall Haines	50,000	11,274	125,293	510	187,077
James K. Hunt	55,000	11,274	125,293	510	192,077
Lee A. Kennedy	31,000	11,274	9,296	510	52,080
Daniel D. (Ron) Lane*	53,500	11,274	162,701	510	227,985
Cary H. Thompson*	37,000	11,274	162,701	510	211,485

*	Mr. Lane and Mr. Thompson retired from our Board of Directors on March 15, 2009.

(1)	Represents annual board and committee retainers and meeting fees.

(2)	Represents the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R), excluding forfeiture assumptions, for the fiscal year ended December 31, 2008 of restricted stock awards granted in 2008. As of December 31, 2008, each of our directors held 2,550 shares of our restricted stock.

(3)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R), excluding forfeiture assumptions, of stock option awards granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in Note 11 to our consolidated and combined financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the SEC on March 17, 2009. As of December 31, 2008, our directors held options to purchase shares of our common stock in the following amounts: Marshall Haines held 35,956 options; James K. Hunt held 35,956 options; Lee A. Kennedy held 8,500 options; Daniel D. (Ron) Lane held 131,921 options; and Cary H. Thompson held 81,409 options.

(4)	Represents dividends paid with respect to restricted shares.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Policy

Our board reviewed and updated our Corporate Governance Guidelines in February 2009. Our Corporate Governance Guidelines are intended to provide, along with the charters of the committees of our board, a framework for the functioning of our board and its committees and to establish a common set of expectations as to how our board should perform its functions. The Corporate Governance Guidelines address, among other things, the composition of our board, the selection of directors, the functioning of our board, the committees of our board, the evaluation and compensation of directors and the expectations for directors, including with respect to ethics and conflicts of interest. The Corporate Governance Guidelines specifically provide that a majority of the members of our board must be independent directors who our board has determined have no material relationship with us and who otherwise meet the independence criteria established by the NYSE and any other applicable independence standards. The board reviews these guidelines and other aspects of our governance at least annually. A copy of our Corporate Governance Guidelines is available for review on the Investor Relations page of our website at www.lpsvcs.com. Stockholders may also obtain a copy by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 61.

Code of Business Conduct and Ethics

In June 2008, our board adopted a Code of Business Conduct and Ethics, or Code of Conduct, which is applicable to all our directors, officers and employees. The board reviews and makes such changes to the Code of Conduct as it deems appropriate from time to time. The purpose of the Code of Conduct is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations;

(iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Any waiver of or amendments to the Code of Conduct with respect to the CEO or any Senior Financial Officer must be approved by the audit committee of our board of directors, and will be promptly disclosed to the extent required under applicable law, rule or regulation.

Our Code of Conduct is available for review on the Investor Relations page of our website at www.lpsvcs.com. Stockholders may also obtain a copy of the Code of Conduct by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 61.

The Board

In 2008, our board of directors was composed of William P. Foley, II, Marshall Haines, James K. Hunt, Lee A. Kennedy, Daniel D. (Ron) Lane and Cary H. Thompson, with Mr. Foley serving as Chairman of the Board. On March 15, 2009, Messrs. Foley, Lane and Thompson retired from our board of directors and were replaced with Jeffrey S. Carbiener, John F. Farrell, Jr. and Philip G. Heasley, and Mr. Kennedy was appointed to serve as Chairman.

Our board met three times in 2008, of which two were regularly scheduled meetings and one was an unscheduled meeting. All directors attended at least 75% of the meetings of our board and of the committees on which they served during 2008. Our non-management directors also met periodically in executive sessions without management. In accordance with our corporate governance guidelines, at each board meeting a non-management member of our board was designated by the other non-management directors to preside as the lead director during that meeting. We do not, as a general matter, require our board members to attend our annual meeting of stockholders, although each of our directors is encouraged to attend our 2009 annual meeting. We did not hold an annual meeting of stockholders in 2008.

Director Independence

In 2008, five of the six members of our board were non-employees. At its meeting on February 10, 2009, our board determined that Marshall Haines, James K. Hunt, Daniel D. (Ron) Lane and Cary H. Thompson were independent under the criteria established by the NYSE and our corporate governance guidelines. Additionally, under these standards, our board determined that William P. Foley, II was not independent because he was an employee of the Company, and Lee A. Kennedy was not independent because he is the President and Chief Executive Officer of FIS, our former parent.

Currently, five of the six members of our board are non-employees. At its meeting on March 4, 2009, our board determined that John F. Farrell, Marshall Haines, Philip G. Heasley and James K. Hunt are independent under the criteria established by the NYSE and our corporate governance guidelines. In addition to Mr. Kennedy being non-independent because of his roles with FIS, our board determined that Jeffrey S. Carbiener is not independent because he is an employee of the Company.

Committees of the Board

Our board has four standing committees, namely an audit committee, a compensation committee, a corporate governance and nominating committee and an executive committee. The charter of each of the audit, compensation and corporate governance and nominating committees is available on the Investor Relations page of our website at www.lpsvcs.com. Stockholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 61.

Corporate Governance and Nominating Committee

The members of the corporate governance and nominating committee are Marshall Haines (Chair), Philip G. Heasley and James K. Hunt. Each of Messrs. Haines, Heasley and Hunt was deemed to be independent by our board, as required by the NYSE.

In 2008, our corporate governance and nominating committee was composed of Marshall Haines (Chair) and James K. Hunt, each of whom was deemed to be independent by our board as required by the NYSE. The corporate governance and nominating committee met one time in 2008.

The primary functions of the corporate governance and nominating committee, as identified in its charter, are to identify and recommend to the board qualified individuals to be nominated for election as directors, to advise and assist the board with respect to corporate governance matters and to oversee the evaluation of the board and management.

To fulfill these responsibilities, the committee periodically assesses the collective requirements of our board and makes recommendations to our board regarding its size, composition and structure. In determining whether to nominate an incumbent director for reelection, the corporate governance and nominating committee evaluates each incumbent director and director candidate in light of the committee’s assessment of the talents, skills and other characteristics needed to ensure the effectiveness of the board.

When a need for a new director to fill a new board seat or vacancy arises, the committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, including engaging director search firms. The committee reviews the qualifications of each candidate. Final candidates are generally interviewed by one or more committee members. The committee makes a recommendation to our board based on its review, the results of interviews with the candidate and all other available information. The board makes the final decision on whether to invite the candidate to join our board, which is extended through the Chair of the corporate governance and nominating committee and the Chairman of our board.

The corporate governance and nominating committee reviews and develops criteria for the selection of qualified directors. At a minimum, a director should have high moral character and personal integrity and the ability to devote sufficient time to carry out the duties of a director, should have demonstrated accomplishment in his or her field and should be at least 21 years of age. In addition to these minimum qualifications in evaluating candidates, the members of the corporate governance and nominating committee may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate, taking into account the then-current composition of our board. These factors may include whether the candidate is independent and able to represent the interests of the Company and its stockholders as a whole; a candidate’s personal qualities and characteristics, accomplishments and reputation in the business community; a candidate’s professional and educational background, reputation, industry knowledge and business experience, and the relevance of those characteristics to us and our board; the candidate’s ability to fulfill the responsibilities of a director and member of one or more of our standing board committees; whether the candidate will complement or contribute to the mix of talents, skills and other characteristics needed to maintain our board’s effectiveness; the candidate’s other board of directors and committee commitments; whether the candidate is financially literate or a financial expert; board diversity; public disclosure and antitrust matters; and diversity of viewpoints, background, experience and other demographics of our board.

The corporate governance and nominating committee will consider qualified candidates for director nominated by our stockholders. The corporate governance and nominating committee applies the same criteria in evaluating candidates nominated by stockholders as in evaluating candidates recommended by other sources. To date, no director nominations have been received from stockholders. Nominations of individuals for election to our board at any meeting of stockholders at which directors are to be elected may be made by any of our stockholders entitled to vote for the election of directors at that meeting by complying with the procedures set forth in Section 2.3(a) of our Bylaws. Section 2.3(a) generally requires that stockholders submit nominations by written notice to the Corporate Secretary at 601 Riverside Avenue, Jacksonville, Florida 32204 setting forth certain prescribed information about the nominee and the nominating stockholder. Section 2.3(a) also requires that the nomination notice be submitted a prescribed time in advance of the meeting. See “Stockholder Proposals” elsewhere in this proxy statement.

Audit Committee

The members of the audit committee are James K. Hunt (Chair), John F. Farrell, Jr. and Marshall Haines. The board has determined that each of the audit committee members is financially literate and independent as required by the rules of the SEC and the NYSE, and that each of the members is an audit committee financial expert, as defined by the rules of the SEC.

In 2008, our audit committee was composed of James K. Hunt (Chair), Marshall Haines and Daniel D. (Ron) Lane, each of whom was determined to be financially literate and independent as required by the rules of the SEC and the NYSE, and an audit committee financial expert, as defined by the rules of the SEC. Our audit committee met five times in 2008.

As set forth in its charter, our audit committee is responsible for:

•	appointing, compensating and overseeing our independent registered public accounting firm;

•	overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•	discussing the annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;

•	establishing procedures for receiving, processing and retaining complaints (including anonymous complaints) we receive concerning accounting controls or auditing issues;

•	approving any significant non-audit relationship with, and any audit and non-audit services provided by our independent registered public accounting firm;

•	discussing earnings press releases and financial information provided to analysts and rating agencies;

•	discussing policies with respect to risk assessment and risk management;

•	meeting, separately and periodically, with management, internal auditors and independent auditors; and

•	producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

The audit committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Report of the Audit Committee

The audit committee of our board for 2008 submits the following report on the performance of certain of its responsibilities for the year 2008:

The primary function of our audit committee is oversight of (i) the quality and integrity of our financial statements and related disclosure, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of our internal audit function and independent registered public accounting firm. Our audit committee acts under a written charter, which was adopted by the audit committee and subsequently approved by our board. We review the adequacy of our charter at least annually. Our audit committee is comprised of the three directors named below, each of whom has been determined by our board to be independent as defined by NYSE independence standards. In addition, our board has determined that each of the members of our audit committee is an audit committee financial expert as defined by SEC rules.

In performing our oversight function, the audit committee reviewed and discussed with management and KPMG LLP, the Company’s independent registered public accounting firm, the audited financial statements of LPS as of and for the year ended December 31, 2008. Management and KPMG LLP reported to us that the Company’s consolidated and combined financial statements present fairly, in all material respects, the consolidated and combined financial position and results of operations and cash flows of LPS and its subsidiaries and affiliates in conformity with U.S. generally accepted accounting principles. We also discussed with KPMG LLP matters covered by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the committee regarding KPMG LLP’s independence, and have discussed with them their independence. In addition, we have considered whether KPMG LLP’s provision of non-audit services to the Company is compatible with their independence.

Finally, we discussed with LPS’s internal auditors and KPMG LLP the overall scope and plans for their respective audits. We met with KPMG LLP during each regularly scheduled audit committee meeting. Our discussions with them included the results of their examinations, their evaluations of LPS’s internal controls and the overall quality of LPS’s financial reporting. Management was present for some, but not all, of these discussions.

Based on the reviews and discussions referred to above, we recommended to our board that the audited financial statements referred to above be included in LPS’s Annual Report on Form 10-K for the year ended December 31, 2008 and that KPMG LLP be appointed independent registered public accounting firm for LPS for 2009.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of LPS’s financial statements and for maintaining effective internal controls. Management is also responsible for assessing and maintaining the effectiveness of internal controls over the financial reporting process and adopting procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing LPS’s annual financial statements and expressing an opinion as to whether the statements are fairly stated in all material respects in conformity with U.S. generally accepted accounting principles. The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Exchange Act in either of those fields or in auditor independence.

The foregoing report is provided by the following independent directors, who constituted the committee until March 15, 2009, and performed the responsibilities of the audit committee as described in this report for the fiscal year ended December 31, 2008.

AUDIT COMMITTEE

James K. Hunt (Chair)
Marshall Haines
Daniel D. (Ron) Lane

Compensation Committee

The members of the compensation committee are Marshall Haines (Chair), Philip G. Heasley and James K. Hunt. Each of Messrs. Haines, Heasley and Hunt was deemed to be independent by our board, as required by the NYSE.

In 2008, our compensation committee was composed of Daniel D. (Ron) Lane (Chair) and Cary H. Thompson, each of whom was deemed to be independent by our board, as required by the NYSE. The compensation committee met two times in 2008.

The primary functions of the compensation committee, as described in its charter, include overseeing the development and implementation of our compensation and benefit plans and programs, including those relating to compensation for our executive officers; overseeing compliance with regulatory requirements with respect to compensation matters; and evaluating the performance of our chief executive officer.

For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation” beginning on page 22.

Executive Committee

The members of the executive committee are Lee A. Kennedy (Chair) and Jeffrey S. Carbiener. Mr. Kennedy is not deemed to be independent because he is the President and Chief Executive Officer of FIS, our former parent, and Mr. Carbiener is not deemed to be independent because he is our President and Chief Executive Officer. The executive committee did not meet in 2008. The board delegated to the executive committee its authority to consider and approve certain non-ordinary course matters with a dollar value that is less than a pre-approved maximum amount set by the board, which is the sole purpose of the executive committee.

Contacting the Board

Any stockholder or other interested person who desires to contact any member of our board or the non-management members of our board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Lender Processing Services, Inc., 601 Riverside Avenue, Jacksonville, FL 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of our board.

Certain Relationships and Related Transactions

Certain Relationships with FIS and FNF

William P. Foley, II, who served as a director and as executive Chairman of the Board of LPS until his retirement on March 15, 2009, also serves a director and as the executive Chairman of the board of directors of both FIS and FNF. Mr. Foley also owns common stock, and options to buy additional common stock, of our company, as well as FIS and FNF. For a description of Mr. Foley’s compensation as our Chairman of the Board and his holdings in our common stock and options, please see the sections entitled “Executive Compensation” and “Security Ownership of Certain Beneficial Owners and Management.”

In addition, our Chairman, Lee A. Kennedy, is also the President and Chief Executive Officer and a director of FIS. Mr. Kennedy also owns common stock, and options to buy additional common stock, of both our company and FIS. For his services as our director, Mr. Kennedy receives compensation from us. For information regarding Mr. Kennedy’s compensation as a director and his holdings in LPS stock and options, please refer to the sections entitled “Director Compensation” and “Security Ownership of Certain Beneficial Owners and Management.”

Arrangements with FIS and FNF

From 2005 until the spin-off, the business groups that are now part of our company were operated by FIS as internal divisions or separate subsidiaries within the FIS family of companies and there were inter-company arrangements between our operations and FIS’ other operations for payment and reimbursement for corporate services and administrative matters as well as for services that we and FIS provided to each other in support of our respective customers and businesses. Prior to 2005, the business groups that are now part of our company together with other business groups within FIS were operated as internal divisions or separate subsidiaries within the FNF family of companies and, through the spin-off date, there were inter-company arrangements between FNF and FIS’s operations (including our operations) pursuant to which we also received and provided from and to FNF various corporate administrative and other services in support of our respective customers and businesses. In connection with the spin-off, we entered into written agreements with each of FIS and FNF under which we continue to receive and provide certain of these services. In addition, certain of our subsidiaries are parties to agreements directly with FIS and with FNF covering various business and operational matters. Generally, the terms of our agreements and arrangements with FIS and with FNF have not been negotiated at arm’s length, and they may not reflect the terms that could have been obtained from unaffiliated third parties. However, other than those corporate services and similar arrangements that are priced at cost, which are likely more favorable to us as the service recipient than we could obtain from a third party, we believe that the economic terms of our arrangements with FIS and with FNF are generally priced within the range of prices that would apply in a third party transaction, and are not less favorable to us than a third party transaction would be.

Finally, we entered into certain agreements with FIS specifically to effectuate the spin-off, including a Contribution and Distribution Agreement, Tax Disaffiliation Agreement and Employee Matters Agreement.

Arrangements with FIS

Overview

There are various agreements between FIS and us, many of which were entered into in connection with the spin-off. These agreements include:

•	the contribution and distribution agreement;

•	the tax disaffiliation agreement;

•	the employee matters agreement;

•	the corporate and transitional services agreements;

•	the interchange and cost sharing agreements for corporate aircraft; and

•	the lease agreement for office space for FIS in Jacksonville, Florida.

Contribution and Distribution Agreement

The Contribution and Distribution Agreement is the principal agreement relating to the spin-off pursuant to which FIS transferred to us all of our operational assets and properties. Generally speaking, the assets and properties were transferred to us on an “as is,” “where is” basis and FIS did not make any representations or warranties regarding the assets, businesses or liabilities transferred or assumed, any consents or approvals required in connection with such transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, or the legal sufficiency of any conveyance documents. In consideration for the contribution by FIS to us of these assets, we assumed all liabilities relating to the transferred assets and businesses and we issued to FIS (i) shares of our common stock that were then distributed to FIS’s record stockholders in connection with the spin-off, and (ii) term loans and promissory notes in the aggregate original principal amount of $1.585 billion that were then exchanged by FIS for a like amount of FIS’s indebtedness through a debt-for-debt exchange.

Access to Information.  Under the Contribution and Distribution Agreement, during the retention period (such period of time as required by a records retention policy, any government entity, or any applicable agreement or law) we and FIS are obligated to provide each other access to certain information, subject to confidentiality obligations and other restrictions. Additionally, we and FIS agree to make reasonably available to each other our respective employees to explain all requested information. We and FIS are entitled to reimbursement for reasonable expenses incurred in providing requested information. We and FIS also agree to cooperate fully with each other to the extent requested in preparation of any filings made by us or by FIS with the SEC, any national securities exchange or otherwise made publicly available. We and FIS each retain all proprietary information within each company’s respective possession relating to the other party’s respective businesses for an agreed period of time and, prior to destroying the information, each of us must give the other notice and an opportunity to take possession of the information. We and FIS agree to hold in confidence all information concerning or belonging to the other for a period of three years following the spin-off.

Indemnification.  Under the Contribution and Distribution Agreement, we indemnify, hold harmless and defend FIS and its subsidiaries, affiliates and representatives from and against all liabilities arising out of or resulting from:

•	The ownership or operation of the assets or properties, or the operations or conduct, of the business transferred to us in connection with the spin-off, including all employment agreements relating to employees transferred to us, whether arising before or after the contribution of the assets to us;

•	Any guarantee, indemnification obligation, surety bond or other credit support arrangement by FIS or any of its affiliates for our benefit;

•	Any untrue statement of, or omission to state, a material fact in FIS’s public filings to the extent it was a result of information that we furnished to FIS, if that statement or omission was made or occurred after the contribution of the assets to us; and

•	Any untrue statement of, or omission to state, a material fact in any of our public filings, except to the extent the statement was made or omitted in reliance upon information about the FIS group provided to us by FIS or upon information contained in any FIS public filing.

FIS indemnifies, holds harmless and defends us and each of our subsidiaries, affiliates and representatives from and against all liabilities arising out of or resulting from:

•	The ownership or operation of the assets or properties, or the operations or conduct, of FIS or any of its subsidiaries and affiliates (other than us and our subsidiaries and the business transferred to us), whether arising before or after the date of the contribution of the assets by FIS;

•	Any guarantee, indemnification obligation, surety bond or other credit support arrangement by us or any of our affiliates for the benefit of FIS;

•	Any untrue statement of, or omission to state, a material fact in any of our public filings about the FIS group to the extent it was as a result of information that FIS furnished to us or which was contained in FIS’s public filings; and

•	Any untrue statement of, or omission to state, a material fact in any FIS public filing, other than to the extent we are responsible as set forth above.

The Contribution and Distribution Agreement specifies procedures with respect to claims subject to indemnification and related matters and provides for contribution in the event that indemnification is not available to an indemnified party. All indemnification amounts are reduced by any insurance proceeds and other offsetting amounts recovered by the party entitled to indemnification.

Cross License.  The Contribution and Distribution Agreement also contains provisions permitting us to use certain FIS trademarks and tradenames for an interim period of not more than a year after the spin-off while we establish our own branding and trademarks. This license is non-exclusive, non-transferable, and royalty-free.

Tax Disaffiliation Agreement

In connection with the spin-off, we entered into the Tax Disaffiliation Agreement with FIS, to set out each party’s rights and obligations with respect to federal, state, local, and foreign taxes for tax periods before the spin-off and related matters. Prior to the spin-off, our subsidiaries were members of the FIS consolidated federal tax return and certain of our subsidiaries were included with FIS companies in state combined income tax returns. Since we and our subsidiaries are no longer a part of the FIS group, the Tax Disaffiliation Agreement allocates responsibility between FIS and us for filing tax returns and paying taxes to the appropriate taxing authorities for periods prior to the spin-off, subject to certain indemnification rights, which generally allocate tax costs to the company earning the income giving rise to the tax. The Tax Disaffiliation Agreement also includes indemnifications for any adjustments to taxes for periods prior to the spin-off and any related interest and penalties, and for any taxes and for any adverse consequences that may be imposed on the parties as a result of the spin-off, as a result of actions taken by the parties or otherwise.

Under the Tax Disaffiliation Agreement:

•	FIS will file all FIS federal consolidated income tax returns, which will include our subsidiaries as members of the FIS group through the spin-off date. FIS will pay all the tax due on those returns, but we will indemnify FIS for the portion of the tax that is attributable to our income and that of our subsidiaries.

•	FIS will share responsibility with us for filing and paying tax on combined state returns that include both our companies and FIS group companies. We will file the return and pay the tax when one of our subsidiaries has the responsibility under applicable law for filing such return. FIS will indemnify us with respect to any state income tax paid by us or any member of our group that is attributable to the income of FIS or its subsidiaries. FIS will file the return and pay the tax for all other combined returns. We will indemnify FIS for any state income taxes paid by FIS but attributable to our income or that of our subsidiaries.

•	We will indemnify FIS for all taxes and associated adverse consequences FIS incurs (including shareholder suits) associated with the spin-off, the preliminary restructuring transactions effected prior to the spin-off, or the debt-for-debt exchange if FIS’ liability for taxes and adverse consequences arising from the imposition of taxes is the result of a breach or inaccuracy of any representation or covenant of any member of our group or is a result of any action taken by any member of our group.

•	FIS will indemnify us for all taxes and associated adverse consequences we incur (including shareholder suits) associated with the spin-off, the preliminary restructuring transactions effected prior to the spin-off, or the debt-for-debt exchange if our liability for taxes and adverse consequences arising from the imposition of taxes is the result of a breach or inaccuracy of any representation or covenant of any member of the FIS group or is a result of any action taken by any member of the FIS group.

•	There are limitations on each group’s ability to amend tax returns if amendment would increase the tax liability of the other group.

Restrictions on Stock Acquisitions and Redemptions of Debt.  In order to help preserve the tax-free nature of the spin-off, we have agreed that we will not engage in any direct or indirect acquisition, issuance or other transaction involving our stock. In addition, we have agreed not to reacquire any of our debt instruments that FIS exchanged in the debt-for-debt exchange. These restrictions are subject to various exceptions, including that (i) we may engage in such transactions involving our stock or debt if we obtain an opinion from a nationally recognized law firm or accounting firm that the transaction will not cause the spin-off to be taxable or (ii) we may obtain the consent of certain officers of FIS to engage in such transactions.

Employee Matters Agreement

In connection with the spin-off, we entered into an employee matters agreement with FIS to allocate responsibility and liability for certain employee-related matters. Our employees participated in certain of FIS’s employee benefit plans for an interim period following the spin-off while we established plans and benefit arrangements for our employees. Under the employee matters agreement, we contributed to those plans (or reimbursed FIS) the portions of the employer contributions and other employer-paid costs under those plans that were attributable to our employees. Such costs included, for example, payment of 401(k) matching contributions for our employees and payment of the employer portion of the cost of health, dental, disability and other welfare benefits provided to our employees. The services provided by FIS to us under the employee matters agreement terminated once our plans and benefits were established and made available to our employees, which occurred prior to December 31, 2008.

Corporate and Transitional Services Agreements

Prior to the spin-off, FIS provided certain corporate services to us relating to general management, accounting, finance, legal, payroll, human resources, corporate aviation and information technology support services, and we provided certain leased space and information technology support to FIS. In connection with the spin-off, we entered into new agreements, including new corporate and transitional services agreements and other agreements described below, so that we and FIS can continue to provide certain of these services to each other. The pricing for the services to be provided by us to FIS, and by FIS to us, under the corporate and transitional services agreements is on a cost-only basis, with each party in effect reimbursing the other for the costs and expenses (including allocated staff and administrative costs) incurred in providing these corporate services to the other party. The corporate and transitional services terminate at various times specified in the agreements, generally ranging from 12 months to 24 months after the spin-off, but in any event generally are terminable by either party on 90 days’ notice, other than certain IT infrastructure and data processing services, for which the notice of termination may be longer. When the services under these agreements are terminated, we and FIS will arrange for alternate suppliers or hire additional employees for all the services important to our respective businesses. We received $1.2 million with respect to services provided by us to FIS, and we paid $6.8 million in respect of services provided by FIS to us, pursuant to these agreements in 2008.

Interchange and Cost Sharing Agreements for Corporate Aircraft

We entered into an interchange agreement with FIS and FNF with respect to our continued use of the corporate aircraft leased or owned by FIS and FNF, and the use by FNF and FIS of the corporate aircraft leased by us. We also entered into a cost sharing agreement with FNF and FIS with respect to the sharing of certain costs relating to other corporate aircraft that is leased or owned by FNF but used by us and by FIS from time to time. These arrangements provide us with access from time to time to additional corporate aircraft that we can use for our business purposes. The interchange agreement has a perpetual term, but may be terminated at any time by any party upon 30 days’ prior written notice. The cost sharing agreement continues as to us so long as FNF owns or leases corporate aircraft used by us. Under the interchange agreement, we reimburse FIS or FNF, or FIS or FNF reimburses us, for the net cost differential of our use of the aircraft owned or leased by FNF or FIS, and their respective aggregate use of our aircraft. The interchange use and the amounts for which each of us can be reimbursed are subject to Federal Aviation Authority regulations and are the same as would apply to any third party with whom we would enter into an aircraft interchange arrangement. Under the cost sharing agreement, FIS and we each reimburse FNF for 1/3 of the aggregate net costs relating to the aircraft, after taking into account all revenues from charters and other sources. In 2008, we paid $0.6 million to FIS under the aircraft interchange agreement, and made aggregate payments of $0.5 million to FNF under the aircraft interchange and cost sharing agreements.

Lease Agreement

In connection with the spin-off, we entered into a lease agreement pursuant to which we lease office space to FIS at our Jacksonville, Florida headquarters campus and provide certain other services including telecommunications and security. This lease continues for a term of 3 years, with an option to renew. The lease provides that the rentable square footage that is leased to FIS may, by mutual agreement, increase or decrease from time to time during the term of the lease. The rent is comprised of a base rate amount equal to $10.50 per rentable square foot plus additional rent equal to FIS’s share of our operating expenses for the entire Jacksonville headquarters campus (subject to certain exclusions). The operating expenses fluctuate from year to year and thus, the amount of the additional rent will also fluctuate. For 2008, the total rent we charged to FIS was $1.5 million, based upon a rate of $27.19 per rentable square foot. This rent amount may increase or decrease in future years depending on our operating expenses and the depreciation relating to the Jacksonville headquarters campus in general.

Arrangements with FNF

Overview

There are various agreements between FNF and us, most of which were entered into, or assigned or transferred to us from FIS, in connection with the spin-off. These agreements include:

•	the corporate and transitional services agreement;

•	the master information technology and application development services agreement;

•	the interchange and cost sharing agreements for corporate aircraft;

•	the real estate management services, lease and sublease agreements;

•	the eLender services agreement;

•	the software license agreement;

•	the issuing agency agreements;

•	the tax services agreements; and

•	the real estate data and support services agreements.

Corporate and Transitional Services Agreement

Prior to the spin-off, FNF, through agreements with FIS, provided certain corporate services to us relating to general management, statutory accounting, claims administration, corporate aviation and other administrative support services. In connection with the spin-off, we entered into a new corporate and transitional services agreement with FNF so that FNF can continue to provide certain of these services for us. The pricing for the services provided by FNF under the FNF corporate and transitional services agreement is on a cost-only basis, in effect reimbursing FNF for the costs and expenses (including allocated staff costs) incurred in providing these corporate services to us. We paid FNF approximately $1.5 million in 2008 with respect to services provided under this agreement. The corporate and transitional services from FNF terminate at various times specified in the agreement, generally ranging from 12 months to 24 months after the spin-off, but in any event generally are terminable by either party on 90 days’ notice, other than limited services for which the notice of termination may be longer. When the services under the agreement with FNF are terminated, we will arrange for alternate suppliers or hire additional employees for all the services important to our businesses.

Master Information Technology and Application Development Services Agreement

In connection with the spin-off, we entered into a new master information technology and application development services agreement. This agreement allows FNF to continue to receive certain software development services from us which we previously provided through agreements between FIS and FNF. The Master Information Technology and Application Development Services Agreement sets forth the specific services to be provided and provides for statements of work and amendment as necessary. We provide the services ourselves or through one or more subcontractors that are approved by FNF, but we are responsible for compliance by each subcontractor with the terms of the agreement. The agreement provides for specified levels of service for each of the services to be provided and if we fail to provide service in accordance with the agreement, then we are required to correct our failure as promptly as possible at no cost to FNF.

Under the Master Information Technology and Application Development Services Agreement, FNF is obligated to pay us for the services that FNF and its subsidiaries utilize, calculated under a specific and comprehensive pricing schedule. Although the pricing includes some minimum usage charges, most of the service charges are based on actual usage, specifically related to the particular service and the complexity of the technical development and technology support provided by us. We received payments from FNF totaling $37.8 million with respect to services provided under the Master Information Technology and Application Development Services Agreement in 2008.

The Master Information Technology and Application Development Services Agreement is effective for a term of five years from the date of the spin-off unless earlier terminated in accordance with its terms. FNF has the right to renew the agreement for two successive one-year periods by providing a written notice of its intent to renew at least six months prior to the expiration date. Upon receipt of a renewal notice, the parties will begin discussions regarding the terms and conditions that will apply for the renewal period, and if the parties have not reached agreement on the terms by the time the renewal period commences, then the agreement will be renewed for only one year on the terms as in effect at the expiration of the initial term. FNF may also terminate the agreement or any particular statement of work or base services agreement subject to certain minimum fees and prior notice requirements, as specified for each service. In addition, if either party fails to perform its obligations under the agreement, the other party may terminate after the expiration of certain cure periods.

Interchange and Cost Sharing Agreements for Corporate Aircraft

For a description of this agreement and the payments in 2008 made with respect thereto, see the subsection above entitled “— Arrangements with FIS — Interchange Use and Cost Sharing Agreements for Corporate Aircraft.”

Real Estate Management Services and Lease and Sublease Agreements

In connection with the spin-off, we entered into agreements with FNF so that we can continue to provide building and property management services (including telecommunications services) to FNF and lease office space to and from FNF at our Jacksonville headquarters campus.

Property Management for FNF.  We entered into a new property management agreement with FNF, pursuant to which we continue to act as property manager for “Building V” located at our Jacksonville headquarters campus, which is leased to FNF. Under this agreement, we receive an annual management fee equal to $16.69 per rentable square foot per annum, payable in arrears and paid in monthly installments. The property management agreement has a term of 3 years with rights to renew for successive one-year periods thereafter. We received $3.3 million from FNF for these services in 2008.

Lease and Sublease at Jacksonville Headquarters Campus.  We also entered into a new lease with FNF pursuant to which we lease office space to FNF at our Jacksonville headquarters campus and provide certain other services including telecommunications and security. We also entered into a new sublease with FNF pursuant to which we sublease from FNF certain office space (including furnishings) in an office building known as “Building V” located at our Jacksonville headquarters campus, which is leased to FNF. Both the lease and the sublease have a term of 3 years with rights to renew for successive one-year periods thereafter. The lease and the sublease each provides that the rentable square footage that is leased to FNF, in the case of the lease, or leased to us, in the case of the sublease, may, by mutual agreement, increase or decrease from time to time during the term of the lease. The rent under this lease and this sublease is calculated in the same manner and at the same rate per rentable square foot as applies to our lease of office space to FIS at our Jacksonville headquarters campus. The rent is comprised of a base rent amount equal to $10.50 per rentable square foot plus additional rent equal to FNF’s share of our operating expenses for the entire Jacksonville headquarters campus (subject to certain exclusions). The operating expenses fluctuate from year to year and thus, the amount of the additional rent will also fluctuate. For 2008, the total rent charged to FNF under the lease, and the total rent charged to us under the sublease, was $27.19 per rentable square foot. The amount of the rent may increase or decrease in future years depending on our operating expenses and the depreciation relating to our Jacksonville headquarters campus in general. In addition to our rent for office space, under the sublease we also pay rent for office furnishings for that space. In 2008, FNF made lease payments aggregating $1.7 million to us under the lease, and we made payments aggregating $3.8 million to FNF under the sublease.

eLender Services Agreement

Pursuant to the eLender services agreement among FNF, FIS and us, and several prior agreements covering the same subject matter, we have received an interest in the proprietary “eLenderSolutions” software, software development services, and lender services business processing from FNF. Under the eLender services agreement, each party conveyed their respective interests in eLenderSolutions to the other so all parties were joint owners of the software, and we further developed the software jointly. In addition, FNF processes our lenders services business for us so that we can continue to operate as title agents in certain limited geographic areas where we otherwise lack ready access to title plants. Under this agreement, FNF also licenses from us the use of certain proprietary business processes and related documentation in those limited geographic areas, and we provide FNF with oversight and advice in connection with the implementation of these business processes. Royalty payments under the eLender services agreement are calculated based on use. The eLender services agreement expires one year after the spin-off. In 2008, we earned in the aggregate $0.4 million under these agreements.

Software License Agreement

We license software to FNF under a license agreement for a package of our software known as “SoftPro.” SoftPro is a series of software programs and products that have been and continue to be used by FNF’s title insurance company subsidiaries. We receive monthly fees from FNF based on the number of workstations and the actual number of SoftPro software programs and products used in each location. In 2008, we received $18.4 million from FNF for these licenses.

Issuing Agency Agreements

Certain of our subsidiaries are party to issuing title agency agreements with two of FNF’s title insurance company subsidiaries. Under these agreements, we act as title agents for the FNF title insurance company subsidiaries in various jurisdictions. Our title agency appointments under these agreements are not exclusive; and the FNF title insurance subsidiaries each retain the ability to appoint other title agents and to issue title insurance directly. Subject to certain early termination provisions for cause, each of these agreements may be terminated upon five years’ prior written notice, which notice may not be given until after the fifth anniversary of the effective date of the agreement (thus effectively resulting in a minimum ten year term). We entered into the issuing agency contracts between July 2004 and August 2006. In 2008, we earned $188.0 million in commissions from these unaffiliated third parties under agency agreements, representing a commission rate in 2008 of approximately 88% of premiums earned.

Tax Services Agreements

We provide tax services to FNF title insurers pursuant to several tax service agreements. Under these agreements, we provide tax certificates to FNF title companies for closings in Texas, using a computerized tax service that allows the companies to access and retrieve information from our computerized tax plant. In 2008, we received $3.7 million for our services.

Real Estate Data and Support Services Agreements

We also provide various real estate and title related services to FNF and its subsidiaries, and FNF and its subsidiaries provide various real estate related services to us, under a number of agreements. The significant agreements are briefly described below.

Real Estate Data Services.  We provide real estate information to various FNF entities, consisting principally of data services required by the title insurers. Many of these services are provided pursuant to written agreements, but in the case of certain services provided without written agreement, FNF has orally indicated that we are their preferred provider for these services. We will continue to provide these services, subject to FNF’s continued need for such services. We earned $4.9 million from these services in 2008.

Flood Zone Determination Agreements.  We provide flood zone determination services to FNF pursuant to two flood zone determination agreements. Under the agreements, we make determinations and reports regarding whether certain properties are located in special flood hazard areas. In 2008, we received $0.8 million for our services. The agreements expire on September 1, 2009 and December 31, 2009, respectively, but are automatically renewed for successive one year terms unless either party gives notice of non-renewal at least 30 days prior to the agreement’s application expiration date.

Title Plant Access and Title Production Services Agreements.  We are party to a national master services agreement with a subsidiary of FNF relating to title plant access relating to real property located in various states. Under this agreement, we receive online database access, physical access to title records, use of space, image system use, and use of special software. We pay a monthly fee (subject to certain minimum charges) based on the number of title reports or products we order as well as fees for the other services we receive. The agreement has a term of 3 years beginning in November 2006 and is automatically renewable for successive 3 year terms unless either party gives 30 days’ prior written notice. FNF has also provided title production services to us under a title production services agreement, pursuant to which we pay for services based on the number of properties searched, subject to certain minimum use. The title production services agreement can be terminated by either party upon 30 days’ prior written notice. In 2008, we paid $7.4 million for these services and access.

Investment by FNF in FNRES Holdings, Inc.

On December 31, 2006, FNF contributed $52.5 million to our subsidiary, FNRES Holdings, Inc., which we refer to as FNRES, for approximately 61% of the outstanding shares of FNRES. As of December 31, 2008, we continued to own the remaining 39% of FNRES. On December 31, 2008, we no longer consolidated FNRES, but recorded our remaining 39% interest as an equity investment in the amount of $25.8 million. We recorded equity losses (net of tax), from our investment in FNRES, of $4.7 million for the year ended December 31, 2008.

In February 2009, we completed a sale of all of our interest in Investment Property Exchange Services, Inc. (“IPEX”) to FNF in exchange for the remaining 61% of the equity interests of FNRES. As a result of this transaction, FNRES is now our wholly-owned subsidiary.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to our Code of Conduct, our directors and officers are expected to avoid any activity, investment, interest or association that interferes or appears to interfere with their independent exercise of judgment in carrying out an assigned job responsibility, or with our interests as a whole. To protect against such conflicts, our Code of Conduct expressly prohibits the following:

•	Our directors and officers may not have any financial interest (other than as a minor stockholder of a publicly traded company), either directly or indirectly, in any of our suppliers, contractors, customers or competitors, or in any business transaction involving us, without the prior written approval of our compliance officer.

•	Our directors and officers may not engage in any business transaction on our behalf with a relative by blood or marriage, or with a firm of which that relative is a principal, officer or representative, without the prior written approval of our compliance officer or another appropriate Company officer.

•	Our directors and officers may not use Company property or services for their personal benefit unless (i) use of that property and those services has been approved for general employee or public use, or (ii) he or she has obtained our prior approval. Our directors and officers are also expressly prohibited from selling, lending, giving away or otherwise disposing of Company property, regardless of condition or value, without proper authorization.

•	Our directors and officers are prohibited from (a) taking for themselves personally business opportunities that conflict with our interests that are discovered through the use of Company property, information or position; (b) using Company property, information, or position for personal gain; and (c) competing with us.

It is our policy to review all relationships and transactions in which we and our directors or executive officers (or their immediate family members) are participants in order to determine whether the director or officer in question has or may have a direct or indirect material interest. A team comprised of our selected staff from the legal, internal audit and human resources departments has responsibility for developing and implementing procedures for reviewing and evaluating any relevant transactions and relationships under our Code of Conduct. We have appointed a compliance officer who performs various ongoing administrative functions in connection with our Code of Conduct and, together with our legal staff, is primarily responsible for developing and implementing procedures to obtain the necessary information from our directors and officers regarding related person transactions. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest must be discussed promptly with our compliance officer. The compliance officer, together with our legal staff, then reviews the transaction or relationship, and considers the material terms of the transaction or relationship, including the importance of the transaction or relationship to us, the nature of the related person’s interest in the transaction or relationship, whether the transaction or relationship would likely impair the judgment of a director or executive officer to act in our best interest, and any other factors they deem appropriate. After reviewing the facts and circumstances of each transaction, the compliance officer, with assistance from the legal staff, determines whether the director or officer in question has a direct or indirect material interest in the transaction. As required under the SEC rules, transactions with the Company that are determined to be directly or indirectly material to a related person are disclosed in our proxy statement. In addition, our audit committee charter requires that the audit committee review and approve all transactions to which the Company is a party and in which any Company director and/or executive officer has a direct or indirect material interest. We expect that any waiver of the provisions of our Code of Conduct will be infrequent and will be granted by the compliance officer (or other applicable supervising officer) only when justified by unusual circumstances. In addition, any waiver of the provisions of our Code of Conduct with respect to any of our directors or executive officers must be approved by our audit committee and will be promptly disclosed to the extent required by applicable laws or stock exchange listing standards. Any director, officer or employee who has violated our Code of Conduct may be subject to a full range of penalties including oral or written censure, training or re-training, demotion or re-assignment, suspension with or without pay or benefits, or termination of employment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of the Company’s common stock with the SEC. Executive officers and directors are required by the SEC’s regulations to furnish the Company with copies of all forms they file pursuant to Section 16 and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2008.

Based solely upon a review of these reports, we believe that during 2008, all of our directors and officers complied with the requirements of Section 16(a), except that the Form 3 that was filed in connection with the spin-off for each of our directors and officers was filed late due to an administrative error. Eric D. Swenson filed one additional late report due to an administrative error.

STOCKHOLDER PROPOSALS

Any proposal that a stockholder wishes to be considered for inclusion in the Proxy and Proxy Statement relating to the Annual Meeting of Stockholders to be held in 2010 must be received by the Company no later than December 15, 2009. Any other proposal that a stockholder wishes to bring before the 2010 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials must be received by the Company no earlier than January 28, 2010, and no later than February 26, 2010. All proposals must comply with the applicable requirements or conditions established by the SEC and the Company’s bylaws, which require, among other things, certain information to be provided in connection with the submission of stockholder proposals. All proposals must be directed to the Corporate Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated by us as proxies in connection with the 2010 Annual Meeting of Stockholders will have discretionary voting authority with respect to any stockholder proposal for which the Company does not receive timely notice.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the SEC. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any stockholder to Lender Processing Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing us for our expenses in supplying any exhibit.

By Order of the Board of Directors

Jeffrey S. Carbiener
President and Chief Executive Officer

Dated: April 14, 2009

ANNEX A

LENDER PROCESSING SERVICES, INC.

2008 OMNIBUS INCENTIVE PLAN

A-i

A-ii

A-iii

Page

Article 23.	Legal Construction	A-14
23.1	Gender, Number and References	A-14
23.2	Severability	A-14
23.3	Requirements of Law	A-14
23.4	Governing Law	A-14
23.5	Non-Exclusive Plan	A-14
23.6	Code Section 409A Compliance	A-14

A-iv

Lender Processing Services, Inc.

2008 Omnibus Incentive Plan

Article 1.	Establishment, Objectives, and Duration

1.1 Establishment of the Plan.  Lender Processing Services, Inc., a Delaware corporation, hereby establishes an incentive compensation plan to be known as the “Lender Processing Services, Inc. 2008 Omnibus Incentive Plan” (hereinafter referred to as the “Plan”). The Plan permits the granting of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Awards.

The Plan shall be effective on July 1, 2008 (the “Effective Date”), and was approved by Fidelity National Information Services, Inc., as sole stockholder of the Company. The Plan shall remain in effect as provided in Section 1.3 hereof.

1.2 Objectives of the Plan.  The objectives of the Plan are to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s stockholders.

The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants who make or are expected to make significant contributions to the Company’s success and to allow Participants to share in the success of the Company.

1.3 Duration of the Plan.  No Award may be granted under the Plan after the day immediately preceding the tenth anniversary of the Effective Date, or such earlier date as the Board shall determine. The Plan will remain in effect with respect to outstanding Awards until no Awards remain outstanding.

Article 2.	Definitions

The following terms, when capitalized, shall have the meanings set forth below:

2.1 “Award” means, individually or collectively, Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Other Awards granted under the Plan.

2.2 “Award Agreement” means an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award.

2.3 “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Change in Control” means that the conditions set forth in any one of the following subsections shall have been satisfied:

(a) an acquisition immediately after which any Person possesses direct or indirect Beneficial Ownership of 25% or more of either the then outstanding shares of Company common stock (the “Outstanding Company Common Stock”) or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided that the following acquisitions shall be excluded: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or a Subsidiary, or (iv) any acquisition pursuant to a transaction that complies with paragraphs (i), (ii) and (iii) of subsection (c) of this Section 2.5; or

(b) during any period of two consecutive years, the individuals who, as of the beginning of such period, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that for purposes of this Section 2.5, any individual who becomes a member of the Board subsequent to the beginning of such period and whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(c) consummation of a reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which:

(i) all or substantially all of the individuals and entities who have Beneficial Ownership, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will have Beneficial Ownership, directly or indirectly, of more than 50% of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, the Company or a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Resulting Corporation”) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

(ii) no Person (other than (1) the Company, (2) an employee benefit plan (or related trust) sponsored or maintained by the Company or Resulting Corporation, or (3) any entity controlled by the Company or Resulting Corporation) will have Beneficial Ownership, directly or indirectly, of 25% or more of, respectively, the outstanding shares of common stock of the Resulting Corporation or the combined voting power of the outstanding voting securities of the Resulting Corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the Corporate Transaction; and

(iii) individuals who were members of the Incumbent Board will continue to constitute at least a majority of the members of the board of directors of the Resulting Corporation; or

(d) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

For avoidance of doubt, no event or transaction which occurred or occurs as a result of the Contribution and Distribution Agreement dated as of June 13, 2008, by and between Fidelity National Information Services, Inc. and the Company, or the spin-off of the Company from Fidelity National Information Services, Inc. shall constitute a Change in Control for purposes of the Plan.

2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7 “Committee” means the entity, as specified in Section 3.1, authorized to administer the Plan.

2.8 “Company” means Lender Processing Services, Inc., a Delaware corporation, and any successor thereto.

2.9 “Consultant” means any consultant or advisor to the Company or a Subsidiary.

2.10 “Director” means any individual who is a member of the Board of Directors of the Company or a Subsidiary.

2.11 “Dividend Equivalent” means, with respect to Shares subject to an Award, a right to be paid an amount equal to the dividends declared and paid on an equal number of outstanding Shares.

2.12 “Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.

2.13 “Employee” means any employee of the Company or a Subsidiary.

2.14 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.15 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.16 “Fair Market Value” means the fair market value of a Share as determined in good faith by the Committee or pursuant to a procedure specified in good faith by the Committee; provided, however, that if the Committee has not specified otherwise, Fair Market Value shall mean the closing price of a Share as reported in a consolidated transaction reporting system on the date of valuation, or, if there was no such sale on the relevant date, then on the last previous day on which a sale was reported.

2.17 “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7 herein.

2.18 “Incentive Stock Option” or “ISO” means an Option that is intended to meet the requirements of Code Section 422.

2.19 “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422.

2.20 “Option” means an Incentive Stock Option or a Nonqualified Stock Option granted under the Plan, as described in Article 6 herein.

2.21 “Other Award” means a cash, Share-based or Share-related Award (other than an Award described in Article 6, 7, 8, 9 or 10 of the Plan) that is granted pursuant to Article 11 herein.

2.22 “Participant” means a current or former Employee, Director or Consultant who has rights relating to an outstanding Award.

2.23 “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

2.24 “Performance Period” means the period during which a performance measure must be met.

2.25 “Performance Share” means an Award granted to a Participant, as described in Article 9 herein.

2.26 “Performance Unit” means an Award granted to a Participant, as described in Article 10 herein.

2.27 “Period of Restriction” means the period Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture and are not transferable, as provided in Articles 8 and 9 herein.

2.28 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof.

2.29 “Replacement Awards” means Awards issued in substitution of awards granted under equity-based incentive plans sponsored or maintained by an entity with which the Company engages in a merger, acquisition or other business transaction, pursuant to which awards relating to interests in such entity (or a related entity) are outstanding immediately prior to such merger, acquisition or other business transaction. For all purposes hereunder, Replacement Awards shall be deemed Awards.

2.30 “Restricted Stock” means an Award granted to a Participant, as described in Article 8 herein.

2.31 “Restricted Stock Unit” means an Award granted to a Participant, as described in Article 9 herein.

2.32 “Share” means a share of Class A common stock of the Company, par value $0.0001 per share, subject to adjustment pursuant to Section 4.3 hereof.

2.33 “Stock Appreciation Right” or “SAR” means an Award granted to a Participant, either alone or in connection with a related Option, as described in Article 7 herein.

2.34 “Subsidiary” means any corporation in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least fifty percent (50%) of the combined equity thereof. Notwithstanding the foregoing, for purposes of determining whether any individual may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” shall have the meaning ascribed to such term in Code Section 424(f).

2.35 “Tandem SAR” means an SAR that is granted in connection with a related Option, as described in Article 7 herein.

Article 3.	Administration

3.1 The Committee.  The Plan shall be administered by the Compensation Committee of the Board or such other committee as the Board shall select (the “Committee”). The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

3.2 Authority of the Committee.  Except as limited by law or by the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of the Company, as amended from time to time, and subject to the provisions herein, the Committee shall have full power to select the Employees, Directors and Consultants who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any Award Agreement or other agreement or instrument entered into in connection with the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and, subject to the provisions of Section 19.3 herein, amend the terms and conditions of any outstanding Award and Award Agreement. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority as identified herein.

3.3 Decisions Binding.  All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, its stockholders, Directors, Employees, Consultants and their estates and beneficiaries and any transferee of an Award.

Article 4.	Shares Subject to the Plan; Individual Limits; and Anti-Dilution Adjustments

4.1 Number of Shares Available for Grants.

(a) Subject to adjustment as provided in Section 4.3 herein, the maximum number of Shares that may be delivered pursuant to Awards under the Plan shall be 14,000,000, provided that:

(i) Shares that are potentially deliverable under an Award granted under the Plan that is canceled, forfeited, settled in cash, expires or is otherwise terminated without delivery of such Shares shall not be counted as having been delivered under the Plan.

(ii) Shares that have been issued in connection with an Award of Restricted Stock that is canceled or forfeited prior to vesting or settled in cash, causing the Shares to be returned to the Company, shall not be counted as having been delivered under the Plan.

If Shares are returned to the Company in satisfaction of taxes relating to Restricted Stock, in connection with a cash out of Restricted Stock (but excluding upon forfeiture of Restricted Stock) or in connection with the tendering of Shares by a Participant in satisfaction of the Exercise Price or taxes relating to an Award, such issued Shares shall not become available again under the Plan. Each SAR issued under the Plan will be counted as one share issued under the Plan without regard to the number of Shares issued to the Participant upon exercise of such SAR.

Shares delivered pursuant to the Plan may be authorized but unissued Shares, treasury Shares or Shares purchased on the open market.

(b) Subject to adjustment as provided in Section 4.3 herein, all Shares available under the Plan may be delivered in connection with “full value Awards,” meaning Awards other than Options, SARs, or Other Awards for which the Participant pays the grant date intrinsic value.

(c) Notwithstanding the foregoing, for purposes of determining the number of Shares available for grant as Incentive Stock Options, only Shares that are subject to an Award that expires or is cancelled, forfeited or settled in cash shall be treated as not having been issued under the Plan.

4.2 Individual Limits.  Subject to adjustment as provided in Section 4.3 herein, the following rules shall apply with respect to Awards and any related dividends or Dividend Equivalents intended to qualify for the Performance-Based Exception:

(a) Options:  The maximum aggregate number of Shares with respect to which Options may be granted in any one fiscal year to any one Participant shall be 4,000,000 Shares.

(b) SARs:  The maximum aggregate number of Shares with respect to which Stock Appreciation Rights may be granted in any one fiscal year to any one Participant shall be 4,000,000 Shares.

(c) Restricted Stock:  The maximum aggregate number of Shares of Restricted Stock that may be granted in any one fiscal year to any one Participant shall be 2,000,000 Shares.

(d) Restricted Stock Units:  The maximum aggregate number of Shares with respect to which Restricted Stock Units may be granted in any one fiscal year to any one Participant shall be 2,000,000 Shares.

(e) Performance Shares:  The maximum aggregate number of Shares with respect to which Performance Shares may be granted in any one fiscal year to any one Participant shall be 2,000,000 Shares.

(f) Performance Units:  The maximum aggregate compensation that can be paid pursuant to Performance Units awarded in any one fiscal year to any one Participant shall be $25,000,000 or a number of Shares having an aggregate Fair Market Value not in excess of such amount.

(g) Other Awards:  The maximum aggregate compensation that can be paid pursuant to Other Awards awarded in any one fiscal year to any one Participant shall be $25,000,000 or a number of Shares having an aggregate Fair Market Value not in excess of such amount.

(h) Dividends and Dividend Equivalents:  The maximum dividend or Dividend Equivalent that may be paid in any one fiscal year to any one Participant shall be $25,000,000.

4.3 Adjustments in Authorized Shares and Awards.  In the event of any equity restructuring (within the meaning of Financial Accounting Standards No. 123R), such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, the Committee shall cause an equitable adjustment to be made (i) in the number and kind of Shares that may be delivered under the Plan under Section 4.1 hereof, (ii) in the individual limitations set forth in Section 4.2 hereof and (iii) with respect to outstanding Awards, in the number and kind of Shares subject to outstanding Awards, the Exercise Price, grant price or other price of Shares subject to outstanding Awards, any performance conditions relating to Shares, the market price of Shares, or per-Share results, and other terms and conditions of outstanding Awards, in the case of (i), (ii) and (iii) to prevent dilution or enlargement of rights. In the event of any other change in corporate capitalization, such as a merger, consolidation or liquidation, the Committee may, in its sole discretion, cause an equitable adjustment as described in the foregoing sentence to be made, to prevent dilution or enlargement of rights. The number of Shares subject to any Award shall always be rounded down to a whole number when adjustments are made pursuant to this Section 4.3. Adjustments made by the Committee pursuant to this Section 4.3 shall be final, binding and conclusive.

Article 5.	Eligibility and Participation

5.1 Eligibility.  Persons eligible to participate in the Plan include all Employees, Directors and Consultants.

5.2 Actual Participation.  Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, Directors and Consultants, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 6.	Options

6.1 Grant of Options.  Subject to the terms and provisions of the Plan, Options may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

6.2 Award Agreement.  Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO. Options that are intended to be ISOs shall be subject to the limitations set forth in Code Section 422.

6.3 Exercise Price.  The Exercise Price for each grant of an Option under the Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted; provided, however, that this restriction shall not apply to Replacement Awards or Awards that are adjusted pursuant to Section 4.3 herein. No ISO granted to a Participant who, at the time the ISO is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary shall have an Exercise Price that is less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the ISO is granted.

6.4 Duration of Options.  Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. No ISO granted to a Participant who, at the time the ISO is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary shall be exercisable later than the fifth (5th) anniversary of the date of its grant.

6.5 Exercise of Options.  Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as set forth in the Award Agreement and as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6 Payment.  Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised and specifying the method of payment of the Exercise Price.

The Exercise Price of an Option shall be payable to the Company in full: (a) in cash or its equivalent, (b) by tendering Shares or directing the Company to withhold Shares from the Option having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price, (c) by broker-assisted cashless exercise, (d) in any other manner then permitted by the Committee, or (e) by a combination of any of the permitted methods of payment. The Committee may limit any method of payment, other than that specified under (a), for administrative convenience, to comply with applicable law, or for any other reason.

6.7 Restrictions on Share Transferability.  The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.8 Dividend Equivalents.  At the discretion of the Committee, an Award of Options may provide the Participant with the right to receive Dividend Equivalents, which may be paid currently or credited to an account for the Participant, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish.

6.9 Termination of Employment or Service.  Each Participant’s Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options, and may reflect distinctions based on the reasons for termination of employment or service.

6.10 Nontransferability of Options.

(a) Incentive Stock Options.  ISOs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant’s lifetime only by such Participant.

(b) Nonqualified Stock Options.  NQSOs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant’s lifetime only by such Participant. NQSOs may not be transferred for value or consideration.

Article 7.	Stock Appreciation Rights

7.1 Grant of SARs.  Subject to the terms and provisions of the Plan, SARs may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR.

The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The grant price of a Freestanding SAR shall at least equal the Fair Market Value of a Share on the date of grant of the SAR, and the grant price of a Tandem SAR shall equal the Exercise Price of the related Option; provided, however, that this restriction shall not apply to Replacement Awards or Awards that are adjusted pursuant to Section 4.3 herein.

7.2 Exercise of Tandem SARs.  A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. To the extent exercisable, Tandem SARs may be exercised for all or part of the Shares subject to the related Option. The exercise of all or part of a Tandem SAR shall result in the forfeiture of the right to purchase a number of Shares under the related Option equal to the number of Shares with respect to which the SAR is exercised. Conversely, upon exercise of all or part of an Option with respect to which a Tandem SAR has been granted, an equivalent portion of the Tandem SAR shall similarly be forfeited.

Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Exercise Price of the ISO.

7.3 Exercise of Freestanding SARs.  Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them and sets forth in the Award Agreement.

7.4 Award Agreement.  Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

7.5 Term of SARs.  The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

7.6 Payment of SAR Amount.  Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) the difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

(b) the number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

7.7 Dividend Equivalents.  At the discretion of the Committee, an Award of SARs may provide the Participant with the right to receive Dividend Equivalents, which may be paid currently or credited to an account for the Participant, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish.

7.8 Termination of Employment or Service.  Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all SARs, and may reflect distinctions based on the reasons for termination of employment or service.

7.9 Nontransferability of SARs.  SARs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant’s lifetime only by such Participant. SARs may not be transferred for value or consideration.

Article 8.	Restricted Stock

8.1 Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, Restricted Stock may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

8.2 Award Agreement.  Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction and, if applicable, Performance Period(s), the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

8.3 Other Restrictions.  The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, a requirement that the issuance of Shares of Restricted Stock be delayed, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock. The Company may retain in its custody any certificate evidencing the Shares of Restricted Stock and place thereon a legend and institute stop-transfer orders on such Shares, and the Participant shall be obligated to sign any stock power requested by the Company relating to the Shares to give effect to the forfeiture provisions of the Restricted Stock.

8.4 Removal of Restrictions.  Subject to applicable laws, Restricted Stock shall become freely transferable by the Participant after the last day of the Period of Restriction applicable thereto. Once Restricted Stock is released from the restrictions, the Participant shall be entitled to receive a certificate evidencing the Shares.

8.5 Voting Rights.  Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares during the Period of Restriction.

8.6 Dividends and Other Distributions.  Except as otherwise provided in a Participant’s Award Agreement, during the Period of Restriction, Participants holding Shares of Restricted Stock shall receive all regular cash dividends paid with respect to all Shares while they are so held, and, except as otherwise determined by the Committee, all other distributions paid with respect to such Restricted Stock shall be credited to Participants subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid and paid at such time following full vesting as are paid the Shares of Restricted Stock with respect to which such distributions were made.

8.7 Termination of Employment or Service.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain unvested Restricted Stock following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards of Restricted Stock, and may reflect distinctions based on the reasons for termination of employment or service.

8.8 Nontransferability of Restricted Stock.  Except as otherwise determined by the Committee, during the applicable Period of Restriction, a Participant’s Restricted Stock and rights relating thereto shall be available during the Participant’s lifetime only to such Participant, and such Restricted Stock and related rights may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated other than by will or by the laws of descent and distribution.

Article 9.	Restricted Stock Units and Performance Shares

9.1 Grant of Restricted Stock Units/Performance Shares.  Subject to the terms and provisions of the Plan, Restricted Stock Units and Performance Shares may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

9.2 Award Agreement.  Each grant of Restricted Stock Units or Performance Shares shall be evidenced by an Award Agreement that shall specify the applicable Period(s) of Restriction and/or Performance Period(s) (as the case may be), the number of Restricted Stock Units or Performance Shares granted, and such other provisions as the Committee shall determine. The initial value of a Restricted Stock Unit or Performance Share shall be at least equal to the Fair Market Value of a Share on the date of grant; provided, however, that this restriction shall not apply to Replacement Awards or Awards that are adjusted pursuant to Section 4.3 herein.

9.3 Form and Timing of Payment.  Except as otherwise provided in Article 17 herein or a Participant’s Award Agreement, payment of Restricted Stock Units or Performance Shares shall be made at a specified settlement date that shall not be earlier than the last day of the Period of Restriction or Performance Period, as the case may be. The Committee, in its sole discretion, may pay earned Restricted Stock Units and Performance Shares by delivery of Shares or by payment in cash of an amount equal to the Fair Market Value of such Shares (or a combination thereof). The Committee may provide that settlement of Restricted Stock Units or Performance Shares shall be deferred, on a mandatory basis or at the election of the Participant.

9.4 Voting Rights.  A Participant shall have no voting rights with respect to any Restricted Stock Units or Performance Shares granted hereunder; provided, however, that the Committee may deposit Shares potentially deliverable in connection with Restricted Stock Units or Performance Shares in a rabbi trust, in which case the Committee may provide for pass through voting rights with respect to such deposited Shares.

9.5 Dividend Equivalents.  At the discretion of the Committee, an Award of Restricted Stock Units or Performance Shares may provide the Participant with the right to receive Dividend Equivalents, which may be paid currently or credited to an account for the Participant, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish.

9.6 Termination of Employment or Service.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive a payout with respect to an Award of Restricted Stock Units or Performance Shares following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Restricted Stock Units or Performance Shares, and may reflect distinctions based on the reasons for termination of employment or service.

9.7 Nontransferability.  Except as otherwise determined by the Committee, Restricted Stock Units and Performance Shares and rights relating thereto may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 10.	Performance Units

10.1 Grant of Performance Units.  Subject to the terms and conditions of the Plan, Performance Units may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

10.2 Award Agreement.  Each grant of Performance Units shall be evidenced by an Award Agreement that shall specify the number of Performance Units granted, the Performance Period(s), the performance goals and such other provisions as the Committee shall determine.

10.3 Value of Performance Units.  The Committee shall set performance goals in its discretion that, depending on the extent to which they are met, will determine the number and/or value of Performance Units that will be paid out to the Participants.

10.4 Form and Timing of Payment.  Except as otherwise provided in Article 17 herein or a Participant’s Award Agreement, payment of earned Performance Units shall be made following the close of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Units in cash or in Shares that have an aggregate Fair Market Value equal to the value of the earned Performance Units (or a combination thereof). The Committee may provide that settlement of Performance Units shall be deferred, on a mandatory basis or at the election of the Participant.

10.5 Dividend Equivalents.  At the discretion of the Committee, an Award of Performance Units may provide the Participant with the right to receive Dividend Equivalents, which may be paid currently or credited to an account for the Participant, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish.

10.6 Termination of Employment or Service.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive a payout with respect to an Award of Performance Units following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Performance Units and may reflect distinctions based on reasons for termination of employment or service.

10.7 Nontransferability.  Except as otherwise determined by the Committee, Performance Units and rights relating thereto may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 11.	Other Awards

11.1 Grant of Other Awards.  Subject to the terms and conditions of the Plan, Other Awards may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine. Types of Other Awards that may be granted pursuant to this Article 11 include, without limitation, the payment of cash or Shares based on attainment of performance goals established by the Committee, the payment of Shares as a bonus or in lieu of cash based on attainment of performance goals established by the Committee, and the payment of Shares in lieu of cash under other Company incentive or bonus programs.

11.2 Payment of Other Awards.  Payment under or settlement of any such Awards shall be made in such manner and at such times as the Committee may determine.

11.3 Termination of Employment or Service.  The Committee shall determine the extent to which the Participant shall have the right to receive Other Awards following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, may be included in an agreement entered into with each Participant, but need not be uniform among all Other Awards, and may reflect distinctions based on the reasons for termination of employment or service.

11.4 Nontransferability.  Except as otherwise determined by the Committee, Other Awards and rights relating thereto may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 12.	Replacement Awards

Each Replacement Award shall have substantially the same terms and conditions (as determined by the Committee) as the award it replaces; provided, however, that the number of Shares subject to Replacement Awards, the Exercise Price, grant price or other price of Shares subject to Replacement Awards, any performance conditions relating to Shares underlying Replacement Awards, or the market price of Shares underlying Replacement Awards or per-Share results may differ from the awards they replace to the extent such differences are determined to be appropriate and equitable by the Committee, in its sole discretion.

Article 13.	Performance Measures

The Committee may specify that the attainment of one or more of the performance measures set forth in this Article 13 shall determine the degree of granting, vesting and/or payout with respect to Awards (including any related dividends or Dividend Equivalents) that the Committee intends will qualify for the Performance-Based Exception. The performance goals to be used for such Awards shall be chosen from among the following performance measure(s): earnings per share, economic value created, market share (actual or targeted growth), net income (before or after taxes), operating income, adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), cash flow, operating margin, share price, share price growth, total stockholder return, and strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of Subsidiaries and/or other affiliates or joint ventures. The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. Awards (including any related dividends or Dividend Equivalents) that are not intended to qualify for the Performance-Based Exception may be based on these or such other performance measures as the Committee may determine.

Achievement of performance goals in respect of Awards intended to qualify under the Performance-Based Exception shall be measured over a Performance Period, and the goals shall be established not later than ninety (90) days after the beginning of the Performance Period or, if less than (90) days, the number of days that is equal to twenty-five percent (25%) of the relevant Performance Period applicable to the Award. The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, that Awards that are designed to qualify for the Performance-Based Exception may not be adjusted upward (the Committee may, in its discretion, adjust such Awards downward).

Article 14.	Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing during the Participant’s lifetime with the Committee. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 15.	Deferrals

If permitted by the Committee, a Participant may defer receipt of amounts that would otherwise be provided to such Participant with respect to an Award, including Shares deliverable upon exercise of an Option or SAR or upon payout of any other Award. If permitted, such deferral (and the required deferral election) shall be made in accordance with, and shall be subject to, the terms and conditions of the applicable nonqualified deferred compensation plan, agreement or arrangement under which such deferral is made and such other terms and conditions as the Committee may prescribe.

Article 16.	Rights of Participants

16.1 Continued Service.  Nothing in the Plan shall:

(a) interfere with or limit in any way the right of the Company or a Subsidiary to terminate any Participant’s employment or service at any time,

(b) confer upon any Participant any right to continue in the employ or service of the Company or a Subsidiary, nor

(c) confer on any Director any right to continue to serve on the Board of Directors of the Company or a Subsidiary.

16.2 Participation.  No Employee, Director or Consultant shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive future Awards.

Article 17.	Change in Control

Except as otherwise provided in a Participant’s Award Agreement, upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(a) any and all outstanding Options and SARs granted hereunder shall become immediately exercisable; provided, however, that the Committee may instead provide that such Awards shall be automatically cashed out upon a Change in Control;

(b) any Period of Restriction or other restriction imposed on Restricted Stock, Restricted Stock Units and Other Awards shall lapse; and

(c) any and all Performance Shares, Performance Units and other Awards (if performance-based) shall be deemed earned at the target level (or if no target level is specified, the maximum level) with respect to all open Performance Periods.

Article 18.	Additional Forfeiture Provisions

The Committee may condition a Participant’s right to receive a grant of an Award, to vest in the Award, to exercise the Award, to retain cash, Shares, other Awards, or other property acquired in connection with the Award, or to retain the profit or gain realized by the Participant in connection with the Award, including cash or other proceeds received upon sale of Shares acquired in connection with an Award, upon compliance by the Participant with specified conditions relating to non-competition, confidentiality of information relating to or possessed by the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its officers, directors and affiliates, and other restrictions upon or covenants of the Participant, including during specified periods following termination of employment with or service for the Company and/or a Subsidiary.

Article 19.	Amendment, Modification, and Termination

19.1 Amendment, Modification, and Termination.  The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment that requires stockholder approval in order for the Plan to continue to comply with the New York Stock Exchange listing standards or any rule promulgated by the United States Securities and Exchange Commission or any securities exchange on which the securities of the Company are listed shall be effective unless such amendment shall be approved by the requisite vote of stockholders of the Company entitled to vote thereon within the time period required under such applicable listing standard or rule.

19.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided, however, that (except as provided in Section 4.3 hereof) the Committee does not have the power to amend the terms of previously granted Options to reduce the exercise price per share subject to such Options, or to cancel such Options and grant substitute Options with a lower exercise price per share than the cancelled Options. The Company is not permitted to purchase for cash previously granted Options with an exercise price that is greater than the Company’s trading price on the proposed date of purchase.. With respect to any Awards intended to comply with the Performance-Based Exception, any such exception shall be specified at such times and in such manner as will not cause such Awards to fail to qualify under the Performance-Based Exception.

19.3 Awards Previously Granted.  No termination, amendment or modification of the Plan or of any Award shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Participant holding such Award, unless such termination, modification or amendment is required by applicable law and except as otherwise provided herein.

19.4 Compliance with the Performance-Based Exception.  If it is intended that an Award (and/or any dividends or Dividend Equivalents relating to such Award) comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate such that the Awards (and/or dividends or Dividend Equivalents) maintain eligibility for the Performance-Based Exception. If changes are made to Code Section 162(m) or regulations promulgated thereunder to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this Article 19, make any adjustments to the Plan and/or Award Agreements it deems appropriate.

Article 20.	Withholding

20.1 Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, domestic or foreign taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

20.2 Use of Shares to Satisfy Withholding Obligation.  With respect to withholding required upon the exercise of Options or SARs, upon the vesting or settlement of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, or upon any other taxable event arising as a result of Awards granted hereunder, the Committee may require or may permit Participants to elect that the withholding requirement be satisfied, in whole or in part, by having the Company withhold, or by tendering to the Company, Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes) that could be imposed on the transaction and, in any case in which it would not result in additional accounting expense to the Company, taxes in excess of the minimum statutory withholding amounts. Any such elections by a Participant shall be irrevocable, made in writing and signed by the Participant.

Article 21.	Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company to the fullest extent permitted by Delaware law against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification is subject to the person having been successful in the legal proceedings or having acted in good faith and what is reasonably believed to be a lawful manner in the Company’s best interests. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 22.	Successors

All obligations of the Company under the Plan and with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company.

Article 23.	Legal Construction

23.1 Gender, Number and References.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. Any reference in the Plan to an act or code or to any section thereof or rule or regulation thereunder shall be deemed to refer to such act, code, section, rule or regulation, as may be amended from time to time, or to any successor act, code, section, rule or regulation.

23.2 Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

23.3 Requirements of Law.  The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

23.4 Governing Law.  To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Florida, without giving effect to conflicts or choice of law principles.

23.5 Non-Exclusive Plan.  Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable, including other incentive arrangements and awards that do or do not qualify under the Performance-Based Exception.

23.6 Code Section 409A Compliance.  To the extent applicable, it is intended that this Plan and any Awards granted under the Plan comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (collectively “Section 409A”). Any provision that would cause the Plan or any Award granted under the Plan to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

ANNEX B

LENDER PROCESSING SERVICES, INC.

ANNUAL INCENTIVE PLAN

Section 1.	Establishment and Purpose

Lender Processing Services, Inc. (hereinafter referred to as the “Company”) hereby establishes a short-term incentive compensation plan to be known as the “Lender Processing Services, Inc. Annual Incentive Plan” (hereinafter referred to as the “Plan”).

The purpose of the Plan is to enhance the Company’s ability to attract and retain highly qualified executives and to provide such executives with additional financial incentives to promote the success of the Company and its Subsidiaries. Awards payable under the Plan are intended to constitute “performance-based compensation” under Section 162(m) of the Code and regulations promulgated thereunder, and the Plan shall be construed consistently with such intention.

The Plan is effective as of July 1, 2008, and was approved by Fidelity National Information Services, Inc., as sole stockholder of the Company. The Plan will remain in effect until such time as it shall be terminated by the Board, pursuant to Section 8 herein.

Section 2.	Definitions

Unless the context requires otherwise, the following words, when capitalized, shall have the meanings ascribed below:

(a) “Board” means the Board of Directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Committee” means the Compensation Committee of the Board of Directors.

(d) “Company” means Lender Processing Services, Inc.

(e) “Participant” means the Company’s Chief Executive Officer and each other executive officer of the Company that the Committee determines, in its discretion, is or may be a “covered employee” of the Company within the meaning of Section 162(m) of the Code and regulations promulgated thereunder who is selected by the Committee to participate in the Plan.

(f) “Performance Period” means the fiscal year of the Company or such shorter or longer period as determined by the Committee.

(g) “Plan” means the Lender Processing Services, Inc. Annual Incentive Plan, as may be amended from time to time.

(h) “Subsidiary” means any corporation in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least fifty percent (50%) of the combined equity thereof.

Section 3.	Administration

The Plan shall be administered by the Compensation Committee of the Board of Directors. Subject to applicable laws and the provisions of the Plan (including any other powers given to the Committee hereunder), and except as otherwise provided by the Board, the Committee shall have full and final authority in its discretion to establish rules and take all actions, including, without limitation, interpreting the terms of the Plan and any related rules or regulations or other documents enacted hereunder and deciding all questions of fact arising in their application, determined by the Committee to be necessary in the administration of the Plan.

All decisions, determinations and interpretations of the Committee shall be final, binding and conclusive on all persons, including the Company, its Subsidiaries, its stockholders, the Participants and their estates and beneficiaries.

Section 4.	Eligibility

Eligibility under the Plan is limited to Participants designated by the Committee, in its sole and absolute discretion.

Section 5.  Form of Payment

Payment of incentive awards under the Plan shall be made in cash.

Section 6.	Determination of Incentive Awards

(a) Designation of Participants, Performance Period and Performance Objectives.  Within 90 days after the beginning of each Performance Period or, if less than 90 days, the number of days which is equal to twenty-five percent (25%) of the relevant Performance Period applicable to an award, the Committee shall, in writing, select the Participants to whom incentive awards shall be granted, designate the applicable Performance Period, establish the Target Incentive Bonus for each Participant, and establish the performance objective or objectives that must be satisfied in order for a Participant to receive an incentive award for such Performance Period. Any such performance objectives will be based upon one or more of the following performance measures, as determined by the Committee:

(i) earnings per share,

(ii) economic value created,

(iii) market share (actual or targeted growth),

(iv) net income (before or after taxes),

(v) operating income,

(vi) adjusted net income after capital charge,

(vii) return on assets (actual or targeted growth),

(viii) return on capital (actual or targeted growth),

(ix) return on equity (actual or targeted growth),

(x) return on investment (actual or targeted growth),

(xi) revenue (actual or targeted growth),

(xii) cash flow,

(xiii) operating margin,

(xiv) share price,

(xv) share price growth,

(xvi) total stockholder return, and

(xvii) strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of Subsidiaries and/or other affiliates or joint ventures.

The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(b) Target Incentive Bonus.  Each Participant will have an incentive award opportunity (the “Target Incentive Bonus”) that will be based on achieving the target performance objectives established by the Committee. The Target Incentive Bonus will be a percentage of the Participant’s annual salary at the end of the Performance Period or such other amount as the Committee may determine. If the performance objectives established by the Committee are met at the target level, the Participant will receive an incentive award equal to 100% of the Target Incentive Bonus. If the performance objectives established by the Committee are met at a level below or above the target level, the Participant will receive an incentive award equal to a designated percentage of the Target Incentive Bonus, as determined by the Committee.

(c) Maximum Award.  The maximum incentive award that may be paid under the Plan to a Participant during any fiscal year shall be $25,000,000.

(d) Committee Certification and Payment of Awards.  As soon as reasonably practicable after the end of each Performance Period, the Committee shall (i) determine whether the performance objectives for the Performance Period have been satisfied, (ii) determine the amount of the incentive award to be paid to each Participant for such Performance Period and (iii) certify such determination in writing. Awards shall be paid to the Participants following such certification by the Committee no later than the 15th day of the third month following the close of the Performance Period with respect to which the awards are made.

(e) Committee Discretion.  Notwithstanding the foregoing, the Committee retains the discretion to reduce the amount of any incentive award that would otherwise be payable to a Participant, including a reduction in such amount to zero.

Section 7.	Termination of Employment

Unless otherwise determined by the Committee, a Participant shall have no right to an incentive award under the Plan for any Performance Period in which the Participant is not actively employed by the Company or a Subsidiary on the last day of the Performance Period to which such award relates. The Committee, in its sole and absolute discretion, may impose such additional service restrictions as it deems appropriate.

Section 8.	Amendment or Termination of the Plan

The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment that requires stockholder approval in order to maintain the qualification of incentive awards as performance-based compensation pursuant to Code Section 162(m) and regulations promulgated thereunder shall be made without such stockholder approval. If changes are made to Code Section 162(m) or regulations promulgated thereunder to permit greater flexibility with respect to any incentive award or awards available under the Plan, the Committee may, subject to this Section 8, make any adjustments to the Plan and/or incentive awards it deems appropriate.

Section 9.	Taxes

Any amount payable to a Participant under this Plan shall be subject to any applicable Federal, state and/or local income and employment taxes and any other amounts that the Company is required at law to deduct and withhold from such payment.

Section 10.	General Provisions

(a) No Rights to Employment.  Nothing contained in the Plan shall create any rights of employment in any Participant or in any way affect the right and power of the Company or a Subsidiary to discharge any Participant or otherwise terminate the Participant’s employment at any time with or without cause or to change the terms of employment in any way.

(b) Non-Exclusive Plan.  Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.

(c) Unfunded Plan.  Awards under the Plan will be paid from the general assets of the Company, and the rights of Participants under the Plan will be only those of general unsecured creditors of the Company.

(d) Non-alienation of Benefits.  Except as expressly provided herein, no Participant shall have the power or right to sell, transfer, assign, pledge or otherwise encumber the Participant’s interest under the Plan.

(e) Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(f) Successors.  All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company and references to the “Company” herein shall be deemed to refer to such successors.

(g) Governing Law.  To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the state of Florida, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

(h) Code Section 409A Compliance.  To the extent applicable, it is intended that this Plan and any incentive awards granted hereunder comply with the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Any provision that would cause the Plan or any incentive award granted hereunder to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

LENDER PROCESSING SERVICES, INC.
601 RIVERSIDE AVENUE
JACKSONVILLE, FL 32204
YOUR VOTE IS IMPORTANT!
You can vote in one of three ways:
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M11807	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LENDER PROCESSING SERVICES, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS BELOW.

Vote on Directors

1.	To elect to the Board of Directors.

	Nominees:		For	Against	Abstain

	1a.	Marshall Haines	☐	☐	☐

	1b.	James K. Hunt	☐	☐	☐

Vote on Proposals						For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2009 fiscal year.					☐	☐	☐

3.	To approve the Lender Processing Services, Inc. 2008 Omnibus Incentive Plan.					☐	☐	☐

4.	To approve the Lender Processing Services, Inc. Annual Incentive Plan.					☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

Please date and sign exactly as the name appears on this proxy. When shares are held by more than one owner, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M11808
LENDER PROCESSING SERVICES, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD MAY 28, 2009
     The undersigned hereby appoints Lee A. Kennedy and Jeffrey S. Carbiener, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Lender Processing Services, Inc. held of record by the undersigned as of March 30, 2009, at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, FL 32204 on May 28, 2009, or any adjournment thereof.
     This instruction and proxy card is also solicited by the Board of Directors of Lender Processing Services, Inc. (the “Company”) for use at the Annual Meeting of Stockholders on May 28, 2009 at 10:00 a.m., Eastern Time from persons who participate in either (1) the Lender Processing Services, Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”), or (2) the Lender Processing Services, Inc. Employee Stock Purchase Plan (the “ESPP”), or (3) both the 401(k) Plan and the ESPP.
     By signing this instruction and proxy card, the undersigned hereby instructs Wells Fargo Bank Minnesota, N.A., Trustee for the 401(k) Plan and the ESPP, to exercise the voting rights relating to any shares of common stock of Lender Processing Services, Inc. allocable to the account(s) as of March 30, 2009. For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (Lender Processing Services, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717) by May 26, 2009. For shares voted by phone or Internet, the deadline is 11:59 PM on May 25, 2009. For the 401(k) Plan, the Trustee will tabulate the votes received from all participants received by the deadline and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the 401(k) Plan according to these ratios. For the ESPP, the Trustee will vote only those shares that are properly voted by ESPP participants.
(Continued on reverse side)